Exhibit 2.5

EXECUTION VERSION

SALE AND PURCHASE AGREEMENT

12 DECEMBER 2018

THE SELLERS

AND

SAMARINDA INVESTMENTS, S.L.

Allen & Overy LLP

	Part 1	Spain Companies	92
	Part 2	Portugal Company	93
11.	Accounts and Applicable Accounting Standards		94
	Part 1	Spain Companies	94
	Part 2	Portugal Company	94
12.	Completion Statement		95
	Part 1	Preparation of the Completion Statement	95
	Part 2	Pro Forma Relevant Net Debt Schedule	101
	Part 3	Pro Forma Relevant Working Capital Schedule	104
13.	Independent Accountants		107
14.	Continuing Arrangements		109
	Part 1	Spain Cluster	109
	Part 2	Portugal Cluster	112
15.	Intellectual Property		114
	Part 1	Eureka Trade Marks	114
	Part 2	Eureka Domains	115

Signatories			116

THIS AGREEMENT is made on 12 December 2018

BETWEEN:

(1)                                 INICIATIVAS CULTURALES DE ESPAÑA S.L., a private limited liability company incorporated under the laws of the Spain, whose registered office is at Avenida Fernando Alonso nº 8, Alcobendas (Madrid) (ICE);

(2)                                 LAUREATE I B.V., a private limited liability company (besloten vennootschap) incorporated under the laws of the Netherlands (registered at the Dutch commercial register with number 30124190), whose registered office is at Barbara Strozzilaan 201, 1083 HN Amsterdam, the Netherlands (Laureate and, together with ICE, the Sellers and each a Seller); and

(3)                                 SAMARINDA INVESTMENTS, S.L. a private limited liability company incorporated under the laws of Spain whose registered office is at Calle Monte Esquinza, nº 30, bajo izquierda, 28010 - Madrid, (Spain). (the Purchaser).

BACKGROUND:

(A)                               ICE owns all the issued and outstanding shares in the capital of:

(i)                                     Universidad Europea de Madrid, S.L.U.;

(ii)                                  Iniciativas Educativas de Mallorca, S.L.U.;

(iii)                               Iniciativas Educativas UEA, S.L.U.;

(iv)                              Universidad Europea de Canarias, S.L.U.; and

(v)                                 Universidad Europea de Valencia, S.L.U.,

(together, the Spain Companies and each a Spain Company), further details of which are set out in Part 1 of Schedule 2.

(B)                               Laureate owns all the issued and outstanding shares in the capital of Ensilis - Educação e Formação, Unipessoal, Lda. (the Portugal Company), further details of which are set out in Part 2 of Schedule 2.

(C)                               The Sellers wish to sell and the Purchaser wishes to purchase all the issued and outstanding shares in the capital of each Company (the Transaction) on the terms and subject to the conditions set out in this agreement.

IT IS AGREED as follows:

1.                                      INTERPRETATION

1.1                               In this agreement:

Accounts means, in respect of a Company included in a relevant table in Part 1 or Part 2 of Schedule 11, the financial statements for the year ended on the Accounts Date of that

Company that are set opposite that Company’s name in column (2) of the relevant table in Part 1 or Part 2 of Schedule 11, a copy of each of which has been disclosed in the Data Room;

Accounts Date means, in respect of a Company included in a relevant table in Part 1 or Part 2 of Schedule 11, the date that is set opposite that Company’s name in column (3) of the relevant table in Part 1 or Part 2 of Schedule 11;

Agreed Form means, in relation to any document, the form of that document which has either been initialled on the date of this agreement, in each case, for the purpose of identification by or on behalf of the Sellers and the Purchaser on or prior to the date of this agreement or, otherwise, agreed between the parties prior to Completion on customary terms (acting reasonably and in good faith);

Antitrust Authorities means, together, the Spanish Antitrust Authority and the Portuguese Antitrust Authority; and Antitrust Authority shall mean any one of them;

Antitrust Conditions has the meaning given in subclause 4.1(c);

Applicable Accounting Standards means, in respect of a Company included in a relevant table in Part 1 or Part 2 of Schedule 11 and its Accounts, the accounting principles set opposite that Company’s name in column (4) of the relevant table in Part 1 or Part 2 of Schedule 11;

Associated Persons means, in respect of a body corporate, its directors, officers, employees, contractors, representatives, agents and/or distributors;

Business means the business carried out by the Companies at the date of this agreement;

Business Day means a day (other than a Saturday or Sunday) on which banks are generally open in Amsterdam (the Netherlands), Madrid (Spain), Lisbon (Portugal) and London (United Kingdom) for normal business;

Business IT has the meaning given in paragraph 9 of Schedule 6;

Business Warranties means all the Sellers’ Warranties, other than the Title and Capacity Warranties;

Business Warranty Claim means a Warranty Claim in respect of any of the Business Warranties;

Claim means a Warranty Claim, a Specific Indemnity Claim, a Tax Covenant Claim or any other claim against any or all of the Sellers for any breach or alleged breach of this agreement or in respect of any matter arising under or out of this agreement or any other Transaction Document;

Clusters means the Spain Cluster and the Portugal Cluster; and Cluster shall mean any one of them;

Cluster member means, in relation to any Cluster, each Company that is part of the Cluster; and member of a Cluster and member of its Cluster shall be construed accordingly;

Colombia Deposit means the deposit in the amount of USD 1,499,925 paid by Universidad Europea de Madrid, S.L.U. pursuant to the application for the legal personality of Fundación

Centro Universitario Europeo before the Ministerio de Educación Nacional of Colombia in connection with potential future business operations in Colombia;

Companies means all the Spain Companies and the Portugal Company; and Company shall mean any one of them;

Completion means completion of the sale and purchase of the Sale Shares in accordance with this agreement;

Completion Date means the later of 2 April 2019 and the tenth Business Day after the Condition Satisfaction Date, provided that: (i) if that day is not immediately preceded by a Business Day it shall be the next Business Day; and (ii) if the Condition Satisfaction Date is any date on or before 1 March 2019 the Sellers and the Purchaser shall discuss in good faith (but with no obligation to agree) whether it would be mutually beneficial to each party, and not prejudicial to any party, to agree upon an earlier date;

Completion Statement means the statement of Relevant Net Debt and Relevant Working Capital of each Cluster (and also including Relevant Intra-Group Payables and Relevant Intra-Group Receivables) to be prepared in accordance with Schedule 12 and in the form of the Pro Forma Relevant Net Debt Schedule and the Pro Forma Relevant Working Capital schedule, respectively;

Conditions has the meaning given in subclause 4.1;

Condition Satisfaction Date means the first date on which all of the Conditions have been satisfied or waived in accordance with this agreement;

Continuing Arrangements means the arrangements and/or agreements specified in the tables in Part 1 and Part 2 of Schedule 14;

Corporate Guarantees means the guarantees listed in Schedule 5; and Corporate Guarantee shall mean any one of them;

Data Protection Legislation has the meaning given in paragraph 10 of Schedule 6;

Data Room means the information and the documents in the virtual data room as of 11 December 2018 operated by Merrill Corporation entitled “Project Eureka”, which is or will be encrypted on a USB stick;

DD Reports means, together, (i) the VDD Report, (ii) the legal due diligence report in relation to the Transaction dated 3 December 2018 and prepared by Linklaters and (iii) the tax due diligence report in relation to the Transaction dated 4 December 2018 and prepared by KPMG;

Disclosed Information has the meaning given in subparagraph 1.1 of Schedule 7;

Disclosure Letter means the letter of the same date as this agreement from the Sellers to the Purchaser containing disclosures to the Sellers’ Warranties;

Effective Time means 23:59;59 (Madrid time) on the Business Day immediately preceding the Completion Date;

Encumbrance means any option, right to acquire, mortgage, charge, pledge, lien or other form of security or any agreement to create any of the foregoing;

Equity Commitment Letter means the letter of the same date as this agreement between the Purchaser, the Sellers and the equity investors in the Purchaser;

Eureka Domains means the domain names set out in the table in Part 2 of Schedule 15;

Eureka Trade Marks means the trademarks set out in the table in Part 1 of Schedule 15;

Exchange Rate means the closing mid-rate of exchange for the relevant currency published in the London edition of The Financial Times on the Business Day immediately preceding the Relevant Date or, where no such rate of exchange is published, the rate quoted by National Westminster Bank plc at the close of business in London on Completion.  For the purposes of this definition, Relevant Date shall mean, save as otherwise provided in this agreement, the date on which a payment or an assessment is to be made, save that, for the following purposes, it shall mean: (i) for the purposes of subclauses 6.2 and 6.3, the date of the Sellers’ notification to the Purchaser pursuant to subclause 6.2 or 6.3, as applicable; (ii) for the purposes of subclause 3.2 to 3.4, clause 9 and Schedule 12, the date of Completion; and (iii) for the purposes of clause 10 and Schedule 6, the date at which the relevant Sellers’ Warranty is expressed to be true and accurate;

Existing Debt means, collectively, the external indebtedness for borrowed money owing by the Companies as of Completion vis-à-vis any third party financial institutions;

Fairly Disclosed means fairly disclosed in sufficient detail to enable a reasonable purchaser to assess the nature and scope of the matter disclosed;

Freehold Properties has the meaning given in subparagraph 7(a) of Schedule 6;

Group means the Companies and each of the other Group Companies, taken as a whole;

Group Companies means the Companies and the Non-Profit Entities; and Group Company means any of them;

Indebtedness Schedule has the meaning given in subclause 6.2;

Independent Accountants means such firm of accountants as may be appointed under Schedule 13;

Independent Directors means Francisco Peña, Elvira Sanz, María Luisa de Landecho, Juan Vázquez, John de Zulueta and Francisco Román;

Information Technology has the meaning given in paragraph 9 of Schedule 6;

Intellectual Property Rights has the meaning given in paragraph 8 of Schedule 6;

Lease Agreements has the meaning given in subparagraph 7(c) of Schedule 6;

Leasehold Properties has the meaning given in subparagraph 7(a) of Schedule 6;

Long Stop Date has the meaning given in subclause 4.2;

Losses means losses, costs, damages, liabilities, charges, expenses and penalties;

Management Accounts means the unaudited management accounts relating to each of the Spain Cluster and the Portugal Cluster, in each case for the 8 months ended on 31 August 2018 and prepared in accordance with US GAAP, a copy of each of which has been disclosed in the Data Room at documents 2.5.7.1 to 2.5.7.3 (in respect of the Spain Cluster) and 1.5.7.1 to 1.5.7.3 (in respect of the Portugal Cluster);

Material Agreement has the meaning given in subparagraph 6.1 of Schedule 6;

New Debt means, together, the aggregate debt undertakings to be assumed by the Companies on the Completion Date vis-à-vis third party financial institutions;

Non-Profit Entities means the Spain Company Non-Profit Entity and the Portugal Company Non-Profit Entity; and Non-Profit Entity shall mean any one of them;

Notary Public means the notary public based in Madrid designated by the Purchaser in front of whom Completion shall be carried out;

Other Claim means a Claim which is not a Warranty Claim, a Specific Indemnity Claim or a Tax Covenant Claim;

Portugal Cluster means the Portugal Company; and Portugal Cluster member shall be construed accordingly;

Portugal Company has the meaning given in Recital (B);

Portugal Company Non-Profit Entity means the non-profit association mentioned in Part 2 of Schedule 3;

Portugal Regulatory Authority means the DGES — Direção-Geral do Ensino Superior;

Portuguese Antitrust Authority means the Autoridade da Concorrência;

Portuguese Antitrust Condition has the meaning given in subclause 4.1(c);

Pro Forma Relevant Net Debt Schedule means the pro forma in Part 2 of Schedule 12;

Pro Forma Relevant Working Capital Schedule means the pro forma in Part 3 of Schedule 12;

Properties has the meaning given in subparagraph 7(a) of Schedule 6;

Purchaser’s Group means the Purchaser and all its subsidiaries from time to time, but excluding (prior to Completion) and including (after Completion) each Group Company; and member of the Purchaser’s Group shall be construed accordingly;

Purchase Price has the meaning set out in subclause 3.6;

Reference Accounts means the unaudited management accounts relating to each of the Spain Cluster and the Portugal Cluster, in each case for the year ended on 31 December 2017 and prepared in accordance with US GAAP, a copy of each of which has been disclosed in the

Data Room at documents 2.5.7.1 to 2.5.7.3 (in respect of the Spain Cluster) and 1.5.7.1 to 1.5.7.3 (in respect of the Portugal Cluster);

Regulatory Authorities means the Spain Regulatory Authorities and the Portugal Regulatory Authority, and Regulatory Authority shall mean any one of them;

Regulatory Condition has the meaning given in subclause 4.1(a);

Related Party Arrangements means any agreements (whether on written or unwritten terms) between a Group Company and any member of the Sellers’ Group; and Related Party Arrangement shall mean any one of them;

Relevant Actual Net Debt means, in respect of a Cluster, the actual amount of Relevant Net Debt of that Cluster at the Effective Time, as set out in the Completion Statement.  This amount can be a positive or negative number;

Relevant Actual Working Capital means, in respect of a Cluster, the actual amount of Relevant Working Capital of that Cluster at the Effective Time, as set out in the Completion Statement.  This amount can be a positive or negative number;

Relevant Adjusted Purchase Price has the meaning given in subclause 3.2;

Relevant Bid Amount means, in respect of all the Sale Shares in respect of a Cluster, the aggregate Euro amount set out opposite that Cluster’s name in column (5) of the relevant table in Part 1 or Part 2 of Schedule 1;

Relevant Estimated Intra-Group Payables means, in respect of a Cluster, the Sellers’ reasonable estimate of Relevant Intra-Group Payables of that Cluster at the Effective Time and as set out in the Indebtedness Schedule;

Relevant Estimated Intra-Group Receivables means, in respect of a Cluster, the Sellers’ reasonable estimate of Relevant Intra-Group Receivables of that Cluster at the Effective Time (for the avoidance of doubt, assuming repayment of the Repaid Intra-Group Receivables to the relevant Cluster members) and as set out in the Indebtedness Schedule;

Relevant Estimated Net Debt means, in respect of a Cluster, the Sellers’ reasonable estimate of Relevant Net Debt of that Cluster at the Effective Time and as set out in the Indebtedness Schedule.  This amount can be a positive or negative number;

Relevant Estimated Purchase Price has the meaning given in subclause 3.1;

Relevant Estimated Working Capital means, in respect of a Cluster, the Sellers’ reasonable estimate of Relevant Working Capital of that Cluster at the Effective Time and as set out in the Indebtedness Schedule.  This amount can be a positive or negative number;

Relevant Estimated Working Capital Adjustment means, in respect of a Cluster, the amount by which the Relevant Estimated Working Capital is greater than the Relevant Target Working Capital (in which case it will be added to the Relevant Bid Amount for the purposes of subclause 3.1) or by which it is less than the Relevant Target Working Capital (in which case it will be deducted from the Relevant Bid Amount for the purposes of subclause 3.1) and as set out in the Indebtedness Schedule;

Relevant Intra-Group Payables means, in respect of a Cluster, any indebtedness (other than Relevant Trade Debts) owing, as at the Effective Time, by the Cluster members to members of the Sellers’ Group;

Relevant Intra-Group Receivables means, in respect of a Cluster, any indebtedness (other than Relevant Trade Debts) owing, as at the Effective Time (for the avoidance of doubt, assuming repayment of the Repaid Intra-Group Receivables to the relevant Cluster members), by members of the Sellers’ Group to the Cluster members;

Relevant Net Debt means, in respect of a Cluster, the aggregate net indebtedness of the Cluster members as at the Effective Time, including (or excluding, as the case may be) those items required to be included in (or excluded from, as the case may be) the Relevant Net Debt in accordance with Schedule 12 and excluding any item or amount to the extent that it is taken into account in calculating Relevant Working Capital.  This amount can be a positive or negative number;

Relevant Purchase Price means in respect of all the Sale Shares in respect of a Cluster:

(a)                                 until such time as the Completion Statement is agreed or determined in accordance with Schedule 12, the Relevant Estimated Purchase Price; and

(b)                                 once the Completion Statement has been agreed or determined in accordance with Schedule 12, the Relevant Adjusted Purchase Price;

Relevant Seller means:

(a)                                 in relation to the Spain Companies and/or the Spain Cluster, ICE; and

(b)                                 in relation to the Portugal Company and/or the Portugal Cluster, Laureate;

Relevant Target Working Capital means, in respect of a Cluster, the aggregate Euro amount set out opposite that Cluster’s name in column (7) (in the case of the Spain Cluster) or column (6) (in the case of the Portugal Cluster) of the relevant table in Part 1 or Part 2 of Schedule 1;

Relevant Trade Debts means, in respect of a Cluster, amounts owing by way of trade credit in the ordinary course of trading as a result of goods or services supplied by a Cluster member to a member of the Sellers’ Group or vice versa;

Relevant Working Capital means, in respect of a Cluster, the aggregate working capital of the Cluster members as at the Effective Time, including (or excluding, as the case may be) those items required to be included in (or excluded from, as the case may be) the Relevant Working Capital in accordance with Schedule 12 and excluding any item or amount to the extent that it is taken into account in calculating Relevant Net Debt. This amount can be a positive or negative number;

Repaid Intra-Group Receivables means, in respect of a Cluster, the amount of indebtedness (if any) (other than Relevant Trade Debts) to be repaid by members of the Sellers’ Group to the Cluster members in the period between the date of the Indebtedness Schedule and Completion, as set out in the Indebtedness Schedule;

Replacement Director means, in respect of Company, each person communicated by the Purchaser to the Sellers no later than five Business Days prior to Completion;

Resigning Director means, in respect of a Company: (a) each person specified in the relevant table in Part 1 or Part 2 of Schedule 10 as being a director of that Company that will resign at Completion, and/or such other directors (except, in the case of Universidad Europea de Madrid S.L.U., for the Independent Directors) as may be communicated by the Purchaser to the Sellers no later than ten Business Days prior to Completion; and (b) any Resigning Independent Director;

Resigning Independent Director means, in respect of Universidad Europea de Madrid S.L.U., any Independent Director whose resignation: (a) has been requested in writing by the Purchaser to the Sellers no later than 20 Business Days prior to Completion; and (b) has been procured by the Sellers on or before Completion;

Restricted Person has the meaning set out in clause 8.1(c);

Reverse TSA means the transitional services agreement, substantially similar to the document of that name in the Agreed Form, to be entered into between the Purchaser and ICE in relation to the provision of certain services to the Sellers’ Group;

Sale Shares means, in relation to a Company, the shares or quotas in the capital of that Company set opposite that Company’s name in column (4) of the relevant table in Part 1 or Part 2 of Schedule 1;

Sanctioned Person means a person, vessel or entity that is (i) listed or referred to on, or owned or controlled by a person or entity listed or referred to on, or acting on behalf of a person or entity listed or referred to on, any Sanctions List; (ii) resident or operating in, incorporated under the laws of, or acting on behalf of a person or entity located in or organised under the laws of, any country or territory that is the target of and/or subject to any comprehensive country- or territory-wide Sanctions (including, as at the date of this agreement, Crimea, Cuba, Iran, North Korea and Syria); or (iii) owned or controlled by any of the persons listed in subparagraph (ii) above; or (iv) otherwise a target of Sanctions;

Sanctions means the economic, trade and financial sanctions laws, trade embargoes, export controls, import controls, regulations, rules and/or restrictive measures administered, enacted or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the United States Department of State, any other U.S. government entity, the United Nations Security Council, any United Nations Security Council Sanctions Committee, the European Union, any Member State of the European Union, the United Kingdom, the jurisdiction of the Purchaser’s incorporation and/or any other government, public, legislative or regulatory authority or body (including but not limited to HM Treasury);

Sanctions List means the “Specially Designated Nationals and Blocked Persons” list maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the Consolidated List of Persons and Entities subject to Sanctions maintained by the European Commission or any similar list maintained by, or public announcement of Sanctions designation made by, the United States Department of State or any other U.S. government entity, the United Nations Security Council, any United Nations Security Council Sanctions Committee, the European Union, any Member State of the European Union, the United Kingdom, the jurisdiction of the Purchaser’s incorporation and/or any other government, public, legislative or regulatory authority or body (including but not limited to HM Treasury);

Sellers’ Group means each Seller, all companies of which any Seller is a subsidiary and all subsidiaries of such companies, but excluding the Group Companies; and member of the Sellers’ Group shall be construed accordingly;

Sellers’ Lawyers means Allen & Overy LLP;

Sellers’ Warranties has the meaning given in subclause 10.1;

Senior Employees has the meaning given in subparagraph 11(a)(i) of Schedule 6;

Spain Cluster means the Spain Companies; and Spain Cluster member shall mean any one of them;

Spain Companies and Spain Company have the meaning given in Recital (A);

Spain Company Non-Profit Entity means the non-profit foundation mentioned in Part 1 of Schedule 3;

Spain Regulatory Authorities means the:

(a)                                 Consejería de Educación e Investigación de la Comunidad de Madrid;

(b)                                 Conselleria de Educación, Investigación, Cultura y Deporte de la Generalitat Valenciana; and

(c)                                  Consejería de Educación y Universidades del Gobierno de Canarias,

and Spain Regulatory Authority shall mean any one of them;

Spanish Antitrust Authority means the Comisión Nacional de los Mercados y la Competencia;

Spanish Antitrust Condition has the meaning given in subclause 4.1(b);

Specific Indemnity Claim means a claim under or in respect of subclause 11.3 or subparagraphs 2.1(b) or 2.1(c) of Schedule 8;

Surviving Clauses means clauses 1, 14, 15 and 17 to 23; and Surviving Clause means any one of them;

Tax, Taxes or Taxation means:

(a)                                 any tax or duty, or any levy, impost, charge or withholding of any country or jurisdiction having the character of taxation, wherever chargeable or imposed for support of national, state, federal, cantonal, municipal or local government or any other governmental or regulatory authority, body or instrumentality including but not limited to tax on gross or net income, profits or gains, taxes on receipts, sales, use, occupation, franchise, transfer, value added and personal property and social security taxes (and whether charged on the taxpayer in its own capacity, as a result of joint and several or secondary liability, or in some other capacity); and

(b)                                 any penalty, fine, surcharge, interest, charges or additions to taxation payable in relation to any taxation within paragraph (a);

Tax Covenant Claim means a claim under subparagraph 2.1(a) of Schedule 8;

Tax Warranties means the Sellers’ Warranties contained in paragraph 13 of Schedule 6;

Taxation Authority means any taxing or other authority competent to impose, administer or collect any Taxation;

Title and Capacity Warranties means the Sellers’ Warranties contained in subparagraphs 1.1, 1.2(a), 2.1 to 2.5 (inclusive) and 2.8 of Schedule 6;

Title and Capacity Warranty Claim means a Warranty Claim in respect of any of the Title and Capacity Warranties;

Transaction has the meaning given in Recital (C);

Transaction Documents means this agreement, the Disclosure Letter, the TSA, the Reverse TSA and the Equity Commitment Letter;

TSA means the transitional services agreement, substantially similar to the document of that name in the Agreed Form, to be entered into between ICE and the Purchaser in relation to the provision of certain services to the Companies;

US GAAP means the generally accepted accounting principles in the United States of America, including standards and interpretation issued or adopted by the Financial Accounting Standards Board;

VAT means value added tax as provided for in Council Directive 2006/112/EC (or as implemented by a Member State) and any other tax of a similar nature (including sales tax or a tax instead of or in addition to value added tax), whether imposed in a Member State or elsewhere.  For the purposes of this definition Member State has the meaning given in Council Directive 2006/112/EC;

VDD Report means the financial due diligence report titled Project Eureka — Financial Vendor Due Diligence Report produced by Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft dated 8 November 2018;

Warranty Claim means a claim for breach or alleged breach of the Sellers’ Warranties;

W&I Insurance Policy means the warranty and indemnity insurance policy with a W&I Insurance Policy Premium equal to or less than EUR 1,000,000, and related documents, which may be entered into, at the Purchaser’s sole discretion, between the Purchaser and a W&I Insurer in relation to this agreement prior to the Completion Date;

W&I Insurance Policy Premium means the actual premium and any other amounts required to be paid by the Purchaser under or in connection with any W&I Insurance Policy (including insurance premium taxes and the W&I Insurer’s legal fees, together with any applicable taxes on such fees); and

W&I Insurer means the insurer(s) identified under any W&I Insurance Policy.

1.2                               In this agreement, unless the contrary intention appears, a reference to a clause, subclause or Schedule is a reference to a clause, subclause or schedule of or to this agreement.  The Schedules form part of this agreement.

1.3                               The headings in this agreement do not affect its interpretation.

1.4                               In this agreement any reference, express or implied, to an enactment (which includes any legislation in any jurisdiction) includes:

(a)                                 that enactment as amended, extended or applied by or under any other enactment (before or after signature of this agreement);

(b)                                 any enactment which that enactment re-enacts (with or without modification); and

(c)                                  any subordinate legislation made (before or after signature of this agreement) under that enactment, including (where applicable) that enactment as amended, extended or applied as described in subparagraph (a), or under any enactment which it re-enacts as described in subparagraph (b), except to the extent that any legislation or subordinate legislation made or enacted after the date of this agreement would create or increase the liability of a Seller under this agreement.

1.5                               In this agreement:

(a)                                 words denoting persons include bodies corporate and unincorporated associations of persons;

(b)                                 references to an individual or a natural person include his estate and personal representatives;

(c)                                  subject to clause 17, references to a party to this agreement include the successors or assigns (immediate or otherwise) of that party;

(d)                                 the words including and include shall mean including without limitation and include without limitation, respectively;

(e)                                  any reference to shares or share capital includes, in the case of the Portugal Company, a reference to quotas;

(f)                                   any reference to €, EUR or Euro is to the single currency of the participating member states as defined in Council Regulation EC No. 1103/97 of 17th June, 1997 made under Article 235 of the Treaty on European Union; and

(g)                                  any reference to US$, USD or Dollars is to United Stated dollars.

1.6                               For the purposes of this agreement, a company is a subsidiary of another company, its holding company, if that other company:

(a)                                 holds a majority of the voting rights in it; or

(b)                                 has the right, either alone or pursuant to an agreement with other shareholders or members, to appoint or remove a majority of its management board or its supervisory board (if any); or

(c)                                  is a shareholder or member of it and controls alone or together with other persons, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it, or if it is a subsidiary of a company which is itself, directly or indirectly, a subsidiary of that other company.

1.7                               For the purposes of this agreement, a company is a wholly-owned subsidiary of another company if it has no members except that other and that other’s wholly-owned subsidiaries or persons acting on behalf of that other or its wholly-owned subsidiaries.

1.8                               Unless otherwise specifically envisaged in this agreement, if any amount denominated in any currency is subject to conversion for the purposes of this agreement (either for payment or for calculation) into another currency, such conversion shall be carried out at the Exchange Rate.

1.9                               General words used in this agreement shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

1.10                        The parties have participated jointly in the negotiation and drafting of this agreement. In the event that an ambiguity or question of intent or interpretation arises, this agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favouring or disfavouring any party by virtue of the authorship of any provisions of this agreement.

2.                                      SALE AND PURCHASE OF THE SALE SHARES

2.1                               Subject to the Conditions being satisfied or waived in accordance with this agreement, on Completion each Seller shall sell (and the Purchaser shall purchase) the Sale Shares, free of any Encumbrances.

2.2                               Each Seller waives all rights of pre-emption which it may have (whether under a Company’s constitutional documents or otherwise) in respect of the transfer to the Purchaser of the Sale Shares or any of them.

2.3                               Neither the Sellers nor the Purchaser shall be obliged to complete the sale and purchase of any of the Sale Shares unless the sale and purchase of all of the Sale Shares is completed simultaneously in accordance with this agreement.

3.                                      PURCHASE PRICE AND ADJUSTMENTS FOR RELEVANT NET DEBT AND RELEVANT TARGET WORKING CAPITAL

3.1                               The aggregate purchase price for the Sale Shares in the Company or Companies, as applicable, in each Cluster shall be the aggregate of:

(a)                                 the Relevant Bid Amount;

(b)                                 less the Relevant Estimated Net Debt (if positive) or plus the Relevant Estimated Net Debt (if negative, i.e. the Cluster members, as a whole, are in a net cash position);

(c)                                  plus or minus the Relevant Estimated Working Capital Adjustment,

(the Relevant Estimated Purchase Price), subject to adjustment as provided in this clause 3.  The Relevant Estimated Purchase Price for the Sale Shares in the Company or Companies, as applicable, in each Cluster shall be payable by the Purchaser at Completion.

3.2                               The amount of the Relevant Estimated Purchase Price shall be adjusted upon the Completion Statement being agreed or determined in accordance with Schedule 12 as follows (the Relevant Estimated Purchase Price, as so adjusted, being the Relevant Adjusted Purchase Price):

(a)                                 if the Relevant Actual Net Debt exceeds the Relevant Estimated Net Debt, it shall be reduced by the amount by which the Relevant Actual Net Debt exceeds the Relevant Estimated Net Debt;

(b)                                 if the Relevant Actual Net Debt is less than the Relevant Estimated Net Debt, it shall be increased by the amount by which the Relevant Actual Net Debt is less than the Relevant Estimated Net Debt;

(c)                                  if the Relevant Actual Working Capital is less than the Relevant Estimated Working Capital, it shall be reduced by the amount by which the Relevant Actual Working Capital is less than the Relevant Estimated Working Capital; and

(d)                                 if the Relevant Actual Working Capital exceeds the Relevant Estimated Working Capital, it shall be increased by the amount by which the Relevant Actual Working Capital exceeds the Relevant Estimated Working Capital.

3.3                               If:

(a)                                 the Relevant Adjusted Purchase Price exceeds the Relevant Estimated Purchase Price, the Purchaser shall make a payment to the Relevant Seller of a sum equal to that excess; or

(b)                                 the Relevant Estimated Purchase Price exceeds the Relevant Adjusted Purchase Price, the Relevant Seller shall make a payment to the Purchaser of a sum equal to that excess.

3.4                               Any such payment shall be made within five Business Days following the day on which the Completion Statement is agreed or determined in accordance with Schedule 12.

3.5                               The Relevant Estimated Purchase Price and the Relevant Adjusted Purchase Price for the Spain Cluster shall be apportioned among the Companies within that Cluster in accordance with the percentages set opposite each Company’s name in column (6) of the table in Part 1 of Schedule 1. Any adjustment to the Relevant Estimated Purchase Price or the Relevant Adjusted Purchase Price of the Spain Cluster in accordance with the terms of this agreement shall be apportioned among the Companies in that Cluster in accordance with the percentages described in this subclause 3.5. The price paid per share of each Company in the Spain Cluster shall be the amount equal to the price allocated to each Company in accordance with this subclause 3.5, divided by the total number of shares of such Company at Completion.

3.6                               The aggregate purchase price or consideration for all the Sale Shares in the Companies comprising both the Spain Cluster and the Portugal Cluster under this agreement shall be equal to the aggregate of (i) the Relevant Adjusted Purchase Price in relation to the Spain Cluster and (ii) the Relevant Adjusted Purchase Price in relation to the Portugal Cluster (the Purchase Price).

3.7                               The parties agree that, as at the Effective Time, the Relevant Estimated Net Debt of the Spain Cluster and the Portugal Cluster, on an aggregate basis, shall not be more negative than - €80,000,000 (i.e. the net cash position shall not exceed €80,000,000).  The parties agree to negotiate in good faith to find a mutually agreeable solution to deal with any surplus cash if applicable.

4.                                      CONDITIONS PRECEDENT

4.1                               The Transaction is conditional on the satisfaction or waiver in accordance with this agreement of the following conditions (the Conditions):

(a)                                 the Spain Regulatory Authorities:

(i)                                     expressly approving the Transaction in writing in respect of the Spain Cluster without imposing any conditions or commitments; or

(ii)                                  expressly approving the Transaction in writing in respect of the Spain Cluster subject to conditions or commitments which comply with subclause 4.4 below; or

(iii)                               neither rejecting nor taking a decision on the Transaction in respect of the Spain Cluster within three months from the date that the request for approval was filed or such other statutory time period in case the period is extended by the Spain Regulatory Authorities or by any other cause provided by law, and as a result the Transaction in respect of the Spain Cluster is deemed to have been allowed (aprobación por silencio positivo),

(the Condition described in this subclause 4.1(a) shall hereinafter be referred to as the Regulatory Condition); and

(b)                                 the Spanish Antitrust Authority:

(i)                                     approving the Transaction in respect of the Spain Cluster pursuant to Article 57 (2)(a) or Article 58(4)(a) of the Spanish Competition Act, in any such case without imposing any conditions or commitments; or

(ii)                                  approving the Transaction subject to commitments pursuant to Article 57(2)(b) or Article 58(4)(b) of the Spanish Competition Act where the conditions or commitments comply with subclause 4.3 below; or

(iii)                               tacitly approving the Transaction pursuant to Article 38(2) to (4) of the Spanish Competition Act after the maximum time limits set out in Articles 36(2) to (4) of the Spanish Competition Act for adoption and notification of the decisions of the Council of the Spanish Antitrust Authority, the Minister of Economy or the Council of Minister have elapsed,

(the Condition described in this subclause 4.1(b) shall hereinafter be referred to as the Spanish Antitrust Condition); and

(c)                                  the Portuguese Antitrust Authority:

(i)                                     taking a decision under Article 50(1)(a) of the Portuguese Competition Act, that the Transaction does not give rise to a concentration falling within the scope of the Competition Act; or

(ii)                                  taking a decision under Article 50(1)(b) of the Portuguese Competition Act, not opposing the Transaction or being deemed to have done so under Article 50(4) (in any such case without imposing any conditions or commitments or subject to commitments, where the conditions or commitments comply with subclause 4.3 below); or

(iii)                               after having initiated proceedings pursuant to Article 50(1)(c) of the Portuguese Competition Act, taking a decision under Article 53(1)(a) not opposing the Transaction, without imposing any conditions or commitments, or being deemed to have done so under Article 53(5) of the Portuguese Competition Act; or

(iv)                              after having initiated proceedings pursuant to Article 50(1)(c) of the Portuguese Competition Act, taking a decision under Article 53(1)(a) not opposing the Transaction, subject to commitments, where the conditions or commitments comply with subclause 4.3 below,

(the Condition described in this subclause 4.1(c) shall hereinafter be referred to as the Portuguese Antitrust Condition and, together with the Spanish Antitrust Condition, the Antitrust Conditions).

4.2                               The Purchaser must use its best endeavours to procure that the Conditions are satisfied as soon as possible and (in any event) before 15 May 2019 (the Long Stop Date).

4.3                               Antitrust Conditions

Without prejudice to subclause 4.2, the Purchaser shall:

(a)                                 commence pre-notification contacts with the Spanish Antitrust Authority and the Portuguese Antitrust Authority, within 10 Business Days of the date of execution of this agreement and formally notify, by way of a complete and accurate filing, the Transaction to the relevant Antitrust Authority thereafter, as soon as (and, in any event, within one Business Day after) the pre-notification phase is finalised;

(b)                                 keep the Sellers informed about the status of the clearance of the Antitrust Conditions;

(c)                                  co-operate with the relevant Antitrust Authority and provide it with all information reasonably required by said authority, provided that such information is available to the Purchaser (including information which the Purchaser is able to obtain in compliance with applicable law);

(d)                                 offer, accept and comply with, and procure that each other member of the Purchaser’s Group shall offer, accept and comply with, all conditions or obligations imposed by any relevant Antitrust Authority on the Companies or a member of the Purchaser’s Group in order for it to approve the Transaction;

(e)                                  offer to restructure or reorganise the activities and/or business(es) of the Group Companies, and/or of any member of the Purchaser’s Group, to satisfy any conditions or obligations imposed by any relevant Antitrust Authority, including with respect to the sale, divestiture, license or other disposition of any assets or businesses of the Purchaser, any other member of the Purchaser’s Group or any Group Company; and

(f)                                   not do any act or thing, and shall procure that no other member of the Purchaser’s Group does any act or thing, that impedes or delays the satisfaction of each Antitrust Condition by no later than the Long Stop Date.

4.4                               Regulatory Condition

Without prejudice to subclause 4.2, the Purchaser shall:

(a)                                 submit a complete and accurate filing to each Regulatory Authority within 10 Business Days following the date of this agreement, such filing to include: (i) reasonable evidence that it is not an entity restricted or prohibited from owning a private university in Spain; and (ii) an undertaking to be subrogated to any rights and obligations of ICE that have been Fairly Disclosed;

(b)                                 keep the Sellers informed about the status of the clearance of the Regulatory Condition;

(c)                                  co-operate with the Regulatory Authority and provide it with all information reasonably required by said authority, provided that such information is available to the Purchaser (including information which the Purchaser is able to obtain in compliance with applicable law);

(d)                                 consider in good faith and discuss with the Sellers all conditions or obligations that may be required or imposed by any relevant Regulatory Authority in order for it to approve the Transaction.  The Purchaser shall be obliged to offer or accept any commitments or conditions that consist of:

(i)                                     the granting or procuring of guarantees by a member of the Purchaser’s Group or the Spain Cluster in favour of a Regulatory Authority, including:

(A)                               any personal guarantee(s) to be granted by a member of the Purchaser’s Group or the Spain Companies; and/or

(B)                               any unsecured banking guarantee; and/or

(C)                               any secured banking guarantees; and/or

(ii)                                  the restructure or reorganisation of the activities and/or business(es) of the Group Companies, and/or of any member of the Purchaser’s Group, including with respect to the sale, divestiture, license or other disposition of any assets or businesses of the Purchaser, any other member of the Purchaser’s Group or any Group Company; and

(e)                                  not do any act or thing, and shall procure that no other member of the Purchaser’s Group does any act or thing, that impedes or delays the satisfaction of the Regulatory Condition by no later than the Long Stop Date.

4.5                               Without prejudice to subclauses 4.2, 4.3 and 4.4, the Purchaser must:

(a)                                 use its best endeavours to avoid any filing being declared incomplete by a Regulatory Authority or Antitrust Authority and to avoid the suspension of any review periods of any Regulatory Authority or Antitrust Authority;

(b)                                 not withdraw a filing made to any Regulatory Authority or Antitrust Authority without the Sellers prior approval;

(c)                                  promptly notify the Sellers of any communication (whether written or oral) from any Regulatory Authority or Antitrust Authority;

(d)                                 give the Sellers reasonable notice of all meetings and telephone calls with any Regulatory Authority or Antitrust Authority and give a reasonable opportunity to participate in them (except to the extent that a Regulatory Authority or Antitrust Authority expressly requests that the Sellers should not be present at the meeting or part or parts of the meeting) and provide the Sellers with a written summary of any material information arising out of or any material communication made in connection with such meeting or telephone call as soon as possible thereafter (save to the extent that the Regulatory Authority or Antitrust Authority expressly requests that the Sellers should not be provided with such information);

(e)                                  provide the Sellers with drafts of all written communications intended to be sent to any Regulatory Authority or Antitrust Authority, give the Sellers a reasonable opportunity to comment on them, not send such communications without the prior approval of the Sellers (such approval not to be unreasonably withheld or delayed) and provide the Sellers with final copies of all such communications (except that in relation to all disclosure under this subclause, confidential material may be redacted so long as the Purchaser acts reasonably in identifying such material for redaction, and provided that all such confidential material is provided to the Sellers’ Lawyers on an attorney only basis); and

(f)                                   without prejudice to the above, keep the Sellers reasonably informed as to progress towards satisfaction of each Condition.

4.6                               The Sellers shall use their respective reasonable best endeavours to provide, or cause any Group Company to provide, promptly to the Purchaser, to the extent legally permitted, all reasonably necessary information and assistance in connection with all actions to be taken to ensure the satisfaction of a Condition, including the preparation and making of filings, provided that the Sellers shall not be required to disclose to the Purchaser directly any competitively sensitive or confidential information related to its business and/or the business of any other member of the Sellers’ Group, although the parties acknowledge and agree that such information may be disclosed to the external counsel of the Purchaser or directly to a Regulatory Authority or Antitrust Authority on the basis that such information is not disclosed to the Purchaser.

4.7                               In the event that the Regulatory Authorities would require a restructuring of the holding structure of the Group Companies proposed by the Purchaser pursuant to subclause 17.2, the Sellers and the Purchaser shall cooperate in good faith to find a mutually agreeable solution that would allow both the satisfaction of the Regulatory Condition and the compliance with the Sellers with the undertaking pursuant to subclause 3.7.

4.8                               The Purchaser shall give notice to the Sellers of the satisfaction of a Condition within two Business Days of becoming aware of the same.  The Purchaser shall disclose, by notice to the Sellers, anything that will or may prevent a Condition from being satisfied by the Long Stop Date, immediately upon it coming to the Purchaser’s attention, including any statement from a Regulatory Authority or Antitrust Authority that it intends to withhold it’s approval of, or raise an objection to, or impose a condition on or following, the acquisition of the relevant Sale Shares by the Purchaser.

4.9                               If the Conditions are not satisfied or waived in accordance with this agreement on or before 5 pm (UK time) on the Long Stop Date or become incapable of satisfaction before the Long Stop Date:

(a)                                 except for this subclause and the Surviving Clauses, all the provisions of this agreement shall lapse and cease to have effect and no party shall have any claim against any other party under this agreement, save for any claim arising from breach of any obligation contained in clause 4 and without prejudice to subclause 4.9(b); but

(b)                                 neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities of any party in respect of damages for non-performance of any obligation under this agreement falling due for performance prior to such lapse and cessation.

5.                                      PRE-COMPLETION

5.1                               Pending Completion, the Sellers shall, to the extent that they are legally able, procure that, subject to subclause 5.2 below:

(a)                                 each Company shall carry on its Business in the ordinary and usual course as carried out in the 12 months prior to the date of this agreement and (other than in relation to Iniciativas Educativas de Mallorca, S.L.U. and Iniciativas Educativas UEA, S.L.U.) with a view to carrying on its Business as a going concern; and

(b)                                 without prejudice to the generality of the above, no Company shall:

(i)                                     amend the Company’s by-laws, including the approval of any increase or decrease of its share capital; or

(ii)                                  transfer, encumber, grant options or rights over the shares of the Company; or

(iii)                               approve any statutory merger (fusión), spin-off (escisión), global transfer of assets and liabilities (cesión global de activos y pasivos), transformation (transformación) or any other structural reorganisation of the Company; or

(iv)                              file a petition for insolvency or other similar order of the Company; or

(v)                                 incur any capital expenditure exceeding EUR 1,000,000, with the exception of expenditure in the ordinary and usual course of its business or within the budget of the then current financial year; or

(vi)                              dispose of or grant any option or right of pre-emption in respect of any material part of its assets, except in the ordinary course of its business; or

(vii)                           acquire or dispose of, or enter into M&A arrangements, or enter into any agreements for, or in relation with, the acquisition or disposal of: (a) any share, shares or other interest in any company or partnership; or (b) any property, real estate and/or any other material assets or any right to acquire any such property, real estate and/or other material assets; or

(viii)                        enter into, terminate or change any of the terms or conditions of any property lease or tenancy agreements; or

(ix)                              borrow any money except borrowings from members of the Sellers’ Group or another Group Company or borrowings pursuant to existing working capital facilities available to the Group as at the date of this agreement; or

(x)                                 make any loans, except loans to members of the Sellers’ Group or another Group Company in compliance with subclause 5.4; or

(xi)                              repay the Existing Debt, except repayments of principal and/or interest required in accordance with the terms of the relevant agreement or arrangement relating to the relevant Existing Debt; or

(xii)                           enter into any guarantee, indemnity or other agreement to secure any obligation of a third party or create any Encumbrance over any of its assets or undertaking in any such case or amend the terms and conditions of any of the existing guarantees; or

(xiii)                        assign, terminate or amend any agreements which, given their value or strategic importance, are material to the business of the Companies taken as a whole; or

(xiv)                       initiate a new line of business, cease its activity with respect to an existing line of business or transfer a line of business; or

(xv)                          open new universities, clinics or residences or cease the activities, in whole or in part, of any of the universities, clinics and/or residences currently operated by the Companies; or

(xvi)                       expand the Business by entering any countries other than Spain or Portugal; or

(xvii)                    institute or settle any legal proceedings in relation to claims exceeding EUR 250,000 except for debt collection in the ordinary and usual course of business; or

(xviii)                 knowingly take steps to procure payment by any debtor generally in advance of the date on which debts are usually payable in accordance with the standard terms of business of the Company or (if different) the period extended to any particular debtor in which to make payment; or

(xix)                       knowingly delay making payment to any creditors generally beyond the date on which payment of the relevant debt should be paid in accordance with the standard terms of business of the relevant creditors (or if different) the period extended by creditors in which to make payment; or

(xx)                          materially amend the terms on which goods, facilities or services are supplied; or

(xxi)                       enter into, terminate or change any of the terms or conditions of any Material Agreements; or

(xxii)                    declare, make or pay any dividend, reserves distribution or other distribution other than pursuant to subclause 5.4; or

(xxiii)                 make any material change in the terms and conditions of employment of any Senior Employee; or

(xxiv)                modify any aspect of the remuneration policy and/or employment conditions of the Group in any material respect other than: (i) in accordance with the terms of contracts in force as of the date hereof; (ii) in accordance with collective bargaining agreements; (iii) as required by applicable law; or (iv) in accordance with the budget of the then current financial year; or

(xxv)                   create, issue, purchase or redeem any shares; or

(xxvi)                knowingly permit any of its insurance to lapse; or

(xxvii)             change in any material respect its accounting and/or tax procedures, principles or practices; or

(xxviii)          agree, conditionally or otherwise, to do any of the foregoing.

5.2                               The Sellers may do and/or procure or permit that a Company does any of the matters in the preceding subclause with the prior consent of the Purchaser (not to be unreasonably withheld, conditioned or delayed), including a deemed consent pursuant to subclause 5.3, or without such consent:

(a)                                 if reasonably undertaken in an emergency or disaster situation; or

(b)                                 to comply with any legal or regulatory requirements; or

(c)                                  if required to give effect to, or permitted by, the terms of any of the Transaction Documents; or

(d)                                 if undertaken to repay any indebtedness owing by members of the Sellers’ Group to the Cluster members (including the Repaid Intra-Group Receivables (if any)) or by Cluster members to members of the Sellers’ Group; or

(e)                                  if undertaken to give effect to:

(i)                                     the reorganisation of the Sellers’ parent’s indirect interest in IEDE Institute for Executive Development Mexico SA de CV (IEDE Mexico), in terms of which Universidad Europea de Madrid, S.L.U will distribute or dispose of all of its interest in IEDE Mexico in the form agreed with the Purchaser acting reasonably; or

(ii)                                  the assignment of the Colombia Deposit by Universidad Europea de Madrid, S.L.U. to a member of the Sellers’ Group or the cancellation of the Colombia Deposit; or

(iii)                               the resignation of Universidad Europea de Madrid, S.L.U. from the board of trustees of Bilgi Eğitim ve Kültür Vakfı (Bilgi Education and Culture Foundation); or

(iv)                              the assignment of any of the Eureka Trade Marks or Eureka Domains to the Companies, as more particularly described in subclause 7.3; or

(v)                                 the withdrawal by Universidad Europea de Madrid, S.L.U. of its application (no. 2018 36745) for registration in the Dominican Republic of the “Universidad Europea LAUREATE INTERNATIONAL UNIVERSITIES” trade mark; or

(vi)                              the extension of the D&O insurance coverage referred to in subclause 5.7 below; or

(vii)                           the reimbursement or distribution in cash by Ensilis — Educação e Formação, Unipessoal, Lda. of supplementary cash contributions in the amount of EUR 5,687,000; or

(f)                                   if requested by the Purchaser in writing.

5.3                               A request for the Purchaser’s consent under subclause 5.1 (as referred to in subclause 5.2) may be sent by e-mail to the Purchaser at:

Name: Pedro López de Guzmán

E-mail: pedro.lopez@permira.com

Cc: Carmen Burgos Alcaide

E-mail: carmen.burgos@linklaters.com

The Purchaser must, within five Business Days of receiving a request for written consent under subclause 5.1, either give such consent or inform the Sellers that its request has been refused (giving reasonable details of the grounds for refusal).  Such consent or refusal of consent may be given by e-mail.  If the Purchaser’s consent or refusal to consent is not received by the Sellers within the period specified above the Purchaser shall be deemed to have consented to the taking of the relevant action.

5.4                               The Parties acknowledge that the Sellers shall be entitled prior to the Completion Date to create additional Relevant Intra-Group Receivables through the execution by the Sellers or other members of the Sellers’ Group and the Companies of upstream loans, as long as the Companies have sufficient cash to operate their Business as a going concern.

5.5                               Pending Completion, the Sellers shall, and shall procure that the Companies shall, allow the Purchaser and its agents, upon reasonable notice and at the Purchaser’s cost, access to, and to take copies of, the books, records and documents of or relating in whole or in part to the Companies, provided that: (a) the obligations of the Sellers under this subclause shall not extend to allowing access to information which is commercially sensitive information of the Companies if such information cannot be shared with the Purchaser prior to Completion in compliance with applicable law; and (b) the above shall not give the Purchaser or its agents any right to give instructions or otherwise interfere with the management and conduct of any Company.

5.6                               The Sellers undertake to use commercially reasonable endeavours to obtain all Third Party Consents (as defined in the TSA), in the same terms as if the TSA would have been in effect as of the date of this agreement and the costs incurred in obtaining those consents shall be apportioned between the parties on the same basis as such costs would be apportioned if the TSA would have been in effect as of the date of this agreement. If at any time the Sellers become aware that any such Third Party Consent will not be obtained in due course, the Sellers shall notify the Purchaser and provide all reasonable assistance to the Purchaser to enable the Service Recipients (as defined in the TSA) to put in place alternative arrangements for the provision of replacement or equivalent services.  If, prior to Completion, the Sellers become aware: (a) that any Third Party Agreement (as defined in the TSA) is going to expire or be terminated during the relevant Service Term (as defined in the TSA); or (b) of any material current or historic and on-going breach (if it occurred in the 6 months before the date of this agreement) by the Group of the Sellers’ written policies, standards and procedures relating to the security, integrity and confidentiality of information technology systems, the Sellers shall promptly notify the Purchaser.

5.7                               The Sellers undertake to negotiate with its D&O insurance provider, execute any documents and pay any premiums necessary to make the D&O insurance coverage from which the Companies and/or their directors and officers have benefitted and will benefit until Completion remain in full force and effect in relation to acts or omissions committed prior to Completion by the Companies or their directors and officers in office until the Completion Date.

5.8                               The Sellers undertake to use their best endeavours to procure the assignment of the Colombia Deposit by Universidad Europea de Madrid, S.L.U. to a member of the Sellers’ Group or the cancellation of the Colombia Deposit prior to the Completion Date.

5.9                               Pending Completion and subject to subclause 5.12, the Sellers shall use commercially reasonable endeavours, at the Purchaser’s sole cost, to cooperate and to perform and cause the Companies to cooperate and perform all actions reasonably required from a commercial standpoint by the Purchaser in order to (i) cancel the Existing Debt at Completion; and (ii) enter into the New Financing at Completion. In particular, pending Completion, the Sellers shall use commercially reasonable endeavours to cooperate and to perform and cause the Companies to cooperate with and assist the Purchaser:

(a)                                 in any matters reasonably requested by the Purchaser related to the repayment and cancellation in full of the Existing Debt, including the issuance of repayment notices, the release and cancellation of any related guarantees or security;

(b)                                 in any matters reasonably requested by the Purchaser related to the New Financing, including the granting of new guarantees or securities by the Purchaser and/or any Company;

(c)                                  in any matters reasonably requested by the Purchaser related to the syndication of the New Debt; and

(d)                                 in the Purchaser’s relationship with its underwriters and/or financing banks, by (I) giving reasonable access to books, records and documentation of the Companies; and (II) giving reasonable access to management, directors and employees, to the extent reasonably required in connection with the New Financing.

5.10                        Pending Completion and subject to subclause 5.12, the Sellers shall use commercially reasonable endeavours, at the Purchaser’s sole cost, to cooperate and to perform and cause the Companies to cooperate and perform all actions reasonably required from a commercial standpoint by the Purchaser so as to negotiate and incept the W&I Insurance Policy. In particular, pending Completion, the Sellers shall use commercially reasonable endeavours to cooperate and to perform and cause the Companies to cooperate with and assist the Purchaser:

(a)                                 in any matters reasonably requested by the Purchaser related to providing further information and/or documents in addition to those included in the Data Room, as requested by the potential W&I Insurers; and

(b)                                 in any other matters reasonably requested by the Purchaser related to the W&I Insurance Policy, as reasonably requested by the potential W&I Insurers or as reasonably necessary to negotiate and incept the W&I Insurance Policy.

5.11                        Each Seller shall, and shall procure that its affiliates and other related persons shall, provide to the Purchaser as soon reasonably practicable following the date of this agreement such materials and information with respect to that Seller (and, to the extent applicable, its directors, shareholders, affiliates and other relevant parties) as reasonably requested by the Purchaser to satisfy its or its affiliates’ (including, for the avoidance of doubt, Permira VI G.P. Limited’s) obligations under the UK Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017 and the Joint Money Laundering Steering Group Guidance Notes (or analogous equivalent).

5.12                        Nothing in subclauses 5.9, 5.10 and/or 5.11 shall require such cooperation or performance of actions to the extent it would, or would be reasonably likely to: (a) interfere unreasonably with the business or operations of any member of the Group; (b) require any member of the Group to take any action that will conflict with or violate any such member of the Group’s constitutional documents or any laws; or (c) require any member of the Group to pay any fee or provide any indemnity, in each case to the extent effective prior to Completion.

5.13                        The Sellers have disclosed to the Purchaser the possibility that one or more of the Companies has considered entering into a public-private partnership transaction (the PPP Matter).  The Purchaser agrees to evaluate and negotiate in relation to the PPP Matter in good faith during the period prior to Completion.

6.                                      COMPLETION

6.1                               Completion shall take place at the offices of the Notary Public in Madrid (or at such other place as the Sellers and the Purchaser may agree in writing) on the Completion Date.

6.2                               As soon as reasonably practicable (and in any event within five Business Days) following the Condition Satisfaction Date, the Sellers shall provide the Purchaser with a schedule setting out the following in respect of each Cluster (the Indebtedness Schedule):

(a)                                 the Relevant Estimated Purchase Price (including its allocation to each Company within the Cluster);

(b)                                 the Relevant Estimated Net Debt (including its allocation to each Company within the Cluster);

(c)                                  the Relevant Estimated Intra-Group Payables;

(d)                                 the Relevant Estimated Intra-Group Receivables;

(e)                                  the Repaid Intra-Group Receivables (if any);

(f)                                   the Relevant Estimated Working Capital;

(g)                                  the Relevant Estimated Working Capital Adjustment; and

(h)                                 the estimated amount of the Relevant Trade Debts.

6.3                               If Completion is deferred beyond the intended Completion Date in accordance with the terms of this agreement and the Indebtedness Schedule has been provided by the Sellers to the Purchaser prior to such deferral occurring, the Sellers may provide a revised Indebtedness Schedule to the Purchaser in accordance with subclause 6.2 and the Indebtedness Schedule previously provided shall cease to apply for all purposes.

6.4                               At Completion the Sellers and the Purchaser shall do or procure the performance of all actions respectively required of them under this clause 6 and Part 1 and Part 2 of Schedule 9.

6.5                               At Completion:

(a)                                 the Purchaser shall:

(i)                                     pay or procure payment to each Relevant Seller of:

(A)                               the Relevant Estimated Purchase Price for the Sale Shares being sold by that Relevant Seller; and

(B)                               the Relevant Estimated Intra-Group Payables in respect of the relevant Cluster (the payment of the Relevant Estimated Intra-Group Payables to be made as contemplated in subclause 9.1);

(ii)                                  deliver to the Sellers an original counterpart of the TSA and the Reverse TSA, in each case duly executed on behalf of the Purchaser;

(iii)                               provide the Sellers with evidence of the full release of each identified member of the Sellers’ Group that is a party to a Corporate Guarantee, such release to be on terms agreed by the parties, whether as a result of the provision by the Purchaser (or by any other member of the Purchaser’s Group) of suitable replacement guarantees or otherwise;

(iv)                              to the extent a W&I Insurance Policy has been incepted by the Purchaser, provide the Sellers with evidence that the W&I Insurance Policy Premium has been paid to, or as directed by, the W&I Insurer in accordance with any W&I Insurance Policy; and

(v)                                 to the extent a W&I Insurance Policy has been incepted by the Purchaser, deliver a fully executed copy of any W&I Insurance Policy to the Sellers, together with evidence reasonably satisfactory to the Sellers that cover under such W&I Insurance Policy is unconditional on and from Completion or deliver evidence to the Sellers that such W&I Insurance Policy includes an express waiver from the W&I Insurer of any rights of subrogation that they might have against a Seller (except in the case of fraud by that Seller);

(b)                                 each Relevant Seller shall pay or procure payment of the Relevant Estimated Intra-Group Receivables in respect of the relevant Cluster to the Purchaser as contemplated in subclause 9.3;

(c)                                  to the extent not repaid prior to Completion, each Relevant Seller shall pay or procure payment of the Repaid Intra-Group Receivables to the relevant Cluster members to which they are owed;

(d)                                 the Sellers shall deliver to the Purchaser an original counterpart of the TSA and the Reverse TSA, in each case duly executed on behalf of ICE; and

(e)                                  the Purchaser shall take any acts required, and the Sellers shall carry out any acts required in accordance with subclause 5.9 to cooperate and cause the Group Companies to cooperate, in relation to the cancellation of the Existing Debt and the entering into the New Financing at Completion.

6.6                               No party shall be obliged to complete the sale and purchase of the Sale Shares unless all of the obligations of the respective parties which are to be performed on Completion are performed on the same date and in accordance with the terms of this agreement. The Purchaser (in the case of a default by a Seller) or the Sellers (in the case of a default by the Purchaser) shall be entitled (in addition to and without prejudice to all other rights or remedies available, including the right to claim damages) by written notice to the Sellers or the Purchaser, as the case may be:

(a)                                 to fix a new date for Completion (being not more than ten Business Days after the Completion Date) (and the provisions of this clause 6 shall apply to Completion as so deferred, provided that such deferral can only occur once); or

(b)                                 to effect Completion, as far as practicable, having regard to the defaults which have occurred.

6.7                               Subject to Completion having first been deferred for a period of up to ten Business Days under subclause 6.6(a) and the parties having used reasonable endeavours to effect Completion during that period, the Purchaser (in the case of a default by a Seller) or the Sellers (in the case of a default by the Purchaser) shall be entitled (in addition to and without prejudice to all other rights or remedies available, including the right to claim damages) by written notice to the Purchaser or the Sellers, as the case may be, to terminate this agreement (other than the Surviving Clauses).  If for any reason Completion does not occur any action taken shall be deemed not to have occurred and the parties shall take all action necessary to restore them to their respective positions prior to such actions being taken.

7.                                      POST-COMPLETION COVENANTS

7.1                               As soon as reasonably practicable (and, in any event, within 30 days) after Completion, the Purchaser shall procure that the Portugal Company gives notice to the Portugal Regulatory Authority of the change in control of the Portugal Company in the form required by, and otherwise in accordance with, applicable law.

7.2                               As soon as reasonably practicable (and, in any event, within 3 months) after Completion, the Purchaser shall procure that no Group Company:

(a)                                 uses or displays (including on or in its business stationery, documents, signs, promotional materials or website) any name, mark (including pursuant to the application (no. 2018 36745) for registration in the Dominican Republic of the “Universidad Europea LAUREATE INTERNATIONAL UNIVERSITIES” trade mark) or logo which is the same as or similar to, or is likely to be confused or associated with, any name, mark or logo of a member of the Sellers’ Group; or

(b)                                 otherwise represents that a Seller or any other member of the Sellers’ Group retains any connection with any of the Group Companies.

7.3                               The Sellers shall use reasonable endeavours to effect the transfers of the Eureka Trade Marks and the Eureka Domains to the relevant Companies on the terms of this subclause prior to or at Completion.  To the extent not already entered into prior to Completion, as soon as reasonably practicable after Completion the Sellers shall use reasonable endeavours to ensure that the members of the Sellers’ Group listed as the relevant transferors in the relevant table in Part 1 or Part 2 of Schedule 15, and the Purchaser shall use reasonable endeavours to ensure that the relevant Companies listed as the relevant transferees in the relevant table in Part 1 or Part 2 of Schedule 15, shall enter into:

(a)                                 customary trade mark assignment agreements for the assignment of the Eureka Trade Marks; and

(b)                                 customary domain transfer agreements for the transfer of the Eureka Domains,

to the relevant Companies, all of it:

(i)                                     at no or nominal cost to the Group Companies; and

(ii)                                  without any residual rights for any member of the Sellers’ Group (including, for the avoidance of doubt, any residual licence for the use of the Eureka Trade Marks and/or the Eureka Domains).

7.4                               For so long after Completion as any member of the Sellers’ Group remains the registered holder of any Eureka Trade Mark or Eureka Domain, the Sellers shall procure that such member of the Sellers’ Group shall hold that Eureka Trade Mark or Eureka Domain and any rights deriving from them in trust for the relevant Company listed as the relevant transferee in the table above.

8.                                      NON-COMPETITION AND NON-SOLICITATION

8.1                               In this clause 8:

(a)                                 Key Employee means (i) an employee of a Group Company earning more than EUR 100,000 per annum (taking into account both the fixed salary and bonus on the basis that 100% of the relevant target is achieved) and in any event including the persons identified in slide 18 of the Project Eureka Confidential Information Memorandum dated October 2018 and (ii) those professors and/or department heads identified by the management of the Companies as other key employees of the Group, being Margarita Gómez, Lisbet Gutierrez, Gleyvis Coro, Mánuel Martinez-Selles, María Luisa Somacarrera, Emília Condés, Pilar Capilla, Beatriz Gal, Almudena Fernandez-Vaquero and Juan Jose Beunza;

(b)                                 Restricted Activity means the business of:

(i)                                     any multidisciplinary post-secondary education institution operating in Spain which is or is likely to be competitive or in competition with the universities or post-secondary education schools operated by the Companies within the Spain Cluster as of the date of this agreement and/or as at Completion; or

(ii)                                  any multidisciplinary post-secondary education institution operating in Portugal which is or is likely to be competitive or in competition with the universities or post-secondary education institutions operated by the Portugal Company as of the date of this agreement and/or as at Completion.

For clarification purposes, the parties agree that no online based multidisciplinary post-secondary education activities conducted by the Seller or any entities within the Sellers’ Group as of the date of this agreement which can be undertaken by Spanish and/or Portuguese citizens and/or persons who are residents in Spain and/or Portugal shall be considered to be a Restricted Activity, unless said activities are specifically and mainly addressed at Spanish and/or Portuguese citizens and/or persons who are residents in Spain and/or Portugal;

(c)                                  Restricted Person means any director, officer or senior executive (being an employee with the position of vice president or above) of any member of the Sellers’ Group or any other employee of a member of the Sellers’ Group with whom the Purchaser or any other member of the Purchaser’s Group has come into contact in connection with the negotiation of this agreement and the transactions contemplated by this agreement.

8.2                               Each Seller covenants with the Purchaser and each Group Company that it shall not and shall procure that no other member of the Sellers’ Group shall:

(a)                                 for a period of 24 months after Completion own or operate any business which carries on a Restricted Activity; or

(b)                                 for a period of 24 months after Completion induce or attempt to induce any person who is at Completion a Key Employee of a Group Company to leave the employment of that Group Company.

8.3                               The Purchaser covenants with each Seller and each other member of the Sellers’ Group that it shall not and shall procure that no other member of the Purchaser’s Group including each Group Company shall for a period of 24 months after Completion induce or attempt to induce any Restricted Person to leave the employment of the relevant member of the Sellers’ Group.

8.4                               The restrictions in subclause 8.2(a) shall not:

(a)                                 prevent any member of the Sellers’ Group from holding shares or debentures in a listed company that carries on a Restricted Activity, provided such shares or debentures confer not more than 5% of the votes which could normally be cast at a general meeting of that company; or

(b)                                 apply (or as the case may be shall cease to apply) to the extent that any member of the Sellers’ Group after Completion acquires any company or business and, as a result of that acquisition, acquires a company or business which carries on a Restricted Activity (the Relevant Interest), provided that the Relevant Interest represents no more than 15% of the company or business acquired; or

(c)                                  prevent the Sellers’ Group from carrying on the business(es) or range of business(es) carried on by the Sellers’ Group at Completion or the expansion of any such business(es) in any country other than Spain and Portugal.

8.5                               The restrictions in subclause 8.2(b) shall not prevent any member of the Sellers’ Group from:

(a)                                 publishing any recruitment advertisement in any local or national newspaper or other publication or on any website, or from negotiating with any person who replies to any such advertisement or who initiates any contact with any member of the Sellers’ Group; or

(b)                                 hiring any Key Employee whose duties have been terminated by the Group Company who employed such Key Employee at Completion.

8.6                               The restrictions in subclause 8.3 shall not prevent any member of the Purchaser’s Group from:

(a)                                 publishing any recruitment advertisement in any local or national newspaper or other publication or on any website, or from negotiating with any person who replies to any such advertisement or who initiates any contact with any member of the Purchaser’s Group; or

(b)                                 hiring any Restricted Person whose duties have been terminated by the member of the Sellers’ Group who employed such Restricted Person at Completion.

8.7                               Each of the restrictions in each paragraph or subclause above shall be enforceable independently of each of the others and its validity shall not be affected if any of the others is invalid.

8.8                               Subclauses 8.2 and 8.3, respectively, may be enforced by each Group Company against the Sellers and by each relevant member of the Sellers’ Group against the Purchaser, in each case under the Contracts (Rights of Third Parties) Act 1999.  The provisions of subclauses 8.2 and 8.3 may be varied by agreement between the Sellers and the Purchaser (and the Purchaser may also settle in whole or in part any liability in respect of rights or claims contemplated by subclause 8.2 and the Sellers may also settle in whole or in part any liability in respect of rights or claims contemplated by subclause 8.3) without the consent of any Group Company or any other member of the Sellers’ Group.

8.9                               The Sellers agree that the restrictions of the Sellers and Sellers’ Group contained in this clause 8 are no greater than is reasonable and necessary for the protection of the interests of the Purchaser’s Group and the Group Companies but if any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

8.10                        The Purchaser agrees that the restrictions of the Purchaser and Purchaser’s Group contained in this clause 8 are no greater than is reasonable and necessary for the protection of the interests of the Sellers’ Group but if any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

9.                                      INTRA-GROUP LOANS AND GUARANTEES

9.1                               Upon Completion, the Purchaser shall procure that a payment is made (by or on behalf of the relevant Cluster member(s)) to each Relevant Seller, on behalf of the relevant member or members of the Sellers’ Group for the time being, of a sum equal to the Relevant Estimated Intra-Group Payables.

9.2                               Each Relevant Seller shall procure that the net sum equal to the Relevant Estimated Intra-Group Payables, as adjusted in accordance with subclause 9.7, shall be applied in satisfying in full the indebtedness constituting the Relevant Intra-Group Payables.

9.3                               Upon Completion, each Relevant Seller shall procure that a payment is made (by or on behalf of the relevant member of the Sellers’ Group) to the Purchaser, on behalf of the relevant Cluster member(s), of a sum equal to the Relevant Estimated Intra-Group Receivables (including by directing that the Purchaser shall apply any amount due to the Relevant Sellers under subclauses 3.1 and 6.5(a)(i)(A) to making such payment).

9.4                               The Purchaser shall procure that the net sum equal to the Relevant Estimated Intra-Group Receivables, as adjusted in accordance with subclause 9.7, shall be applied in satisfying in full the indebtedness constituting the Relevant Intra-Group Receivables.

9.5                               Any payments due to a Relevant Seller at Completion under subclauses 6.5(a)(i) and/or 9.1 shall be offset against any payments due from that Relevant Seller to the Purchaser under subclauses 6.5(b) and/or 9.3 and the Relevant Sellers and the Purchaser shall each procure that such arrangements are made between members of the Sellers’ Group and the Purchaser’s Group, respectively, as are necessary to ensure, following any adjustment in accordance with subclause 9.7, the discharge of the Relevant Intra-Group Payables and the Relevant Intra-Group Receivables, in each case as set out in the Completion Statement.

9.6                               The repayments made pursuant to subclauses 9.1 and 9.3 shall be adjusted in accordance with subclause 9.7 upon the Completion Statement being agreed or determined in accordance with Schedule 12.

9.7                               Following the agreement or determination of the Completion Statement in accordance with Schedule 12, if the amount of any Relevant Intra-Group Payable and/or any Relevant Intra-Group Receivable contained in the Completion Statement is greater or less than the amount of the corresponding Relevant Estimated Intra-Group Payable and/or Relevant Estimated Intra-Group Receivable, then the Relevant Seller and the Purchaser shall procure that such adjustments to the payments pursuant to this clause 9 are made as are necessary to ensure that (taking into account such adjustments) the actual amount of each Relevant Intra-Group Payable and each Relevant Intra-Group Receivable, as set out in the Completion Statement, has been repaid by each relevant Cluster member to the relevant member of the Sellers’ Group or by the relevant member of the Sellers’ Group to the relevant Cluster member, as the case may be.

9.8                               The Sellers shall procure that the Relevant Trade Debts owing by any member of the Sellers’ Group to a Cluster member as at Completion shall be settled within 30 days after Completion.

9.9                               The Purchaser shall procure that the Relevant Trade Debts owing by any Cluster member to a member of the Sellers’ Group as at Completion shall be settled within 30 days after Completion.

9.10                        Without prejudice to paragraph 2.3 of Schedule 7, the Purchaser shall procure that as from Completion each member of the Sellers’ Group is released from all Corporate Guarantees, and pending such release the Purchaser shall indemnify that member against all liabilities under those Corporate Guarantees remaining in force following Completion.

9.11                        Subclause 9.10 may be enforced by each relevant member of the Sellers’ Group against the Purchaser under the Contracts (Rights of Third Parties) Act 1999.  The provisions of subclause 9.10 may be varied by agreement between the Sellers and the Purchaser (and the Sellers may also settle in whole or in part any liability in respect of rights or claims contemplated by subclause 9.10) without the consent of any other member of the Sellers’ Group.

9.12                        Without prejudice to the other provisions of this clause 9 in relation to Relevant Intra-Group Payables, Relevant Intra-Group Receivables and Relevant Trade Debts, with effect from Completion, and save in respect of:

(a)                                 any liabilities or obligations pursuant to, and in accordance with, the Transaction Documents or for breach of the Transaction Documents; and

(b)                                 each of the Continuing Arrangements,

the Sellers shall, and shall procure that each applicable member of the Sellers’ Group shall, and the Purchaser shall procure that each Group Company shall:

(i)                                     procure that all Related Party Arrangements are terminated on or as soon as reasonably practicable after Completion:

(A)                               at no cost to the Group Companies or the Sellers’ Group;

(B)                               with no residual liability for the Group Companies or the Sellers’ Group, other than any Relevant Trade Debts to be settled in accordance with subclauses 9.8 and 9.9; and

(C)                               without any residual rights for any member of the Sellers’ Group (including, for the avoidance of doubt, any residual licence for the use of Intellectual Property Rights and/or know-how of any Group Company or its business) or the Group Companies, it being acknowledged and agreed by the parties that this subclause 9.12 shall be sufficient to effect such termination of the Related Party Arrangements on the terms set out in this subclause and, to the extent not so terminated as at Completion, the Sellers shall indemnify the Group Companies in respect of any liabilities that any of them may suffer or incur under any such Related Party Arrangement that has not been terminated in accordance with this subclause; and

(ii)                                  with effect from Completion:

(A)                               release and discharge each Group Company and each member of the Sellers’ Group, respectively, from any and all liabilities or obligations to the applicable members of the Sellers’ Group or Group Companies, respectively (including in respect of such Related Party Arrangements); and

(B)                               procure that each member of the Sellers’ Group or Group Company, respectively, shall waive any and all claims (in the absence of fraud) it has or may have against any Group Company or member of the Sellers’ Group, respectively (including in respect of such Related Party Arrangements).

9.13                        In relation to the Continuing Arrangements, the Sellers shall procure that each member of the Sellers’ Group that is a shareholder (each, a Shareholder) in another member of the Sellers’ Group that is party to a Continuing Arrangement (each, a College Entity) will exercise all rights and powers lawfully available to the Shareholder (including the exercising of votes as a shareholder in the College Entity and, insofar as it is lawfully able, procuring the exercise of the vote(s) of any member of the board of directors (or equivalent body) of a College Entity nominated by that Shareholder) to:

(a)                                 ensure that the applicable Continuing Arrangement is not terminated by the College Entity as a result of the change of control of the Companies at Completion; and

(b)                                 recommend to the applicable College Entity and/or cause the extension by that College Entity of the duration of the applicable Continuing Arrangement for the year 2019 on materially the same commercial terms and conditions of the Continuing Arrangement.

10.                               SELLERS’ WARRANTIES

10.1                        The Sellers warrant to the Purchaser that, subject to the provisions of this agreement and in particular to the provisions of clause 11 and Schedule 7, each of the statements set out in Schedule 6 (the Sellers’ Warranties) is true and accurate at the date of this agreement with reference to the facts and circumstances then prevailing and will also be true and accurate immediately before Completion with reference to the facts and circumstances then prevailing.

10.2                        The Sellers undertake to notify in writing the Purchaser as soon as reasonably practicable if either of them become aware prior to Completion that any of the Sellers’ Warranties will be untrue or inaccurate in any material respect when repeated immediately before Completion pursuant to subclause 10.1.

10.3                        Each Sellers’ Warranty shall be separate and independent and shall not be limited by reference to any other Sellers’ Warranty.

11.                               LIABILITY OF THE SELLERS

11.1                        Purchaser’s recourse for Warranty Claims and Tax Covenant Claims

Notwithstanding any other provision of this agreement, any other Transaction Document or any other matter or thing:

(a)                                 the Purchaser agrees that it will not be entitled to make, will not make, and irrevocably waives any right it may have to make any Business Warranty Claim or any Tax Covenant Claim against any or all of the Sellers except to the extent of EUR 1 in aggregate;

(b)                                 the Purchaser’s sole potential recourse in respect of all and any Business Warranty Claims and Tax Covenant Claims shall, except to the extent of EUR 1 in aggregate, be under any W&I Insurance Policy; and

(c)                                  any election by the Purchaser not to incept, or inability of the Purchaser to incept, the W&I Insurance Policy, any inability of the Purchaser to pursue or obtain any remedy in respect of any Business Warranty Claim or Tax Covenant Claim under any W&I Insurance Policy, whether due to policy terms, exceptions or exclusions, validity (including if the W&I Insurance Policy is invalid due to the insolvency, breach or default of any person), creditworthiness or for any other reason, shall not affect or in any way increase the liability of any or all of the Sellers under this agreement.

11.2                        Purchaser’s recourse for Title and Capacity Warranty Claims, Specific Indemnity Claims and Other Claims

Notwithstanding any other provision of this agreement, any other Transaction Document or any other matter or thing, the Purchaser agrees that:

(a)                                 it will only be entitled to make: (i) Title and Capacity Warranty Claims, (ii) Specific Indemnity Claims and (iii) Other Claims, against the Sellers up to the amounts set out for each of those types of Claims in Schedule 7; and

(b)                                 each of the foregoing categories of Claim shall be subject to the applicable provisions of Schedule 7.

11.3                        Specific Indemnities

The Sellers shall be liable vis-à-vis the Purchaser or a Company, subject to the applicable provisions of Schedule 7, for any and all Losses corresponding to the periods prior to the Completion Date suffered by the Purchaser or a Company as a result of any of the Companies within the Spain Cluster and/or the Portugal Cluster being held liable pursuant to enforceable administrative or judicial resolutions for or in connection with (including any liabilities for payment of salaries and/or severance payments corresponding to periods prior to the Completion Date) those self-employed workers and/or individuals formally employed by the outsourcing companies, and/or any social security contributions, surcharges and/or sanctions to the Spanish or Portuguese social security authorities corresponding to periods prior to the Completion Date, as a result of any such self-employed workers and/or individuals being reclassified pursuant to enforceable administrative or judicial resolutions as permanent employees of any of the Companies within the Spain Cluster and/or the Portugal Cluster or being deemed to be illegally assigned to any of the Companies within the Spain Cluster and/or the Portugal Cluster pursuant to enforceable administrative or judicial resolutions.

For clarification purposes, the parties agree that Specific Indemnity Claims are not and shall not be treated as Warranty Claims.

11.4                        This clause prevails

If there is any conflict or other inconsistency between this clause 11 and any other provision of this agreement or any other Transaction Document, this clause 11 shall prevail.

12.                               PURCHASER’S WARRANTIES

The Purchaser warrants to each Seller at the date of this agreement and immediately before Completion with reference to the facts and circumstances then prevailing that:

(a)                                 it is a limited liability company validly existing under the laws of Spain and has been in continuous existence since its incorporation;

(b)                                 it, and its directors, representatives or steering officers, whose office or representation is in force, as well as its founders, promoters or holders of at least 20% of its share capital, either directly or indirectly (administradores, representantes o cargos rectores, vigente su representación o designación, o cuyos fundadores, promotores o titulares de un 20 por 100 o más de su capital, por sí o por persona interpuesta) each comply with the requirements of article 5.2 of Spanish Organic Law 6/2001, dated December 21, of Universities (Ley Orgánica 6/2001, de 21 de diciembre de Universidades);

(c)                                  it holds sufficient guarantees and it will hold on the Completion Date financial resources to ensure the viability of and being capable of providing, if necessary, sufficient funds to the Companies to operate and provide the educational services rendered by them and to comply with the commitments made at the time the relevant authorizations for the provision of those services were requested by the Companies;

(d)                                 it has the power to execute and deliver this agreement and each of the other Transaction Documents and to perform its obligations under each of them and has taken all action necessary to authorise such execution and delivery and the performance of such obligations;

(e)                                  this agreement constitutes, and each of the other Transaction Documents to which it is or will be a party will when executed constitute, legal, valid and binding obligations of the Purchaser in accordance with its and their respective terms;

(f)                                   the execution and delivery by the Purchaser of this agreement and of each of the other Transaction Documents to which it is or will be a party and the performance of the obligations of the Purchaser under it and each of them do not and will not conflict with or constitute a default under any provision of:

(i)                                     any agreement or instrument to which the Purchaser is a party and which is material in the context of the Transaction; or

(ii)                                  the constitutional documents of the Purchaser; or

(iii)                               any law, lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which the Purchaser is bound;

(g)                                  subject to the terms of this agreement, all authorisations from, and notices or filings with, any governmental or other authority that are necessary to enable the Purchaser to execute, deliver and perform its obligations under this agreement and each of the other Transaction Documents to which it is or will be a party have been obtained or made (as the case may be) and are in full force and effect and all conditions of each such authorisation have been complied with;

(h)                                 if the Purchaser elects to incept the W&I Insurance Policy, such policy will include terms to the effect that the W&I Insurer will only be entitled to subrogate against a Seller or make any claim for contribution or otherwise if the relevant Losses arose in whole or in part out of that Seller’s fraud and then only to the extent of the rights of recovery relating directly to that Seller’s fraud;

(i)                                     the Purchaser is party to the Equity Commitment Letter (a true and complete copy of which has been provided to the Sellers) which is effective in accordance with its terms as at the date of this agreement.  As at Completion the Purchaser will have immediately available on an unconditional basis (subject only to Completion) the necessary cash resources to meet in full its obligations then due under this agreement, and each of the other Transaction Documents to which it is or will be a party;

(j)                                    neither the Purchaser nor any of its Associated Persons:

(i)                                     is in violation of, or has violated, any applicable Sanctions;

(ii)                                  is, or has been, a Sanctioned Person;

(iii)                               has engaged in any transaction or conduct that is likely to result in it becoming a Sanctioned Person;

(iv)                              has conducted or is conducting any business dealings or activities with or for the benefit of, or is otherwise involved in any business with, any Sanctioned Person;

(v)                                 has engaged, or is engaging, in any transaction or behaviour which may give rise to a liability under or in connection with applicable Sanctions; and/or

(vi)                              is causing, or has caused, any other person to be in violation of any Sanctions; and

(k)                                 neither any member of the Purchaser’s Group nor, so far as the Purchaser is aware having made reasonable enquiries, any of their respective directors or officers is or has been in violation of any applicable anti-corruption law or measure applicable to any of the assets or operations of any such company, including any law or measure that implements the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

13.                               TAX MATTERS

The Sellers and the Purchaser shall comply with the provisions of Schedule 8 with effect from Completion.

14.                               ANNOUNCEMENTS AND CONFIDENTIALITY

14.1                        Subject to subclauses 14.5 and 14.6, each Seller shall (and shall procure that each other member of the Sellers’ Group and, in respect of the period up to Completion, each Group Company, and each such person’s advisers and connected persons, shall) and the Purchaser shall (and shall procure that each other member of the Purchaser’s Group and, in respect of the period from Completion, each Group Company, and each such person’s advisers and connected persons, shall):

(a)                                 not make any announcement concerning the Transaction or any related or ancillary matter; and

(b)                                 keep confidential the provisions and subject matter of, and the negotiations relating to, each Transaction Document.

14.2                        The Purchaser:

(a)                                 must, and must procure that each other member of the Purchaser’s Group for the time being shall, keep confidential all information provided to it by or on behalf of a Seller or otherwise obtained by it in connection with this agreement which relates to a Seller or any other member of the Sellers’ Group; and

(b)                                 must procure that, if after Completion any Group Company holds confidential information relating to a Seller or any other member of the Sellers’ Group, that Group Company shall after Completion keep that information confidential and shall, so far as it is practicable, return that information to the Sellers or destroy it (at its election), in either case without retaining copies (other than to the extent required under applicable law or regulation or internal compliance policies).

14.3                        The Sellers:

(a)                                 must, and must procure that each other member of the Sellers’ Group for the time being shall, keep confidential all information provided to it by or on behalf of the Purchaser or otherwise obtained by it in connection with this agreement which relates to the Purchaser or any other member of the Purchaser’s Group; and

(b)                                 must procure that, if after Completion any member of the Sellers’ Group holds confidential information relating to a Group Company, that member of the Sellers’ Group shall after Completion keep that information confidential and shall, so far as it is practicable, return that information to the Purchaser or destroy it (at its election), in either case without retaining copies (other than to the extent required under applicable law or regulation or internal compliance policies).

14.4                        Except to the extent specified in such subclauses, the provisions of subclauses 14.1, 14.2 and 14.3 shall apply before, on and after Completion.

14.5                        Nothing in subclauses 14.1, 14.2 or 14.3 prevents any announcement being made or any confidential information being disclosed:

(a)                                 where such announcement is in the Agreed Form or the confidential information disclosed comprises only information set out in an announcement in the Agreed Form; or

(b)                                 with the written approval of the other parties, which in the case of any announcement shall not be unreasonably withheld or delayed; or

(c)                                  to the extent required by law, any court of competent jurisdiction, any stock exchange, any competent regulatory body, but if a person is so required to make any announcement or to disclose any confidential information, the relevant party shall promptly notify the other parties, where practicable and lawful to do so, before the announcement is made or disclosure occurs (as the case may be); or

(d)                                 to any Taxation Authority where such disclosure is necessary or desirable in the course of managing the Tax affairs of a member of the Sellers’ Group or the Purchaser’s Group, as the case may be.

14.6                        Nothing in subclauses 14.1, 14.2 or 14.3 prevents any confidential information being disclosed to the extent:

(a)                                 required to enable any person to enforce its rights under any Transaction Document or for the purpose of any judicial proceedings; or

(b)                                 that the information is disclosed on a strictly confidential basis by a person to its professional advisers, auditors or bankers; or

(c)                                  that the information is disclosed by a Seller on a strictly confidential and need to know basis to another member of the Sellers’ Group or by the Purchaser on a strictly confidential and need to know basis to another member of the Purchaser’s Group or the limited partners in the funds which have invested in the Purchaser; or

(d)                                 that the information is disclosed by the Purchaser or a member of the Purchaser’s Group on a strictly confidential and need to know basis to another member of the Purchaser’s Group or any funders or financiers under any facilities agreement entered into or to be entered into by the Purchaser or any entity within the Purchaser’s Group in relation to the Transaction; or

(e)                                  that the information is in or comes into the public domain otherwise than by breach of this agreement by any party.

15.                               NOTICES

15.1                        Any notice or other communication to be given under this agreement must be in writing and must be delivered or sent by courier, by fax or by e-mail to the party to whom it is to be given at its address, fax number or e-mail address appearing in this agreement as follows:

(a)                                 to a Seller or the Sellers at:

Fax:	+1 (410) 843-8891

E-mail:	victoria.silbey@laureate.net

marked for the attention of General Counsel;

(b)                                 to the Purchaser at:

E-mail: pedro.lopez@permira.com

Marked for the attention of Pedro López de Guzmán

With a copy to (which shall not constitute notice): Carmen Burgos Alcaide

E-mail: carmen.burgos@linklaters.com,

or at any such other address (or fax number or e-mail address) of which it shall have given notice for this purpose to the other parties under this clause.

15.2                        Any notice or other communication shall be deemed to have been given:

(a)                                 if delivered or sent by courier, on the date of delivery to the relevant address; or

(b)                                 if sent by fax, on the date of transmission, if transmitted before 3.00 p.m. (local time at the country of destination) on any Business Day, and in any other case on the Business Day following the date of transmission; or

(c)                                  if sent by e-mail, on the date of sending, if sent before 5.00 pm (local time at the country of destination) on any Business Day, and in any other case on the Business Day following the date of sending, provided that receipt shall not occur if the sender receives an automated message that the e-mail has not been delivered to the recipient.

15.3                        In proving the giving of a notice or other communication, it shall be sufficient to prove that delivery was made to the relevant address or that the fax or e-mail was properly addressed and transmitted or sent, as the case may be.

15.4                        This clause shall not apply in relation to the service of any claim form, notice, order, judgment or other document relating to or in connection with any proceedings, suit or action arising out of or in connection with this agreement.

16.                               FURTHER ASSURANCES

On or after Completion each party shall, at its own cost and expense, execute and do (or procure to be executed and done by any other necessary party) all such deeds, documents, acts and things as any other party may from time to time reasonably require in order to vest any of the Sale Shares in the Purchaser.

17.                               ASSIGNMENTS

17.1                        Except as permitted by subclauses 17.2 and/or 17.3, none of the rights or obligations under this agreement may be assigned or transferred without the prior written consent of all the parties and any such purported assignment or transfer shall be void.

17.2                        The Purchaser may, without the consent of the other parties, assign to a member of the Purchaser’s Group the whole or any part of this agreement provided that: (a) if the assignee ceases to be a member of the Purchaser’s Group, it shall before ceasing to be so, assign the benefit, so far as assigned to it, back to the Purchaser or assign the benefit to another member of the Purchaser’s Group; and (b) the right to assign pursuant to this clause is without prejudice to the Purchaser’s obligations pursuant to clause 4 and, accordingly, no assignment shall be permitted if it may impede or delay the satisfaction of any Condition by no later than the Long Stop Date. In particular, the Purchaser may assign to any Company which has been acquired by the Purchaser or any of its assignees at Completion, including Universidad Europea de Madrid, S.L.U., the right to acquire any other Company under this agreement at Completion, such as Universidad Europea de Valencia, S.L.U. and/or Universidad Europea de Canarias, S.L.U. and/or Ensilis - Educação e Formação, Unipessoal, Lda.

17.3                        The Purchaser may assign its rights under this agreement (by way of security only) to any bank(s) and/or financial institution(s) lending money or making other banking facilities available to the Purchaser (or any member of the Purchaser’s Group) or related security agent or trustee, as the case may be.

17.4                        If an assignment is made in accordance with this clause 17, the liabilities of the parties under this agreement shall be no greater than such liabilities would have been had the assignment not occurred.

18.                               PAYMENTS

18.1                        Unless otherwise expressly stated (or as otherwise agreed in the case of a given payment), each payment to be made to a Seller or to the Purchaser under this agreement shall be made in Euros by transfer of the relevant amount into the relevant account on the date the payment is due for value on that date and in immediately available funds.  The relevant account for a given payment is:

(a)                                 if that payment is to ICE:

bank:	Caixa Bank
IBAN:	ES2121001928150200090015
SWIFT:	CAIXESBBXXX
beneficiary name:	Iniciativas Culturales de España S.L.U.
currency:	EUR,

or such other account as ICE shall, not less than three Business Days before the date that payment is due, have specified by giving notice to the Purchaser for the purpose of that payment;

(b)                                 if that payment is to Laureate:

bank:	JP Morgan Chase Bank, Amsterdam
IBAN:	NL81CHAS0254859720
Bank Swift BIC:	CHASNL2X
account name:	LAUREATE I BV
currency:	EUR,

or such other account as Laureate shall, not less than three Business Days before the date that payment is due, have specified by giving notice to the Purchaser for the purpose of that payment;

(c)                                  if that payment is to the Purchaser, such account as the Purchaser shall, not less than three Business Days before the date that payment is due, have specified by giving notice to the Sellers for the purpose of that payment.

18.2                        If a party defaults in making any payment when due of any sum payable under this agreement, it shall pay interest on that sum from (and including) the date on which payment is due until (but excluding) the date of actual payment (after as well as before judgment) at an annual rate equal to 4% per annum, which interest shall accrue from day to day and be compounded monthly.

18.3                        If the Purchaser is required by law to make a deduction or withholding in respect of any sum payable under this agreement, the Purchaser shall, at the same time as the sum which is the subject of the deduction or withholding is payable, make a payment to the relevant Seller of such additional amount as shall be required to ensure that the net amount received by the Seller will equal the full amount which would have been received by it had no such deduction or withholding been required to be made.

19.                               GENERAL

19.1                        Each of the obligations, warranties and undertakings set out in this agreement (excluding any obligation which is fully performed at Completion) shall continue in force after Completion.

19.2                        The Sellers shall be jointly and severally liable for their obligations under this agreement.

19.3                        The Purchaser may release or compromise in whole or in part the liability of any of the Sellers under this agreement or grant any time or indulgence to that Seller without affecting the liability of any other Seller.

19.4                        Except as otherwise expressly provided in this agreement, each party shall pay the costs and expenses incurred by it in connection with the entering into and completion of this agreement.  The Purchaser shall pay any notarial fees and costs and any transfer taxes (including real estate transfer taxes) payable in connection with this agreement or its execution, or on the transfer of any of the Sale Shares.  The VAT (if any) levied in connection with this agreement or its execution, or on the transfer of any of the Sale Shares, shall be paid by the Purchaser and shall be paid at the same time as the consideration is paid on which the VAT is chargeable, and for this purpose any sum payable by the Purchaser under this agreement shall be deemed to be expressed to be exclusive of VAT.

19.5                        This agreement may be executed in counterparts, which taken together shall constitute one and the same agreement, and any party (including any duly authorised representative of a party) may enter into this agreement by executing a counterpart.

19.6                        The rights of each party under this agreement:

(a)                                 may be exercised as often as necessary;

(b)                                 except as otherwise expressly provided by this agreement, are cumulative and not exclusive of rights and remedies provided by law; and

(c)                                  may be waived only in writing and specifically.

Delay in exercising or the non-exercise of any such right is not a waiver of that right.

19.7                        Except as expressly stated in this agreement, a person who is not a party to this agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.  Notwithstanding this subclause 19.7, the parties to this agreement do not require the consent of any person having a right under the Contracts (Rights of Third Parties) Act 1999 to vary this agreement at any time.

20.                               WHOLE AGREEMENT

20.1                        This agreement and the other Transaction Documents contain the whole agreement between the parties relating to the transactions contemplated by the Transaction Documents and supersede all previous agreements, whether oral or in writing, between the parties relating to these transactions except the non-disclosure agreement entered into between Laureate Education, Inc. and Permira Asesores S.L. dated 15 October 2018 (the NDA) and the waiver letter executed as of today in relation to the NDA.  Except as required by statute, no terms shall be implied (whether by custom, usage or otherwise) into this agreement.

20.2                        Each party:

(a)                                 acknowledges that in agreeing to enter into this agreement and the other Transaction Documents it has not relied on: (i) any express or implied representation, warranty, collateral contract or other assurance made by or on behalf of any other party before the entering into of this agreement; or (ii) any warranty given to another party other than itself pursuant to this agreement;

(b)                                 waives all rights and remedies which, but for this subclause 20.2, might otherwise be available to it in respect of any such express or implied representation, warranty, collateral contract or other assurance; and

(c)                                  acknowledges and agrees that no such express or implied representation, warranty, collateral contract or other assurance may form the basis of, or be pleaded in connection with, any claim made by it under or in connection with this agreement.

20.3                        Save for the termination provisions set out in subclauses 4.9 and 6.7, no party has any right to terminate this agreement and the parties waive their rights (if any) to annul, rescind, dissolve, withdraw from, cancel or terminate this agreement in any circumstances.

20.4                        Nothing in this agreement limits or excludes any liability for fraud or limits any remedy which cannot be waived as a matter of applicable law.

20.5                        This agreement may only be amended in writing and where such amendment is signed by all the parties.

21.                               GOVERNING LAW

This agreement and any non-contractual obligations arising out of or in connection with it shall be governed by English law.

22.                               JURISDICTION

22.1                        Except where the parties have agreed a particular method of resolving disputes under particular provisions of this agreement, the English courts have exclusive jurisdiction to settle any dispute arising out of or in connection with this agreement (including a dispute relating to any non-contractual obligations arising out of or in connection with this agreement) and the parties submit to the exclusive jurisdiction of the English courts.

22.2                        The parties waive any objection to the English courts on grounds that they are an inconvenient or inappropriate forum to settle any such dispute.

22.3                        Each Seller irrevocably appoints Law Debenture Corporate Services Limited of Fifth Floor, 100 Wood Street, London EC2V 7EX, United Kingdom as its agent under this agreement for service of process in any proceedings before the English courts.

(a)                                 The Purchaser irrevocably appoints Hackwood Secretaries Limited of One Silk Street, London, EC2Y 8HQ, United Kingdom as its agent under this agreement for service of process in any proceedings before the English courts.

(b)                                 Each party agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(c)                                  This subclause 22.3 does not affect any other method of service allowed by law.

22.4                        EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING

ARISING, DIRECTLY OR INDIRECTLY, OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY IT AND FOR ANY COUNTERCLAIM THEREIN (IN EACH CASE WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND WHETHER PREDICATED ON COMMON LAW, STATUTE OR OTHERWISE).  EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONGST OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SUBCLAUSE.

23.                               LANGUAGE

The language of this agreement and the transactions envisaged by it is English and all notices, demands, requests, statements, certificates or other documents or communications must be in English unless otherwise agreed.  However, where a term in Spanish or Portuguese is given in italics or in italics and in brackets after an English term and there is any inconsistency the meaning in Spanish or Portuguese, as applicable, shall prevail.

THIS AGREEMENT has been signed by the parties (or their duly authorised representatives) on the date stated at the beginning of this agreement.

SCHEDULE 1

THE RELEVANT SELLERS

PART 1

SPAIN CLUSTER AND SPAIN COMPANIES

(1)	(2)	(3)	(4)	(5)	(6)	(7)
Name of Cluster	Name of Company	Relevant Seller	Number of Sale Shares	Relevant Bid Amount (€)	Allocated percentage	Relevant Target Working Capital (€)
Spain Cluster	Universidad Europea de Madrid, S.L.U.	ICE	715,300	646,800,000	82.14%	-40,678,570.06

	Iniciativas Educativas de Mallorca, S.L.U.		3,000		0%

	Iniciativas Educativas UEA, S.L.U.		3,000		0%

	Universidad Europea de Canarias, S.L.U.		31,000		0%

	Universidad Europea de Valencia, S.L.U.		1,003,006		17.86%

PART 2

PORTUGAL CLUSTER AND PORTUGAL COMPANY

(1)	(2)	(3)	(4)	(5)	(6)
Name of Cluster	Name of Company	Relevant Seller	Number of Sale Shares	Relevant Bid Amount (€)	Relevant Target Working Capital (€)
Portugal Cluster	Ensilis — Educação e Formação, Unipessoal, Lda	Laureate	One quota with a par value of EUR 1,397,535	123,200,000	-7,474,946.34

SCHEDULE 2

FURTHER DETAILS OF THE COMPANIES

PART 1

SPAIN COMPANIES

Company name:	Universidad Europea de Madrid S.L.U.

Registered number:	Registered with the Commercial Registry of Madrid under Volume 21,369, Sheet 187 and Page M-73456.

Registered (or principal) office:	Calle Tajo sin número, Urbanización El Bosque, 28670, Villaviciosa de Odón (Madrid)

Date and place of incorporation:	18 April 1989, Madrid

Management Structure (including names of managing directors, supervisory directors and chairman):

Board of Directors:

Mr. Francisco Peña González (chairman)

Mr. Miguel Carmelo Garcia (director)

Ms. Maria Luisa de Landecho Soria (director)

Mr. Pedro Pablo Manuel del Corro García-Lomas (director)

Mr. Antonio Javier Valenzuela Bejarano (director)

Mr. Jorge Constantino Demetrio Selume Zaror (director)

Mr. John de Zulueta Greenebaum (director)

Mr. Juan Antonio Vázquez García (director)

Mr. Francisco Román Riechmann (director)

Ms. Elvira Sanz Urgoiti (director)

Mr. Jesús Villate Castillo (director)

Ms. María Elena de la Fuente García (secretary)

Financial year end:	31 December

Auditors:	PricewaterhouseCoopers

Issued share capital:	€12,896,859.00

Registered shareholders:	Name	No of shares	% of capital

	ICE	715,300	100%

Company name:	Iniciativas Educativas de Mallorca S.L.U.

Registered number:	Registered with the Commercial Registry of Madrid under Volume 29,758, Sheet 125 and Page M-535436.

Registered (or principal) office:	Calle Tajo sin número, Urbanización El Bosque, 28670, Villaviciosa de Odón (Madrid)

Date and place of incorporation:	27 February 2012, Madrid

Management Structure (including names of managing directors, supervisory directors and chairman):

Board of Directors:

Mr. Conrado Arturo Briceño Lagos (chairman)

Mr. Antonio Javier Valenzuela Bejarano (director)

Mr. Jose Ramón González López (director)

Ms. María Elena de la Fuente García (secretary)

Financial year end:	31 December

Auditors:	N/A

Issued share capital:	€3,000.00

Registered shareholders:	Name	No of shares	% of capital

	ICE	3,000	100%

Company name:	Iniciativas Educativas UEA S.L.U.

Registered number:	Registered with the Commercial Registry of Madrid under Volume 28,551, Sheet 194 and Page M-514032.

Registered (or principal) office:	Calle Tajo sin número, Urbanización El Bosque, 28670, Villaviciosa de Odón (Madrid)

Date and place of incorporation:	26 January 2011, Madrid

Management Structure (including names of managing directors, supervisory directors and chairman):

Board of Directors:

Mr. Conrado Arturo Briceño Lagos (chairman)

Mr. Antonio Javier Valenzuela Bejarano (director)

Mr. Jose Ramón González López (director)

Ms. María Elena de la Fuente García (secretary)

Financial year end:	31 December

Auditors:	N/A

Issued share capital:	€3,000.00

Registered shareholders:	Name	No of shares	% of capital

	ICE	3,000	100%

Company name:	Universidad Europea de Canarias S.L.U.

Registered number:	Registered with the Commercial Registry of Santa Cruz de Tenerife under Volume 3,480, Sheet 82 and Page TF-51137.

Registered (or principal) office:	Calle Inocencio García Feo 1, Casa Salazar, La Orotava, 38300, Santa Cruz de Tenerife

Date and place of incorporation:	9 February 2004, Palma de Mallorca

Management Structure (including names of managing directors, supervisory directors and chairman):

Board of Directors:

Mr. Conrado Arturo Briceño Lagos (chairman)

Mr. Antonio Javier Valenzuela Bejarano (director)

Mr. Miguel Carmelo Garcia (director)

Mr. Francisco Javier Zamorano Saenz (director)

Ms. María Elena de la Fuente García (secretary)

Financial year end:	31 December

Auditors:	N/A

Issued share capital:	€310,000.00

Registered shareholders:	Name	No of shares	% of capital

	ICE	31,000	100%

Company name:	Universidad Europea de Valencia S.L.U.

Registered number:	Registered with the Commercial Registry of Valencia under Volume 8,738, Sheet 49 and Page V-123860.

Registered (or principal) office:	Calle General Elio 8-10, 46010, Valencia

Date and place of incorporation:	31 July 2007, Valencia

Management Structure (including names of managing directors, supervisory directors and chairman):	Board of Directors: Mr. Conrado Arturo Briceño Lagos (chairman) Mr. Antonio Javier Valenzuela Bejarano (director) Mr. Miguel Carmelo García (director) Ms. María Elena de la Fuente García (secretary)

Financial year end:	31 December

Auditors:	PricewaterhouseCoopers

Issued share capital:	€1,003,006.00

Registered shareholders:	Name	No of shares	% of capital

	ICE	1,003,006	100%

PART 2

PORTUGAL COMPANY

Company name:	Ensilis — Educação e Formação, Unipessoal, Lda.

Registered number:	504669788

Registered (or principal) office:	Quinta do Bom Nome, Estrada da Correia, 53, Carnide 1500-023 Lisbon

Date and place of incorporation:	9 March 1999, Lisbon

Management Structure (including names of managing directors, supervisory directors and chairman):	Board of Directors: Miguel Carmelo Garcia (director) Antonio Javier Valenzuela Bejarano (director) Jesus Miguel Villate Castillo (director)

Financial year end:	31 December

Auditors:	PricewaterhouseCoopers & Associados - Sociedade de Revisores Oficiais de Contas, Lda. - as certified accountant (revisor oficial de contas) for the financial year 2018

Issued share capital:	EUR 1,397,535.00

Registered shareholders:	Name	No of shares	% of capital

	Laureate	one quota in the par value of EUR 1,397,535.00	100%

SCHEDULE 3

THE NON-PROFIT ENTITIES

PART 1

SPAIN COMPANY NON-PROFIT ENTITY

Non-profit foundation name:	Fundación de la Universidad Europea

Registered number:	Registro de Fundaciones, número 571 de competencia estatal.

Registered (or principal) office:	Calle Tajo sin número, Urbanización El Bosque, 28670, Villaviciosa de Odón (Madrid)

Date and place of incorporation:	6 April 2001, Madrid

Management Structure (including names of managing directors, supervisory directors and chairman):	Board of trustees: Mr. Miguel Carmelo García (Chairman) Mr. Conrado Arturo Briceño Lagos Mr. Sergio Calvo Fernandez Ms. María Elena de la Fuente García Mr. Juan Morote Sarrión

Financial year end:	31 December

Auditors:	N/A

Issued share capital and registered shareholders:	N/A

PART 2

PORTUGAL COMPANY NON-PROFIT ENTITY

Non-profit association name:	EUROPEIA ID — Associação para a Investigação em Design, Marketing e Comunicação

Legal Entity number (NIPC):	506.076.547

Registered (or principal) office:	Rua Manuel Pinto de Azevedo 748, 4100-320 Porto

Date and place of incorporation:	16 December 1996, Aveiro

Management Structure (including names of managing directors, supervisory directors and chairman):

Chairman of the board of directors: António Pedro Barbas Homem

Secretary of the board of directors: Estibaliz Barranco Acha

Treasury of the board of directors: Filipa Rocha da Costa Pissarra da Silva

Chairman of the board of the associates general meeting: António Pedro Barbas Homem

Secretary of the board of the associates general meeting: Estibaliz Barranco Acha

Financial year end:	31 December

Auditors:	N/A

Issued share capital:	N/A

Registered associates:	Name

Ensilis — Educação e Formação, Unipessoal, Lda.

SCHEDULE 4

PROPERTIES

PART 1

FREEHOLD PROPERTIES

Description (including title number if registered)	Owner	Present use

1.

Villaviciosa Campus. 233,069 sq.m. Includes 11 land registry units recorded at the Villaviciosa de Odón with numbers 18,978, 18,981, 18,982, 18,983, 18,984, 18,985, 18,986, 18,987, 18,988, 18,989 and 18,990. The campus is located at “Urbanización El Bosque in Villaviciosa de Odón”. In the campus there are 7 buildings with a total constructed surface of 72,283 sq.m. over the ground and 86,278 sq.m. including basements. The “Catastral” reference of the campus is 2195001VK2629N0001MQ.

	Universidad Europea de Madrid S.L.U.	2 of the 7 buildings are dedicated to dormitories and 5 buildings for classrooms, laboratories and services

2.

Universidad Europea de Madrid S.L.U. (under its previous corporate name, Prouniversidad, S.A) owns 92.2933% of Land registry unit number 939 recorded at the Land Registry of Villaviciosa de Odón. This plot has, according to the Land Registry, a rustic nature and total surface of 110,560 sqm.

Land registry unit number 939 forms part of a development of non-programmed lands for building known as Sector UZ-4. Sector UZ-4 has a gross

	Universidad Europea de Madrid S.L.U. (under its previous corporate name Prouniversidad, S.A.)	None

Description (including title number if registered)	Owner	Present use
surface of 1,291,290.60 m², of which Universidad Europea de Madrid S.L.U. contributes with 102,747 m². Thus, Universidad Europea de Madrid S.L.U. has a sharing ratio in Sector UZ-4 of 7.956923%.

PART 2

LEASEHOLD PROPERTIES OF THE SPAIN CLUSTER MEMBERS

Description (including title number if registered)		Date of and parties to lease	Term	Present rent in Euro p.a.	Present use

1.	Plot B-8, Urbanizacion El Bosque, Villaciosa de Odón, Madrid, Spain	6/7/201 Villaviciosa de Odón Municipality // UEM	6/6/2031	36,880	Parking

2.	Right of use in respect of the sports facilities	09/04/1991	09/04/2041	Non-cash	Sports facilities

3.	Alcobendas Campus. Av de Fernando Alonso 8 (28108).	15/7/2014 UEM // Inversiones Montepino. In July 2018 SCI Alcobendas acquired the building	14/7/2028	3,030,920	Classrooms

4.	CUO P. de Santa Maria de la Cabeza No. 92 28045 Madrid	1/11/2013 RUCOMA // UEM	11/1/2023	250,779	Dental clinic

5.	Policlíncica - P. de los Pontones N.29 28005 Madrid	18/10/2001 Expomueble // UEM	30/9/2022	627,986	Dental and optical clinic

6.	Valencia — Building B Calle General Elio, 10 Valencia 46010 Spain	24/1/2007 Fasnet // UEV	Annual extensión (until 30 September 2027)	433,495	Classrooms

7.	Valencia Building C - Calle General Elio, 2 Valencia 46010 Spain	7/6/2018 Fasnet, S.L. // UEV and 7/6/2018 Fasnet, S.L. // UEV	30/9/2023	809,780	Classrooms

8.	Building F —	1/5/2017— AZA	Annual extension	29,159	Classrooms

	Plaza Legión Española 5 Valencia	Valencia Inmuebles, S.L.U. // UEV	(until 31 August 2020)

9.	CUO Valencia Alfambra 4 Bajo Valencia, Valencia	1/12/2010 Centro de Ensñanzas Técnicas Profesionales, S.A. // UEV	Annual extensions (until 30 November 2025)	263,807	Dental Clinic

10.	Alameda — Alameda 7 Valencia	8/5/2018 Rimadell Comboi S.L y Adell Sales Inversiones S.L // UEV	31/8/2023	261,360	Staff, library, student service.

11.	Casa Salazar — C/Inocencio García 1 — La Orotava.	4/7/2012 Gestiones Aguamansa S.L. // UEC	31/8/2023	179,760	Classrooms and student services

12.	Extensión 1 — C/ Inocencio García 2 — La Orotava	5/6/2014. D. Celestino González // UEC	31/8/2023	12,712	Classrooms

13.	Extensión 2 — Calle Inocencio García 4 — La Orotava	5/6/2014 Rafaela Domínguez // UEC	31/8/2023	9,887	Classrooms

14.	Tomás Zerolo — Calle Inocencio García 2	8/8/2018 Comunidad Hereditaria Hermanos Jordán González De Chaves // UEC	31/8/2023	19,260	Classrooms

PART 3

LEASEHOLD PROPERTIES OF THE PORTUGAL CLUSTER MEMBER

Description (including title number if registered)		Date of and parties to lease	Term	Present rent in Euro p.a.	Present use

1.	Properties located at Estrada da Correia 53, 53-A, 59 and 65 and Estrada do Poço do Chão, 97, parish of Carnide, Lisbon (i) “Palácio Quinta do Bom Nome”, registered in the land registry under no. 110/19900601, and tax number 136; and (ii) urban building identified as plot 36, registered in the in the land registry under no. 451/19980422 and tax no. 1066.	1 April 2011 ENSILIS (sub-lessee) and Ensimóvel (sublessor)	The agreement was executed with an initial term of 6 years, beginning on 1 April 2011, with automatic and successive renewals of 1 year after the initial term, up to a maximum of 12 years	731,120	Universidade Europeia (Campus Univeristário do ISLA Lisboa)

2.	Porto Urban property located at Rua Manuel Pinto de Azevedo, no. 748, 748A, 748B and 748 C, Porto, registered with the Land Registry under registration no. 3162 and tax no. P8707.	30 November 2011 ENSILIS (lessee) and FINIVALOR (lessor) acting as manager of the real estate investment fund FINIPREDIAL	Executed with an initial term of 15 years, beginning on 1 December 2011, with automatic and successive renewals of 5 years after the initial term After the 10th anniversary of the agreement, any of parties has the right to	428,868	IPAM Porto

			terminate it by unilateral declaration of termination with a 360 day prior notice

3.	Lispolis Urbanização do Polo Tecnológico à Estrada do Paço do Lumiar, Lote 17, located in Carnide, at Rua H (currently Rua Laura Ayres), Polo Tecnológico de Carnide, no. 4 and 4-A, registered with the Land Registry under registration no. 500, with tax no. 1459	10 April 2017 ENSILIS (lessee) and NORFIN (acting as manager of the real estate investment fund Iberia — Fundo Especial de Investimento Imobiliário Fechado) (lessor)	Initial duration until 31 August 2022, may be renewed at the request of the lessee provided inexistence of defaults) 1 or 2 times for additional 3 year periods.	300,000	Universidade Europeia

4.

Santos - Avenida D. Carlos I, No. 4 - 4-E, and Rua D. Luís I, no. 43 and 43-A, parish of Santos-o-Velho, Lisbon, 1200-649 Portugal, registered in the Land Registry Office under no. 215 of the parish of Santos-o-Velho and registered before the Tax Authority under article 2344 of the parish of Misericórdia.

		8/6/2018 URP — ENSILIS (Lessee) and Urban renew — At 20 September Incredible Code Unipessoal Lda- acquired the building // Ensilis (Lessor)

31/08/2028

Executed with an initial term of 10 years beginning on 1 September 2018.

The term may be renewed at the request of the lessee for additional 3-year periods, with a prior notice of 18 months, unless the Lessor terminates the agreement to the initial or renewed term with a prior notice of 18 months.

Both parties have

				1,400,000 plus 1/12 of the annual amount of the Municipal Property Tax.	Classrooms IADE

a break option to the end of the agreement (i.e., 31 August 2025) by means of a written prior notice of 18 months.

SCHEDULE 5

CORPORATE GUARANTEES

PART 1

SPAIN COMPANIES

No.	Name	Date	Parties	Amount of the guarantee
1.	Support and guarantee agreement	18 November 2015	Guarantor: Laureate Education, Inc. Borrower: Universidad Europea de Madrid S.L.U. Holdco: Iniciativas Culturales de España S.L.U. Beneficiaries: Banco Bilbao Vizcaya Argentaria S.A. and Bankia S.A.

All payment obligations of the borrower to the beneficiaries as lenders under the €100,000,000 facilities agreement entered into on 18 November 2015 and other finance documents (with the limit of the amount of any Tax Claim Payment obligation plus default interests and, if any, penalties accrued).

2.	Comfort Letter	27 June 2012	Issuer: Laureate Education Inc. Beneficiary: Inversiones Montepino S.L.	N/A
3.	Statement containing the commitment to provide financial resources.	17 June 2011	Guarantor: Iniciativas Culturales de España S.L.U. and Universidad Europea de Madrid S.L.U. Beneficiary: Universidad Europea de Valencia (under its former name Iniciativas Educativas Educa S.L.U.)	N/A

4.	Statement containing the commitment to provide financial resources.	5 March 2010	Guarantor: Iniciativas Culturales de España S.L.U. and Universidad Europea de Madrid, S.L.U. Beneficiary: Iniciativa Educativa Europea de Canarias S.L.U.	€4,000,000 (initial amount)

PART 2

PORTUGAL COMPANY

No.	Name	Date	Parties	Amount of the guarantee
1.	Statement of Commitment of Financial Sustainability	23 December 2013	Issuer: Laureate I B.V. Beneficiary: The competent office in the Ministry of Education (currently DGES)	€15,000,000
2.	Corporate guarantee (fiança)	11 March 2016	Guarantor: ICE Iniciativas Culturales de España, S.L. Beneficiary: The competent office in the Ministry of Education (currently DGES)	€2,000,000
3.	Letter of comfort	20 July 2018	Guarantor: Laureate I BV Beneficiary: Banco Comercial Português, S.A.	€2,500,000

SCHEDULE 6

SELLERS’ WARRANTIES

In this Schedule:

(a)                                 Relevant Date means, in relation to a Company, the later of: (a) the date which is two years prior to the date of execution of this agreement; and (b) the date of incorporation of that Company; and

(b)                                 where any statement is qualified by the expression so far as the Sellers are aware or to the best of the Sellers’ knowledge, information and belief or any similar expression, that statement shall be deemed to refer to the actual knowledge of the Sellers after having made reasonable enquiry only of the following individuals:

(i)                                     in respect of any statement which relates to any Spain Cluster member (including the Sale Shares in any Spain Company), Conrado Briceno and Jose Ramon Gonzalez; and

(ii)                                  in respect of any statement which relates to the Portugal Cluster member (including the Sale Shares in the Portugal Company), Estíbaliz Barranco and Jose Ramon Gonzalez.

1.                                      TITLE

1.1                               Ownership of Sale Shares

(a)                                 The Sale Shares for each Company constitute the whole of the issued share capital of that Company and are fully paid up.

(b)                                 Each Relevant Seller is the owner of the Sale Shares set opposite its name in column (4) of the relevant table in Part 1 or Part 2 of Schedule 1 and is entitled to transfer the full legal and (to the extent that the legal concept of beneficial ownership exists in the relevant jurisdiction of the Company in which the Sale Shares are owned) beneficial ownership in those Sale Shares to the Purchaser on the terms set out in this agreement.

(c)                                  There is no Encumbrance over any of the Sale Shares, there is no agreement or commitment to give or create any such Encumbrance (other than this agreement) and no person has made any claim to be entitled to any right over or affecting the Sale Shares.

1.2                               Non-profit entities

(a)                                 The Non-Profit Entities are non-profit entities duly incorporated or established by the relevant Company as set out in Schedule 3.  The constitutional information of the Non-Profit Entities described in Schedule 3 is true and accurate.

(b)                                 No Company is the owner of any shares of any other company.

2.                                      CAPACITY, INCORPORATION AND INSOLVENCY

2.1                               Incorporation and capacity of the Sellers

Each Seller is a company validly existing under the laws of its jurisdiction of incorporation with the requisite power and authority to enter into and perform, and has taken all necessary corporate action to authorise the execution and performance of its obligations under, this agreement and each of the other Transaction Documents to which it is or will be a party.

2.2                               Valid obligations

This agreement constitutes, and each of the other Transaction Documents to which a Seller is or will be a party will, when executed, constitute legal, valid and binding obligations of such Seller in accordance with its terms.

2.3                               No default

The execution and delivery by each Seller of this agreement and each of the other Transaction Documents to which it is or will be a party and the performance of the obligations of each Seller under it and each of them do not and will not conflict with or constitute a default under any provision of:

(a)                                 any agreement or instrument to which it is a party and which is material in the context of the Transaction; or

(b)                                 its constitutional documents; or

(c)                                  any law, lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which it is bound.

2.4                               Filings and consents

Other than as expressly set out in this agreement, all authorisations from, and notices or filings with, any governmental or other regulatory authority that are necessary to enable a Seller to execute, deliver and perform its obligations under this agreement, and each of the other Transaction Documents to which it is or will be a party, have been obtained or made (as the case may be) and are in full force and effect and all conditions of each such authorisation have been complied with.

2.5                               Incorporation of Companies

Each Company is a company validly existing under the laws of the country of its incorporation as shown in Schedule 2 with full power and authority to conduct its business as presently conducted.

2.6                               Constitutional and corporate documents

The constitutional and corporate documents of each Company have been properly kept and true and accurate copies are in the Data Room or available to the public at the relevant commercial registry.

2.7                               Group Companies

(a)                                 The particulars relating to the Group Companies set out in Schedule 2 and Schedule 3, as applicable, to this agreement are true and accurate.

(b)                                 Iniciativas Educativas de Mallorca, S.L.U. and Iniciativas Educativas UEA, S.L.U. are dormant companies and thus do not hold any assets or liabilities other than negligible assets or liabilities.

2.8                               Insolvency

(a)                                 No administrator, receiver or administrative receiver has been appointed in respect of the whole or any part of the assets or undertaking of any Company.

(b)                                 No order has been made and no resolution has been passed for the winding-up of any Company and, so far as the Sellers are aware, no petition has been presented for that purpose.

(c)                                  No Company is unable to pay its debts as they fall due and no Company has stopped paying its debts as they fall due.

(d)                                 No voluntary arrangement, compromise or similar arrangement with creditors has been proposed, agreed or sanctioned in respect of a Company.

3.                                      COMPLIANCE

3.1                               Compliance with laws

(a)                                 No Company has, since the Relevant Date, received written notice from any governmental or regulatory body that it is in violation of any applicable statute, regulation, order, decree or judgment of any court or governmental agency of the jurisdiction in which it is incorporated, where such violation or default would have a material adverse effect on the assets or financial position of the Companies taken as a whole.

(b)                                 No Company has, since the Relevant Date, done or omitted to do anything, the doing or omission of which amounts to a contravention of any applicable statute, order, regulation or the like giving rise to any material fine, penalty or other liability or sanction on the part of that Company.

(c)                                  Neither any Company nor, so far as the Sellers are aware having made reasonable enquiries, any of their respective directors or officers is or has been in violation of any applicable anti-corruption law or measure applicable to any of the assets or operations of any Company, including any law or measure that implements the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

3.2                               Licences

(a)                                 Each Company has in full force and effect all material licences, permissions, authorisations, registrations and consents required for the carrying on of the business (PLAs) as now carried on by it and no Company has received written notice that it is materially in default under any such material licence, permission, authorisation or consent.

(b)                                 There is no investigation, enquiry or proceeding outstanding or, so far as the Sellers are aware, anticipated and the Sellers are not aware of any other circumstances which are likely to result in the suspension, cancellation, modification, revocation or non-renewal of any PLAs.

(c)                                  Each of Universidad Europea de Madrid, S.L.U., Universidad Europea de Valencia, S.L.U., Universidad Europea de Canarias, S.L.U. and Ensilis - Educação e Formação, Unipessoal, Lda. is in material compliance with the applicable regulatory requirements for the carrying on of the business as now carried on by it and none of them has received written notice that it is materially in default under any such regulatory requirements.

(d)                                 Each Company is conducting and has conducted its business in material compliance with the applicable environmental laws.

(e)                                  Each educational program offered by the Clusters, and each university and attached centres owned by the Clusters, has  been duly authorised and registered if and when required.

(f)                                   The IEDE Business School has all material licences, permissions, authorisations, registrations and consents required for the carrying on of the business as now carried on by it.

(g)                                  As at the date of this agreement, Iniciativas Educativas de Mallorca S.L.U. and Iniciativa Educativa UEA S.L.U. do not conduct any activities or hold any regulatory licenses or authorisations and neither have initiated any process to obtain any such license or authorisation.

3.3                               Subsidies

Each Company is in compliance with the requirements and conditions under the government, regional, state or local authorities grants, subsidies or financial aid received by them, and none of the Companies is a part in a reimbursement proceeding (procedimiento de reintegro).

4.                                      LITIGATION

Except as claimant in the collection of debts arising in the ordinary course of business, no Company is engaged in any litigation, arbitration or administrative proceeding which is in progress and which is material in relation to the Companies, taken as a whole, nor, so far as the Sellers are aware, has any such proceeding been expressly threatened in writing by or against any Company.

5.                                      ACCOUNTS

5.1                               Accounts

The Accounts:

(a)                                 have been prepared in accordance with the Applicable Accounting Standards;

(b)                                 give a true and fair view of (or the equivalent standard in the jurisdiction of the Company to which they relate) the financial position of the relevant Company as at the Accounts Date;

(c)                                  have been certified without reservations by the relevant Company’s auditors; and

(d)                                 have been prepared on a basis consistent, in all material respects, with the basis employed in such audited accounts of the relevant Company for the immediately preceding financial year.

5.2                               Management Accounts

(a)                                 The Management Accounts have been prepared on a consistent basis in all material respects with the management accounts for the immediately preceding financial period.

(b)                                 The Management Accounts do not materially misstate, taken as a whole, the assets and liabilities of the Companies as at the date on which the Management Accounts are made nor the profits or losses of the Companies for the period concerned.

5.3                               Position since Accounts Date

Since the Accounts Date the business of each Company has been carried on in the ordinary course, and there has been no material adverse change in the financial position of the Companies, taken as a whole.

6.                                      COMMERCIAL ARRANGEMENTS AND INSURANCE

6.1                               Material Agreements

In this subparagraph 6.1, Material Agreement means an agreement entered into by a Company which:

(i)                                     has an annual value in excess of EUR 2,500,000; or

(ii)                                  is a contract of guarantee or indemnity pursuant to which any Company guarantees or indemnifies the performance of any obligation by any person other than another Group Company, other than any Lease.

(b)                                 A copy of each Material Agreement is in the Data Room.

(c)                                  No Company has, since the Relevant Date, received written notice that it is in default of any material obligation under any Material Agreement.

(d)                                 So far as the Sellers are aware:

(i)                                     all Material Agreements are in full force and effect and are valid and binding in accordance with their terms (subject to applicable insolvency laws);

(ii)                                  each other party to a Material Agreement has complied with its material obligations under the relevant Material Agreement; and

(iii)                               there are no situations under which agents providing services to the Companies can claim any compensation for clientele (indemnización por clientela) under the Spanish agency contracts act (Ley 12/1992, de 27 de mayo, sobre Contrato de Agencia) and/or any similar compensation under Portuguese law from the Companies.

6.2                               Indebtedness

(a)                                 No Company has, since the Relevant Date, received any written notice:

(i)                                     to repay any borrowings or indebtedness under any agreement relating to any borrowing (or indebtedness in the nature of borrowing) which are repayable on demand; or

(ii)                                  that an event of default has occurred and is outstanding under any agreement relating to any borrowing (or indebtedness in the nature of borrowing) or other credit facility of a Company.

(b)                                 The total amount borrowed by each Company from its bankers does not exceed its overdraft and other facilities.

(c)                                  No Company has outstanding any loan capital or any money borrowed or raised (other than under its bank facilities or normal trade credits).

(d)                                 No Company has, since the Relevant Date, lent any money which is due to be repaid and has not been repaid and no Company owns the benefit of any debt, other than in any such case: (i) any debts accrued in the ordinary course of its business; (ii) any Relevant Intra-Group Payables or Relevant Intra-Group Receivables; and (iii) any loans from one Group Company to another Group Company.

6.3                               Insurances

The Companies have taken out insurances on the bases and in respect of the risks referred to in the list of insurance cover contained in the Data Room, and:

(a)                                 so far as the Sellers are aware, such insurances are in full force and effect;

(b)                                 so far as the Sellers are aware, there are no special circumstances which might lead to any liability under such insurances being avoided by the insurers; and

(c)                                  no material claims which remain outstanding have been made under any such insurances.

7.                                      PROPERTY

(a)                                 The properties listed in Part 1 (the Freehold Properties), Part 2 (the Leasehold Properties of the Spain Cluster Members) and Part 3 (the Leasehold Properties of the Portugal Cluster Member and, together with the Leasehold Properties of the Spain Cluster Members, the Leasehold Properties) of Schedule 4 (collectively, Properties) are the only real property owned, leased, controlled, used or occupied by any Company.

(b)                                 A Company is the full legal and beneficial owner in possession of each of the Freehold Properties, is in exclusive occupation of each of them and has a good and marketable title to each of them.

(c)                                  So far as the Sellers are aware: (a) a Company’s freehold title to the Freehold Properties has, since the Relevant Date, not been challenged or contested in any way; and (b) there are no circumstances which could reasonably be expected to lead to a challenge of the freehold ownership titles to the Freehold Properties.

(d)                                 There are no preferential acquisition rights, rights of first refusal, transfer restrictions, or third-party rights over the Freehold Properties.

(e)                                  The current use of the Properties is permitted by applicable law and the relevant licenses, including all applicable planning and zoning regulations and there are no material infringements.

(f)                                   A Company has a permanent legal easement or, in the case of a Leasehold Property a legal easement for the term of the relevant lease agreement set out in Schedule 4 under which that Leasehold Property is held (the Lease Agreements), free from onerous or unusual conditions, to all rights necessary for the current use and enjoyment of each of the Properties.

(g)                                  There are no obligations or rights agreed between a Company and the landlords different to those expressly reflected in the Lease Agreements.

(h)                                 A Company and the landlords have fulfilled all of the legal and contractual material obligations under the Lease Agreements and a Company has made all rent and expenses payments that have become due and payable up-to-date.

(i)                                     No Company has received any written notice served by the relevant landlords for the purposes of amending, invalidating or terminating any of the Lease Agreements. Neither the execution of the Transaction Documents nor the performance of the undertakings, acts and obligations assumed thereunder, authorizes any landlord to modify or terminate any of the Lease Agreements or to increase the rent.

(j)                                    No right or facility necessary for the current use and enjoyment of any of the Properties is enjoyed on terms entitling any person to terminate or curtail it save, in the case of a Leasehold Property, on determination of the relevant Lease.

(k)                                 The Properties are free from any Encumbrance.

(l)                                     So far as the Sellers are aware, no Company is in material breach of any statutory, municipal or other requirement (including zoning requirements, planning consents and building permits) in connection with the use of the Properties.

(m)                             There are no material disputes affecting any of the Properties.

(n)                                 Universidad Europea de Madrid S.L.U. entered into with Edificaciones Castelló, S.A. three works agreements dated on 19 June 2015, 13 June 2016 (as amended on 11 July 2016), and 20 June 2016 (the Madrid Works and Madrid Works Agreements). The Madrid Works have been completed to Universidad Europea de Madrid S.L.U.’s satisfaction and in accordance with the licenses and the projects appended to the relevant Madrid Works Agreement.

(o)                                 Universidad Europea de Madrid S.L.U. has paid to the constructor all the amounts due under the Madrid Works Agreements, except for the amounts retained in accordance with the Madrid Works Agreements. The amounts retained by Universidad Europea de Madrid S.L.U. amount to EUR 10,850.64, which will be released on the end of the guarantee period.

(p)                                 Universidad Europea de Valencia S.L.U. entered into with Edificaciones Castelló, S.A. two works agreements dated on 6 June 2018 and 27 June 2018 (the Valencia Works and Valencia Works Agreements). The Valencia Works have been completed  to Universidad Europea de

Valencia, S.L.’s satisfaction in accordance with the licenses and the projects appended to the relevant Valencia Works Agreements.

(q)                                 The amounts pending to be paid by Universidad Europea de Valencia under the Valencia Works Agreements amount to EUR 61,819.50 and the amounts retained amount to EUR 168,399.36.

8.                                      INTELLECTUAL PROPERTY

In this paragraph 8, Intellectual Property Rights means (a) copyright, patents, database rights and rights in trademarks, designs, domain names and URLs, database rights, know-how and confidential information (whether registered or unregistered), (b) applications for registration, and rights to apply for registration, of any of the foregoing rights and (c) all other intellectual property rights and equivalent or similar forms of protection existing in Spain or Portugal.

(a)                                 The Sellers have delivered to the Purchaser a list (as referred to in the Disclosure Letter) of all patents, registered trademarks, registered service marks, registered designs or other registered Intellectual Property Rights of which a Company is the registered proprietor or for which application has been made by a Company.

(b)                                 So far as the Sellers are aware, the Companies own or use pursuant to binding licence agreements all Intellectual Property Rights necessary to conduct their business substantially in the manner presently conducted on the date of this agreement.

(c)                                  So far as the Sellers are aware, no Company has, since the Relevant Date, received a written notice that it infringes any Intellectual Property Right of any third party.

(d)                                 So far as the Sellers are aware, there has, since the Relevant Date, been no unauthorised use by any person of any material Intellectual Property Rights of a Company or any confidential information belonging to any Company.

(e)                                  No Company carries on business under a name or names other than its registered corporate or trade names.

9.                                      ASSETS AND INFORMATION TECHNOLOGY

In this paragraph 9:

Business IT means all Information Technology owned or used by any Company and which is material to its business; and

Information Technology means computer systems, communication systems, software and hardware.

(a)                                 So far as the Sellers are aware, the rights and assets owned, leased, licensed or otherwise used by the Group Companies (taking into account those services to be provided under the TSA to be entered into at Completion) comprise all the rights and assets necessary for the carrying on of the Business of the Group Companies in the manner in, and to the extent to, which it has been conducted on the date of this agreement and in the 12 months-period prior to the date of this agreement.

(b)                                 So far as the Sellers are aware, the Business IT is in good working order in all material respects.  So far as the Sellers are aware, the present capacity and performance of the Business IT is sufficient to satisfy the business requirements (including requirements as to data volumes) of the business as it is carried out on the date of this agreement.

(c)                                  So far as the Sellers are aware, there are, and, since the Relevant Date, there have been, no performance reductions or breakdowns of, or logical or physical intrusions to, any Business IT or losses of data which in each case have had (or are having) a material adverse effect on the business.

(d)                                 In relation to any contract pursuant to which any material services relating to, and licences of, Business IT are provided to the relevant Company:

(i)                                     it is in full force and effect, no written notice having been given or received by any relevant Company to terminate it; and

(ii)                                  the relevant Company has not received or sent written notice that it is in breach of any of its material obligations or that a dispute has arisen in respect of it and the Sellers are not aware of any fact or matter which may give rise to a notice to terminate by a counterparty; and

(iii)                               the relevant Company holds sufficient number of licenses (where applicable) for the use of the Business IT.

10.                               DATA PROTECTION

In this paragraph 10, Data Protection Legislation means all applicable laws in connection with privacy and protection of personal data in any jurisdiction in which a Company operates its business.

(a)                                 Each Company has, since the Relevant Date, complied in all material respects with all applicable requirements (including notification requirements) of the Data Protection Legislation in respect of its business.

(b)                                 No Company has, since the Relevant Date, received written notice in respect of any material infringement or alleged infringement of the Data Protection Legislation in respect of its business and no Group Company has, since the Relevant Date, received a written claim for compensation from any individual in respect of any such infringement or alleged infringement.

11.                               EMPLOYMENT

(a)                                 The Sellers have disclosed to the Purchaser in respect of the Companies:

(i)                                     true and complete copies of the service or employment agreements of each employee earning more than EUR 150,000 per annum (taking into account both the fixed salary and bonus on the basis that 100% of the relevant target is achieved) (together, the Senior Employees);

(ii)                                  a representative sample or samples of the standard terms and conditions of employment on which employees of the Companies are employed; and

(iii)                               details of any arrangement or practice of the Companies regarding redundancy payments above the statutory payment.

The total number of full time equivalent employees of the Companies as at 30 November 2018 was 1,595 in Spain and 334 in Portugal, and the aggregate annual salary payable to such full time equivalent employees is EUR 76,500,000 (in respect of those full time equivalent employees in Spain) and EUR 11,900,000 (in respect of those full time equivalent employees in Portugal).

(b)                                 The Companies comply and, since the Relevant Date, have complied with all applicable laws relating to employment, social security and health and safety regulations and have fulfilled all of their obligations thereunder in relation to their employees, as required by the correct application of current legislation and the applicable collective bargaining agreement, in each case in all material respects.

(c)                                  The Company is up to date with salary payments to their employees and no sum whatsoever is owed to any of them or to any former employees in respect of salaries, bonuses, severance payments or incentives of any kind for the services they have provided.

(d)                                 Except as disclosed under subparagraph 11(a) above, there is not in existence any written or unwritten contract of employment between a Company and a Senior Employee which cannot be terminated by 12 months’ notice or less without giving rise to a claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal).

(e)                                  Except as disclosed under subparagraph 11(a) above, there is not outstanding any agreement or arrangement to which a Company is a party for profit-sharing or for payments to any Senior Employee of bonuses or for incentive payments or other similar matters.

(f)                                   No Senior Employee has given or been given notice to terminate his employment.

(g)                                  Save as has been disclosed in the Data Room, no Company has any agreement or arrangement with, or recognises, a trade union, works council, staff association or other body representing any of its workers.

(h)                                 So far as the Sellers are aware, with regard to any business activity conducted by any third party contractors (either by self-employed workers or outsourcing companies), in the Companies’ premises,  no legal situations exist, have arisen or could arise where the Companies must or may be declared to be liable on a joint and several or subsidiary basis for the obligations of other third party contractors (outsourcing companies or self-employed workers) for the obligations that such third party contractors have towards their employees with respect to the outsourced services or vis-a-vis the relevant social security authorities.

(i)                                     So far as the Sellers are aware, with regard to any business activity conducted by any third party contractors (either by self-employed workers or outsourcing companies) in the Companies’ premises, no legal situations exist, have arisen or could arise where the individuals carrying out the relevant business activity have claimed or could successfully claim against the Companies, claiming the right to be reclassified or deemed as employees of the Companies and/or the right to be transferred to the Companies by operation of law and, particularly, by application of article 44 of the Workers’ Statute (Real Decreto Legislativo 2/2015, de 23 de octubre, por el que se aprueba el texto refundido de la ley del Estatuto de los Trabajadores).

12.                               PENSIONS

True and complete copies of all documents relating to the pensions arrangements relating to the employees of the Companies are included in the Data Room.

13.                               TAX

13.1                        Taxation liabilities

All Taxation of any nature whatsoever for which a Company is liable and which has fallen due for payment has been duly paid.

13.2                        Taxation returns

(a)                                 All notices, computations and returns which ought to have been submitted to a Taxation Authority by a Company have been properly and duly so submitted and all information, notices, computations and returns submitted to a Taxation Authority are true, accurate, correct and complete in all material respects and are not the subject of any material dispute with a Taxation Authority.

(b)                                 All material records which a Company is required to keep for Taxation purposes have been duly kept and are available for inspection at the premises of the Company.

(c)                                  No Company has asked for any extensions of time for the filing of any currently outstanding tax returns or other documents relating to Taxation.

13.3                        Penalties and interest

No Company has within the past three years paid or become liable to pay any material interest, penalty, surcharge or fine relating to Taxation.

13.4                        Investigations

No Company has within the past 12 months been subject to or, so far as the Sellers are aware, is currently subject to any non-routine investigation, audit or visit by any Taxation Authority.

SCHEDULE 7

CLAIMS

1.                                      Disclosed Information

1.1                               Those matters Fairly Disclosed in the Data Room and the DD Reports and the matters Fairly Disclosed in the Disclosure Letter shall be referred to herein, together, as the Disclosed Information).

1.2                               References in the Disclosure Letter to paragraph numbers shall be to paragraph numbers in Schedule 6 to which the disclosure is most likely to relate.  Such references are given for convenience only and shall not limit the effect of any of the Disclosed Information, all of which is made against the Sellers’ Warranties as a whole.  Information set out in the Disclosure Letter and other Disclosed Information is included solely to qualify the Sellers’ Warranties, is not an admission of liability with respect to the matters covered by such information and is not warranted in any respect whatsoever.  The inclusion of any specific item or amount in the Disclosure Letter or in any other Disclosed Information is not intended to imply that such item or amount (or higher or lower amounts) is or is not material, and no party shall use the fact of the inclusion of any such item or amount in the Disclosure Letter or in any other Disclosed Information in any dispute as to whether any obligation, item, amount or matter not described therein is or is not material for the purposes of this agreement.

2.                                      Exclusions

2.1                               No Seller shall be liable in respect of any Business Warranty Claim to the extent that the matter or circumstance giving rise to the Business Warranty Claim:

(a)                                 was Disclosed Information; or

(b)                                 was Fairly Disclosed in this agreement, including the Schedules.

2.2                               No Seller shall be liable in respect of any Warranty Claim to the extent that the Losses giving rise to the Warranty Claim:

(a)                                 were specifically provisioned for in the Accounts or Management Accounts or were taken into account in the Completion Statement or were otherwise accounted for in calculating the Relevant Purchase Price for either Cluster; or

(b)                                 have been or are made good or are otherwise compensated for without cost to the Purchaser or any Company; or

(c)                                  would not have arisen but for a change in legislation or a change in the interpretation of legislation on the basis of case law made after the date of this agreement or any amendment to or the withdrawal of any practice previously published by any authority, in either case occurring after the date of this agreement, whether or not that change, amendment or withdrawal purports to be effective retrospectively in whole or in part; or

(d)                                 would not have arisen but for any change at or after Completion of (i) the date to which any Company makes up its accounts or (ii) in the bases, methods, principles or policies of accounting of any Company other than a change which is reported by the auditors for the time being of a Company to be necessary in their opinion because such bases, methods, principles or policies of accounting as at the date of Completion are not in accordance with any published accounting practice or principle then current; or

(e)                                  would not have arisen but for any act or omission of any member of the Sellers’ Group or any Group Company on or before Completion carried out at the written request of the Purchaser or any act or omission of the Purchaser or any Group Company after Completion; or

(f)                                   would not have arisen but for a cessation, or any change in the nature or conduct, of any trade carried on by any Group Company at Completion, being a cessation or change occurring on or after Completion.

2.3                               In consideration of the execution, delivery and performance of this agreement by the parties, subject to and with effect from the Completion Date, the Purchaser shall (on its own behalf and on behalf of each other member of the Purchaser’s Group), be deemed to have released and fully discharged the Sellers and each other member of the Sellers’ Group, their successors, assigns and predecessors, equityholders, directors, officers, employees, agents, attorneys, representatives, beneficiaries and heirs (each, a Released Person) from any and all actual or potential claims, demands, causes of action, losses and liabilities and all consequences thereof, whether known or unknown, both at law and in equity, which such persons may have arising prior to Completion or on account of or arising out of any matter, cause or event occurring prior to Completion. Without prejudice to the generality of this paragraph 2.3, the Purchaser undertakes that it shall, and shall procure that each other member of the Purchaser’s Group shall:

(a)                                 release each Resigning Director from any and all liability related to the offices held by such person in any of the Companies up to the Completion Date;

(b)                                 waive any future claims against any Resigning Director in relation to the offices held by such person in any of the Companies before the Completion Date, for which purpose the Purchaser undertakes that if such a claim arises after the Completion Date, the Purchaser shall expressly release and indemnify, or, if applicable, shall procure that the relevant Company shall expressly release and indemnify, the relevant Resigning Director in relation to such potential liability;

(c)                                  release Laureate and each other member of the Sellers’ Group from any and all liability that could be attributed to it as a result of the application of articles 501, 502 and/or 491 of the Portuguese Companies Code; and keep Laureate and each other member of the Sellers’ Group fully indemnified against any claims that may be brought as a result of the application of articles 501, 502 and/or 491 of the Portuguese Companies Code except where: (i) the matter or circumstance relating to such claim is a breach of a Sellers’ Warranty under this agreement and a Seller was actually aware of such breach as at the date of this agreement; or (ii) there has been fraud on the part of a Seller; and

(d)                                 waive any future claims against Laureate and any other member of the Sellers’ Group for any and all liability attributed to it as a result of the application of articles 501, 502 and/or 491 of the Portuguese Companies Code, for which purpose the Purchaser hereby undertakes that if such a claim arises after the Completion Date, the Purchaser shall expressly release and shall procure that the Portugal Company shall expressly release and indemnify Laureate and each other member of the Sellers’ Group in relation to such potential liability.

(e)                                  If a W&I Insurance Policy has been incepted by the Purchaser (i) the Purchaser undertakes to diligently seek to recover from the W&I Insurer for a breach of a Seller’s Warranty in relation to any claims brought against a Seller under articles 501, 502 and/or 491 of the Portuguese Companies Code and (ii) any amounts recovered by the Purchaser from the W&I Insurer in relation to any such claim which have been brought against a Seller shall be reimbursed to said Seller by the Purchaser.

(f)                                   The Sellers will keep the Purchaser duly informed of the details of any claim brought by third parties under articles 501, 502 and/or 491 of the Portuguese Companies Code in relation to the Companies and will share with the Purchaser copies of all communications received from and/or exchanged with any such third parties

For the avoidance of doubt, nothing contained in this paragraph 2.3 shall operate as a waiver of any rights by the Purchaser or the Companies to claim against the Sellers under this agreement including Title and Capacity Warranty Claims, Specific Indemnity Claims and/or Other Claims.

2.4                               Paragraph 2.3 may be enforced by each Released Person against the Purchaser under the Contracts (Rights of Third Parties) Act 1999.  The provisions of paragraph 2.3 may be varied by agreement between the Sellers and the Purchaser (and the Sellers may also settle in whole or in part any liability in respect of rights or claims contemplated by paragraph 2.3) without the consent of any other member of the Sellers’ Group.

3.                                      Financial limits

Subject to paragraph 13, the liability of the Sellers shall be limited as follows:

De minimis

(a)                                 there shall be disregarded for all purposes, and the Sellers shall not be liable in respect of, any Claim in respect of which the amount of the damages (or, in the case of a Tax Covenant Claim, the amount) to which the Purchaser would otherwise be entitled is less than EUR 100,000;

Thresholds

(b)                                 the Sellers shall not be liable in respect of any Business Warranty Claim or Tax Covenant Claim unless the aggregate amount of damages (or, in the case of a Tax Covenant Claim, the amount) resulting from any and all Business Warranty Claims and Tax Covenant Claims (other than Claims disregarded as contemplated by paragraph (a) above) exceeds in aggregate the retention under any W&I Insurance Policy;

(c)                                  the Sellers shall not be liable in respect of any Specific Indemnity Claim unless the aggregate amount of damages resulting from any and all Specific Indemnity Claims (other than Specific Indemnity Claims disregarded as contemplated by paragraph (a) above) exceeds in aggregate EUR 250,000;

(d)                                 the Sellers shall not be liable in respect of any Other Claim unless the aggregate amount of damages resulting from any and all Other Claims (other than Other Claims disregarded as contemplated by paragraph (a) above) exceeds in aggregate EUR 250,000;

Aggregate caps

(e)                                  the maximum aggregate liability of the Sellers arising out of or in connection with all and any Business Warranty Claims and Tax Covenant Claims shall not exceed EUR 1;

(f)                                   the maximum aggregate liability of the Sellers in respect of all and any all and any Specific Indemnity Claims and all and any Other Claims shall not exceed EUR 77,000,000; and

(g)                                  the maximum aggregate liability of the Sellers arising out of or in connection with all and any Title and Capacity Warranty Claims and all and any other Claims (including Business Warranty Claims, Tax Covenant Claims, Specific Indemnity Claims and Other Claims) shall not exceed an amount equal to the aggregate of the Relevant Purchase Price for all the Sale Shares in the Companies comprising both the Spain Cluster and the Portugal Cluster.

4.                                      Time limits

The liability of the Sellers in respect of all Claims shall terminate:

(a)                                 on the second anniversary of the Completion Date in respect of the Title and Capacity Warranties;

(b)                                 on the thirtieth day after the expiry of the applicable statute of limitations (periodo de prescripción legal) (expanded as the case may be) in respect of the Tax Warranties, Tax Covenant Claims and Specific Indemnity Claims under or in respect of subparagraphs 2.1(b) and/or 2.1(c) of Schedule 8;

(c)                                  on the date falling eighteen (18) months after the Completion Date in respect of all other Sellers’ Warranties;

(d)                                 on the date falling thirty six (36) months after the Completion Date in respect of Specific Indemnity Claims under or in respect of subclause 11.3;

(e)                                  on the date falling six months after the Completion Date in respect of Other Claims for breach of the obligations under subclause 5.7 of the agreement; and

(f)                                   on the date falling eighteen (18) months after the Completion Date in respect of all Other Claims (other than Other Claims for breach of the obligations under subclause 5.7 of the agreement), except in respect of any Claim of which notice is given to the Sellers in accordance with the provisions of paragraph 5 below before the relevant date in paragraphs (a) to (f) above.  The liability of the Sellers in respect of any Claim shall in any event terminate if proceedings in respect of it have not been commenced within six months after the giving of notice of that Claim in accordance with the provisions of paragraph 5 below.

5.                                      Notice

If the Purchaser or, following Completion, a Group Company becomes aware of a matter or circumstance which may give rise to a Claim, the Purchaser shall give notice to the Sellers specifying the relevant facts (including the Purchaser’s estimate, on a without prejudice basis, of the amount of such Claim) as soon as reasonably practicable (and in any event within 45 days) after it or the Group Company (as the case may be) becomes aware of that matter or circumstance.

6.                                      Reduction in Relevant Purchase Price

Any payment made by a Seller in respect of a Claim shall, to the maximum extent possible, be deemed to be a reduction in the Relevant Purchase Price.

7.                                      Duty to mitigate

The Purchaser shall take all steps reasonably necessary to mitigate any loss or damage incurred by it as a result of any matter or circumstance giving rise to a Claim, other than a Tax Covenant Claim.

8.                                      Waiver of set-off etc.

The Purchaser waives any and all rights of set off, counterclaim, deduction or retention against or in respect of any of its payment obligations under this agreement or any of the other Transaction Documents which it might otherwise have by virtue of any Claim.

9.                                      Contingent liabilities

If any Claim is based upon a liability which is contingent only, no Seller shall have any obligation to make a payment in respect thereof unless (and until) such liability ceases to be contingent. For clarification purposes, the need of making a disbursement to provide guarantees in relation to a matter or circumstance which may cause a Loss or to mitigate Losses shall not be considered a contingent liability, but an actual one.

10.                               No double recovery

The Purchaser agrees that it shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of the same loss.  For this purpose, recovery by any member of the Purchaser’s Group shall be deemed to be recovery by the Purchaser.

11.                               No liability for consequential loss etc.

No Seller shall have any liability for any indirect or consequential loss arising out of any matter or circumstance giving rise to a Claim. The Purchaser shall not be liable vis-à-vis the Sellers under this agreement for any indirect or consequential loss.

12.                               Tax Warranties

The provisions of paragraphs 4, 5, 7 and 8 of Schedule 8 (but no other provisions of that Schedule) shall apply to Warranty Claims in relation to Tax Warranties.

13.                               Conduct of Specific Indemnity Claims

The provisions of paragraphs 7 and 8 of Schedule 8 shall apply, mutatis mutandis, to any Specific Indemnity Claims under or in respect of subclause 11.3.

14.                               Effect of fraud

The limitations set out in this Schedule or clause 11 shall not apply to limit the liability of a Seller in the event of a claim arising against that Seller as a result of fraud on the part of that Seller.

SCHEDULE 8

TAX COVENANT

1.                                      INTERPRETATION

1.1                               In this Schedule, unless the contrary intention appears, words and expressions defined elsewhere in this agreement have the same meaning and:

Accounts Relief, in respect of a Company, means any Relief (other than a right to a repayment of Taxation) which is taken into account in the Completion Statement as an asset;

Fiscal Unity means a fiscal group or unity for corporate income tax and/or value added tax purposes to which a Company belongs prior to Completion;

Fiscal Unity Company means a Company which, prior to Completion, is part of a fiscal group or unity for corporate income tax and/or value added tax purposes;

Post Completion Relief means a Relief arising to a Company which is neither a Sellers’ Relief, an Accounts Relief nor a right to a repayment of Taxation that has been taken into account in the Completion Statement as an asset;

Potential Liability means a liability to or claim for Taxation or a non-availability, loss, reduction or cancellation of any Relief which may result in a claim against a Seller under this Schedule, or which may do so if paragraph 3 of Schedule 7 were not to apply, or any matter which may result in a claim against a Seller for breach of a Tax Warranty;

Relevant Period means any period ended prior to Completion in respect of which a Company is required to make a return or a payment to a Taxation Authority;

Relief means any loss, allowance, credit, relief, deduction or set-off in respect of, or taken into account, or capable of being taken into account, in the calculation of a liability to, Taxation or any right to a repayment of Taxation;

Saveable Amount means, in respect of a Relief, the amount by which a liability to Taxation may be decreased by the use of that Relief;

Seller’s Conduct Matter means, in relation to a Company, the preparation and submission of all notices, claims, returns and computations, the preparation and submission of all correspondence relating to such notices, claims, returns and computations and the negotiation and agreement of all matters relevant to the tax position of such a Company for a Relevant Period;

Sellers’ Relief means a Relief arising to a Company as a result of a Transaction or Transactions occurring (or deemed to occur) on or before Completion, or in respect of a period ended on or before Completion but that is neither:

(a)                                 an Accounts Relief; nor

(b)                                 a repayment of Taxation which is taken into account in the Completion Statement as an asset;

Straddle Period means, with respect to each Company, any period commencing before Completion which is not a Relevant Period; and

Transaction means any transaction, event, act or omission (or any transaction, event, act or omission deemed to occur for Taxation purposes) (including, for the avoidance of doubt, any provision of services).

1.2                               In this Schedule, references to:

a fiscal unity includes any consolidated group for corporate income tax purposes and any other collection of companies or entities whose tax affairs are dealt with on a consolidated basis in any jurisdiction, howsoever such a group is referred to or defined;

profits include income, profits or gains of any description and from any source;

profits earned on or before a certain date or in respect of a certain period include profits treated as, or deemed to be, earned on or before that date or in respect of that period for Taxation purposes;

profits earned include profits earned, accrued or received (or treated as, or deemed to be, earned, accrued or received for Taxation purposes);

a repayment of Taxation include any repayment supplement or interest in respect of it; and

Taxation include, in a case where Taxation for which a Company is liable is discharged by another person, the amount corresponding to that Taxation for which a Company is, after that discharge, liable.

1.3                               For the purposes of this Schedule, a Company shall be deemed to be liable for a payment of Taxation, and to make that payment of Taxation, if a Company would be liable for a payment of Taxation but for the use or setting off against profits or against a liability to pay Taxation of a Post Completion Relief or Accounts Relief.

1.4                               In this Schedule, unless the contrary intention appears, a reference to a paragraph or subparagraph is to a paragraph or subparagraph of this Schedule.

2.                                      COVENANT

2.1                               The Sellers covenant with the Purchaser that, subject to the following provisions of this Schedule, the Sellers will pay to the Purchaser, to the extent possible by way of repayment of the purchase price for the relevant Sale Shares (but not so as to limit the amount payable where not wholly possible), an amount equal to:

(a)                                 any payment of Taxation made or to be made by a Company the liability for which arises as a result of any Transaction or Transactions occurring on or before Completion (other than Taxation arising in respect of income, profits or gains earned after Completion as a result of any such Transaction or Transactions) or in respect of any income, profits or gains earned or accrued, for tax purposes, on or before Completion whether or not a Company is or may be entitled to claim reimbursement of the payment from any person;

(b)                                 any payment of Taxation for which a Company is liable as a result of its membership of a Fiscal Unity with ICE or any company that is not a Group Company, where such

Taxation arises (i) in respect taxable income attributable, in accordance with applicable laws, to ICE or any other member of the Fiscal Unity that is not a Group Company, or (ii) represents any value added tax relating (in accordance with applicable law) to ICE or any other member of the Fiscal Unity that is not a Group Company, where ICE or such other member of the Fiscal Unity is a member of a Fiscal Unity for value added tax purposes with a Group Company; or

(c)                                  any payment of Taxation made or to be made by a Company the liability for which arises from such Company entering into any Transaction or Transactions on or before Completion with any member of the Sellers’ Group otherwise than on arm’s length terms or the failure of such Company to maintain any records required by applicable law for transfer pricing purposes in connection with such Transaction or Transactions.

2.2                               For the purposes of this Schedule, any payment pursuant to paragraph 9.2 by a Fiscal Unity Company to the Relevant Seller shall be treated as if it were a payment of Taxation.

2.3                               For the purposes of this Schedule (other than paragraph 3), all rights and liabilities of the parties shall be calculated on the assumption (if not actually the case) that the date of Completion is the end of an accounting period or a taxable period (as appropriate) and that the Completion Statement is the consolidated balance sheet of the Companies for an accounting period or a taxable period (as appropriate) ending on that date.

2.4                               A Seller shall only have a liability under paragraph 2.1 in respect of a Company if it was the Relevant Seller in respect of the Cluster to which that Company belongs.

3.                                      PAYMENT

A payment to be made by a Relevant Seller under paragraph 2 shall be made (i) within forty five Business Days from the date on which notice setting out the amount due is received by the Relevant Seller from the Purchaser or a Company in accordance with paragraph 5 of Schedule 7 or (ii) if later:

(a)                                 subject to subparagraph (c), in the case of a payment of Taxation within subparagraph 2.1, on the date which is two Business Days prior to the last date on which that payment of Taxation is required to be made in order to avoid incurring a liability to interest or penalties;

(b)                                 in the case of a deemed payment of Taxation referred to in subparagraph 1.3, on the date which is one Business Day prior to the earliest date on which Taxation becomes payable which would not have been payable had the Relief not been used; and

(c)                                  if the payment relates to a liability to make a payment of Tax which is disputed by the Relevant Seller or a Company (a Disputed Liability) and the date on which payment of that Tax is required by law has been postponed following an application to the relevant Taxation Authority, court or tribunal, or the Tax does not in practice have to be paid until the Disputed Liability is determined, five Business Days before the date on which payment in respect of that Tax becomes required by law after that postponement, or is in practice required to be made following determination of the Disputed Liability, provided always that:

(i)                                     if any action to be taken for the purposes of resisting, appealing, disputing, compromising or defending that Disputed Liability (including any such action to be taken at the request or direction of the Relevant Seller in accordance with any provision of this Schedule) cannot be taken prior to the Tax that is the subject matter of the Disputed Liability, or a payment on account of that Tax, being paid, or if failure to pay the Disputed Liability would have a material adverse effect on the business of the Purchaser’s Group, then the Relevant Seller shall pay to the Purchaser an amount equal to that amount of Tax (a Disputed Tax Payment) within forty five Business Days after receipt by the Relevant Seller of written notice from the Purchaser specifying that amount and including evidence reasonably satisfactory to the Relevant Seller that the action to be taken for the purposes of resisting, appealing, disputing, compromising or defending that Disputed Liability cannot be taken prior to the Tax that is the subject matter of the Disputed Liability, or a payment on account of that Tax, being paid, or of the material adverse effect on the business of the Purchaser’s Group (or, if earlier, two Business Days prior to the last date on which that payment of Taxation is required to be made in order to enable the relevant action to be taken or to avoid the relevant material adverse effect on the business of the Purchaser’s Group); and

(ii)                                  if the Relevant Seller makes a Disputed Tax Payment, and the Disputed Liability is settled, compromised or determined at a lesser sum than the amount of the Disputed Tax Payment, then the difference between the Disputed Tax Payment and the amount for which the Disputed Liability is settled, compromised or determined shall be repaid to the Relevant Seller within five Business Days after, as applicable: (A) the receipt of a repayment in respect thereof by a Company or any member of the Purchasers’ Group from the relevant Taxation Authority; or (B) if such a repayment is set off against any other amount payable to the relevant Taxation Authority, the date upon which that other amount would otherwise have been due for payment.

4.                                      EXCLUSIONS

The covenants contained in paragraph 2 shall not extend to any liability otherwise falling within this Schedule and no claim shall arise under the Tax Warranties to the extent that:

(a)                                 provision or reserve for the liability is made or the liability is otherwise taken into account, or its actual or assumed payment or discharge is taken into account, in the Completion Statement; or

(b)                                 the liability is:

(i)                                     interest arising from a failure to pay Taxation to a Taxation Authority within a reasonable time after the Relevant Seller has made a payment of an amount in respect of that liability to Taxation under paragraph 3; or

(ii)                                  interest attributable to a period after Completion on an amount to which paragraph 2 does not apply by virtue of subparagraph 4(a) or 4(c); or

(c)                                  it would not have arisen (or would have been reduced) but for a change in legislation or a change in the interpretation of legislation that was grounded on a consolidated case law or any practice previously published by a Taxation Authority and which has been amended or withdrawn by new case law or new practice, in either case occurring after the date of this agreement, and with retrospective effects; or

(d)                                 it would not have arisen (or would have been reduced) but for a voluntary act or omission carried out or effected by the Purchaser or a Group Company after Completion other than an act or omission which:

(i)                                     is in the ordinary course of business as carried on by a Group Company at Completion and could not reasonably have been avoided; or

(ii)                                  a Group Company was legally committed to do, or omit to do, under a commitment that existed on or before Completion; or

(e)                                  it has been made good or otherwise compensated for without cost to the Purchaser or a Company; or

(f)                                   any income, profits or gains to which the payment is attributable were actually earned or received by or actually accrued to a Group Company but were not reflected in the Completion Statement but should have been so reflected and that would have given rise to an adjustment to the Purchase Price in accordance with Clause 3 of this agreement had it been so reflected; or

(g)                                  it arises as a consequence of any failure by the Purchaser or a Company to comply with any of their respective obligations under this Schedule; or

(h)                                 it arises as a result of the failure or omission of a Company to make any valid claim, election, surrender or disclaimer, to give any valid notice or consent or to do any other thing under the provisions of any enactment or regulation relating to Taxation after Completion, the making, giving or doing of which was taken into account in computing the provisions for Taxation in the Completion Statement; or

(i)                                     it arises as a result of any claim, election, surrender, revocation or disclaimer made or notice or consent given by a Group Company or any member of the Purchaser’s Group after Completion under the provisions of any enactment or regulation relating to Taxation other than any claim, election, surrender, revocation, disclaimer, notice or consent assumed to have been made, given or done in computing the amount of any allowance, provision or reserve in the Completion Statement or which is made at the prior request of the Relevant Seller pursuant to its rights under this Schedule; or

(j)                                    it arises as a result of any change after Completion of the date to which a Group Company makes up its accounts or in the bases, methods or policies of accounting of a Group Company other than a change which is reported by the auditors for the time being of a Group Company to be necessary in their opinion because such bases, methods or policies of accounting as at the date of Completion are not in accordance with any generally accepted accounting practice or principle then current; or

(k)                                 it would not have arisen (or would have been reduced) but for a change in the rate of the tax depreciation available to a Group Company or a reallocation or deferral of deductible expenses into a period ending after Completion (save that this exclusion shall not apply to any amount within subparagraph (b) of the definition of Tax, Taxes or Taxation; or

(l)                                     it relates to transfer taxes, stamp duties or other Taxation which is not imposed on or calculated by reference to net income, profits or gains and which in any case arise as a result of the sale of the Sale Shares pursuant to this agreement; or

(m)                             it arises or is increased as a result of transfer pricing legislation (or its equivalent) to the extent that a Company or a member of the Purchaser’s Group has obtained or will obtain a corresponding adjustment which results in a tax saving (and for these purposes a Company or a member of the Purchaser’s Group shall use reasonable endeavours to obtain a corresponding adjustment within a reasonable time, and, for the avoidance of doubt, the exclusion provided by this paragraph shall apply up to the amount of such tax saving); or

(n)                                 it is a consequence of any act, omission, transaction or arrangement carried out by the Relevant Seller or any Group Company prior to Completion at the written request or with the approval of the Purchaser.

5.                                      REFUNDS

5.1                               If a Company is entitled to receive from any Taxation Authority a repayment or credit in respect of Taxation relating to any period ended on or before Completion then:

(a)                                 the Purchaser shall give the Relevant Seller full details of the entitlement as soon as practicable and in any event within ten Business Days of the Purchaser becoming aware of the entitlement arising;

(b)                                 the Purchaser shall at the request of the Relevant Seller take all reasonable steps to procure that the repayment or credit shall be obtained, keeping the Relevant Seller fully informed of the progress of any action taken; and

(c)                                  an amount equal to the repayment or credit (including any repayment supplement or interest) effectively received by the Purchaser or a Company less any amount taken into account in the Completion Statement in respect of the repayment or credit shall be paid by the Purchaser to the Relevant Seller within five Business Days of receipt.

6.                                      CORRESPONDING BENEFIT

6.1                               If a Group Company (or any successor to all or any part of its business), in each case after Completion, or the Purchaser receives a benefit or makes a saving in relation to Taxation which it would not have received or made but for the circumstances giving rise to a Specific Indemnity Claim, then:

(a)                                 the Purchaser shall procure that full details of the benefit or saving are given to the Relevant Sellers as soon as practicable and in any event within ten Business Days of receipt of the benefit or saving in question;

(b)                                 the Purchaser shall procure that, within ten Business Days of the date when the benefit is received or saving in question is made (being the date when Taxation would otherwise have been due which is not due by virtue of the saving or the benefit), any payment already made by the Relevant Sellers in respect of the relevant Specific Indemnity Claim is forthwith repaid to the Relevant Sellers up to the amount of the benefit or saving and that any interest or repayment supplement received relating to the benefit or saving so far as repaid is also forthwith paid to the Relevant Sellers; and

(c)                                  any amount of the benefit or saving (including any interest or repayment supplement) that is not so paid to the Relevant Sellers shall be carried forward and set off against any future payment or payments which become due from the Relevant Sellers under a Specific Indemnity Claim.

6.2                               If a Group Company or the Purchaser is entitled to receive a benefit or make a saving, as referred to in subparagraph 6.1, it shall use all reasonable endeavours to obtain any such benefit or make such saving within a reasonable time.

6.3                               Any Specific Indemnity Claim that has been reduced or refunded under this paragraph 6 shall not, to the extent of such reduction or refund, be included in the computation of the aggregate liability of the Sellers for the purposes of the financial limit provided in paragraph 3(f) of Schedule 7.

7.                                      CONDUCT OF TAX AFFAIRS

7.1                               The Purchaser shall cause each Company to procure that:

(a)                                 the Relevant Seller, at its own expense, (or such professional advisers as the Relevant Seller may select) shall have the sole conduct of the Seller’s Conduct Matter (which, for the avoidance of doubt, shall include such matters in respect of any period for which any Company was a member of a fiscal unity with a member of the Sellers’ Group for corporate income tax purposes) and, for the avoidance of doubt, shall not include any matter in respect of which paragraph 8 of this Schedule applies, except where paragraph 8 expressly states that such matter is to be treated as a Seller’s Conduct Matter;

(b)                                 the Relevant Seller (or its advisers) shall be provided promptly with any information received by the Purchaser or a Company, or of which the Purchaser or a Company otherwise becomes aware, which may be relevant to the Seller’s Conduct Matter, and with such assistance (including assistance from employees of the Purchaser and a Company) and access to such documents and records of, or relating to, a Company, as the Relevant Seller (or its advisers) may reasonably require in connection with the Seller’s Conduct Matter;

(c)                                  the Companies retain for a period of five years from Completion, or such longer period as is required by applicable law, all books, records and other information (whether stored electronically or otherwise) relating to the Seller’s Conduct Matter, provided that if the circumstances described in paragraph 8.1 have arisen or are expected to arise, the relevant Company shall retain such books, records and other information as are or may be relevant to the Potential Liability until such Potential Liability is finally determined;

(d)                                 a Company shall as soon as reasonably practicable authorise, sign and submit to the relevant Taxation Authority such returns and other ancillary information, accounts, statements and reports relating to a Relevant Period and make such claims and elections and give such consents and comply with all procedural requirements in respect of the making or giving of such returns, ancillary information, accounts, statements and reports or such claims, elections or consents as the Relevant Seller (or its advisers) may direct in writing, provided that:

(i)                                     if a time limit applies in relation to the submission of such returns and other ancillary information, accounts, statements and reports relating to a Relevant Period and to make such claims and elections, the Relevant Seller shall ensure that the Purchaser receives them no later than five (5) Business Days before the expiry of the time limit; and

(ii)                                  a Company shall be under no obligation to procure the authorisation, signing or submission to a Tax Authority of any such document delivered to it under subparagraph (d) above which it considers in its reasonable opinion to be false or misleading in a material respect;

(e)                                  a Company shall appoint such person or persons as the Relevant Seller shall direct (including the Relevant Seller) from time to time to act as agent for a Company to deal with the Seller’s Conduct Matter and shall notify the relevant Taxation Authority of such appointment;

(f)                                   a Company shall not do any act or thing (including, in particular, the carry-back of losses from accounting periods ending after Completion) after Completion which:

(i)                                     might affect a Company’s ability to make claims for allowances or reliefs in respect of any Relevant Period; or

(ii)                                  would reduce or extinguish any relief or allowance relating to any Relevant Period; and

(g)                                  a Company shall not (unless so directed in writing by the Relevant Seller) amend, disregard, withdraw or disclaim any elections, claims or benefits in respect of any Relevant Period provided that it is completed in accordance with past practice and to the extent permitted by the applicable laws.

7.2                               If the Relevant Seller directs a Company to make a payment on account to any Taxation Authority in respect of any matter over which the Relevant Seller has conduct and the Relevant Seller has paid an equivalent amount to the Purchaser, such Company shall, or the Purchaser shall procure that such Company shall, make the payment to the relevant Taxation Authority within two Business Days of the Purchaser receiving the money from the Relevant Seller.  If the Relevant Seller makes a payment to the Purchaser pursuant to this subparagraph such payment shall, to the extent of the payment, be deemed to discharge the liability of the Relevant Seller to the Purchaser under paragraph 2 or for breach of the Tax Warranties, in respect of such liability and up to the amount paid.

7.3                               Subject to subparagraphs 7.4 to 7.6 and the provisions of paragraph 8, the Purchaser and its advisers shall have sole conduct of all tax affairs of a Company other than the Seller’s Conduct Matter.

7.4                               Where any computation, return, ancillary information, statements, reports or accounts is or are required to be submitted for, or in respect of, the Straddle Period relating to any Company, a draft shall be submitted by the Purchaser to the Relevant Seller marked for the attention of the company secretary (or such advisers as they shall nominate) at least 20 Business Days before its intended submission to any Taxation Authority and the Relevant Seller and its advisers shall be given access to all information necessary to determine its accuracy.  In addition, the Relevant Seller shall be kept informed by the Purchaser of any negotiations regarding the Taxation liabilities of a Company relating to the Straddle Period relating to that

Company and before any agreement in respect of those Taxation liabilities is reached with such authority, details of the proposed agreement shall be given by the Purchaser to the Relevant Seller at least 15 Business Days before the proposed conclusion of such agreement.

7.5                               If, within 15 Business Days of receiving any draft computation, draft return, draft ancillary information, draft statements, draft reports, draft accounts, details of negotiations or proposed agreements referred to in subparagraph 7.4, the Relevant Seller makes any representations to the Purchaser those representations shall, to the extent that they are reasonable, be reflected in the computations, returns, ancillary information, statements, reports, accounts, negotiations or agreement with the relevant Taxation Authority.

7.6                               If the parties, having negotiated in good faith for a period of 20 Business Days, fail to reach agreement as to whether the representations made by the Relevant Seller are reasonable, either the Relevant Seller or the Purchaser may refer the matter for determination by a Big Four firm, a Magic Circle law firm, Garrigues, S.L.P., Uria Menendez Abogados, S.L.P., or Cuatrecasas Gonçalves Pereira, S.L.P. (the Expert).  The Expert shall be appointed either by agreement between the parties or (if they do not agree within five Business Days of the party wishing to make the reference notifying the other of the proposed reference) the Purchaser shall propose to the Relevant Seller three of the Experts and the Relevant Seller shall appoint one of those Experts.  The Expert shall decide the matter in question as an expert (and not as an arbitrator) and his decision shall be final, except in the case of manifest error.  Both parties shall make all relevant information available to the Expert.  The costs of the Expert shall be borne by the parties in such proportions as the Expert considers to be fair and reasonable in all the circumstances.

7.7                               The rights of a Relevant Sellers pursuant to this paragraph 7 shall be subject to any provisions as to the conduct of the matters described in this paragraph that are included in any W&I Insurance Policy.

8.                                      CONDUCT OF TAX CLAIMS

8.1                               If the Purchaser or a Company receives any letter, enquiry, notice, demand, determination, assessment or other document, or a Taxation Authority takes any action, from which it appears that such Company may incur or suffer a Potential Liability, or if the Purchaser or such Company is, or becomes, aware of any fact which affects, or which may affect, any assessment which may give rise to a Potential Liability, the Purchaser shall or shall procure that such Company shall, notify for its knowledge the Relevant Seller of the relevant facts as soon as practicable and, in any case involving an assessment in relation to (i) a Potential Liability that may give rise to a Specific Indemnity Claim or (ii) a Potential Liability the determination of which may have an impact on the Taxation position of a member of the Sellers’ Group, in each case with a time limit for appeal, at least ten Business Days before the expiry of that time limit.

8.2                               Any notification provided to the Relevant Seller in respect of any action carried out by the Tax Authority which interrupts the statute of limitations shall be considered the notification of a Claim (other than a Specific Indemnity Claim).

8.3                               On the giving of the notice referred to in subparagraph 8.1, and where the Potential Liability arises from or includes a matter which may give rise to a Specific Indemnity Claim, the Relevant Seller shall be entitled, by notice in writing to the Purchaser or such Company as soon as practicable and in any event within ten Business Days from the receipt of such notice, to elect that subparagraphs 7.1(a) and 7.1(b) shall apply to such Potential Liability as if it were a Seller’s Conduct Matter but limited to the Specific Indemnity Claim and any matter which is necessarily incidental thereto (the Specific Indemnity Matters) (a Seller Conduct Election) and shall be entitled to resist the Potential Liability relating to the Specific Indemnity Matters in the name of a Company and have the conduct of any appeal, dispute, compromise or defence of the Potential Liability relating to the Specific Indemnity Matters and of any incidental negotiations relating thereto subject to the Relevant Seller having indemnified the Purchaser and a Company to their reasonable satisfaction against all charges, costs and expenses which they may incur in resisting the Potential Liability relating to the Specific Indemnity Matters and in complying with their obligations under subparagraph 7.1(b).

8.4                               If the Relevant Seller makes a Seller Conduct Election:

(a)                                 the Purchaser or a Company shall give all available information and assistance as the Relevant Seller may reasonably request, including instructing such professional or legal advisers as the Relevant Seller may nominate to act on behalf of the Purchaser or a Company but in accordance with the Relevant Seller’s instructions; and

(b)                                 the Relevant Seller shall (i) timely inform the Purchaser or the Company of the intended actions of the Relevant Seller regarding the Potential Liability relating to the Specific Indemnity Matters, (ii) shall consider in good faith such comments that may be timely and reasonably offered by the Purchaser or a Company or its counsel in respect of such Potential Liability, (iii) allow a representative of the Purchaser or the Company to attend (but not participate in) all relevant meetings and hearings (at the Purchaser or Company’s own expense) to the extent legally possible, and (iii) furnish the Purchaser or the Company with all material written communications with the Tax Authority and notes of telephone attendance and meetings with the Tax Authority (which it shall take), where the communications and notes relate to the Potential Liability;

8.5                               Subject to subparagraph 8.2, and subject to subparagraphs 8.6 and 8.7 below, the Purchaser or the Company and its advisers shall have sole conduct of negotiations and correspondence relating to the Potential Liability. The Purchaser or a Company agrees to conduct such negotiations and correspondence as expeditiously as reasonably practicable.

8.6                               Where the determination of a Potential Liability may have an impact on the Taxation position of a member of the Sellers’ Group, the Purchaser shall and shall procure that a Company shall:

(a)                                 give the Relevant Seller drafts of all communications that it intends to make to the Tax Authority in relation to the Potential Liability as soon as reasonably practicable before the communication is made;

(b)                                 consider in good faith such comments that may be timely and reasonably offered by the Relevant Seller or its counsel in respect of such Potential Liability having regard to the need to ensure, so far as possible, consistency of approaches where the Seller and a Company each have dealings with a Tax Authority in respect of the same matter and when both interests are aligned;

(c)                                  allow a representative of the Relevant Seller to attend all relevant meetings and hearings to the extent legally possible; and

(d)                                 furnish the Relevant Seller with all material written communications with the Tax Authority and notes of telephone attendances and meetings with the Tax Authority (which it shall take) where the communications and notes relate to the Potential Liability.

8.7                               If and only to the extent that the determination of a potential liability for Taxation of and attributable to (in accordance with applicable law) a member of the Seller’s Group which is a member of the Fiscal Unity may have an impact on the Taxation position of any Group Company, paragraph 8.6 above shall apply mutatis mutandis for the benefit of the relevant Group Company or Purchaser (provided, for the avoidance of doubt, that the Purchaser or Group Company bears its own costs in connection thereto).

8.8                               The rights of a Relevant Sellers pursuant to this paragraph 8 shall be subject to any provisions as to the conduct of the matters described in this paragraph that are included in any W&I Insurance Policy.

9.                                      FISCAL UNITY

9.1                               The Sellers and the Purchaser shall procure that a Fiscal Unity Company shall adopt the position towards the relevant Taxation Authority that it is not included in the relevant Fiscal Unity as from Completion or as from an earlier date to be agreed upon between the parties, and the Purchaser and the Sellers shall take a corresponding position towards the relevant Taxation Authorities.

9.2                               The Purchaser covenants to pay, or to procure that a Fiscal Unity Company pays, to the Relevant Seller an amount equivalent to any Taxation relating to the period a Fiscal Unity Company was included in the Fiscal Unity for which any member of the Sellers’ Group is liable, the liability for which:

(a)                                 arises in respect of any taxable income attributable, in accordance with applicable laws, to the Fiscal Unity Company;

(b)                                 represents any value added tax relating (in accordance with applicable law) to any Fiscal Unity Company, where such Fiscal Unity Company is a member of a Fiscal Unity for value added tax purposes with any member of the Sellers’ Group; or

(c)                                  was provided for in the Completion Statement,

and the Relevant Seller shall pay such amount to the relevant Taxation Authority in discharge of the liabilities in respect of which the provisions in paragraphs (a) and (b) above are made.

SCHEDULE 9

COMPLETION OBLIGATIONS

PART 1

SPAIN COMPANIES AND SPAIN CLUSTER

At Completion:

(a)                                 the Sellers and the Purchaser shall appear in front of the Notary Public in Madrid and execute a deed of sale and purchase of shares whereby they raise this agreement into a public deed, transfer the Sale Shares of the Spain Companies free of Encumbrances to the Purchaser and the Sellers grant an acknowledgement of receipt (carta de pago) of the Relevant Estimated Purchase Price for the Sale Shares received;

(b)                                 the Sellers shall procure the delivery to the Purchaser of:

(i)                                     resignation letters, in the Agreed Form (save in respect of any Resigning Independent Director in respect of whom the resignation letter (if any) shall be in such form as the Resigning Independent Director has agreed to sign), effective on Completion, for each Resigning Director of the Spain Companies; and

(ii)                                  one certificate issued by the relevant officer for each of the Spain Companies certifying that, in accordance with the registry book of shareholders of each Spain Company, (A) the Sale Shares belong to the Relevant Seller; (B) they are free of Encumbrances; and (C) all provisions of the articles of association for the valid transfer of the relevant Sale Shares have been satisfied;

(c)                                  the Sellers shall procure the delivery to the Purchaser of, or otherwise make available to the Purchaser, the deeds executed by the members of the Spain Cluster, company records and statutory accounts and the minutes book of the respective general shareholders´ meeting and management bodies of the members of the Spain Cluster;

(d)                                 the Sellers shall provide the Notary Public with the original public deeds evidencing legal title to the respective Sale Shares of the Spain Companies in order for the Notary Public to record (rebajar) the transfer thereon;

(e)                                  the Purchaser shall procure the delivery to the Sellers of an original or certified copy of the minutes of a meeting (or a written resolution) of the relevant shareholder(s) of the Spain Cluster members, in Agreed Form, at which it has been resolved to:

(i)                                     accept the resignation of each Resigning Director of that Spain Company, approve the management carried out by said Resigning Director and expressly waive, to the fullest legal extent possible, any actions the relevant Spain Company could hold against those Resigning Directors; and

(ii)                                  appoint as a director of that Spain Company, in each case subject to such person having consented to act, each Replacement Director of that Spain Company;

(f)                                   the Purchaser shall procure that the resolutions described in paragraph (e) above are executed in a public deed in front of the Notary Public and shall use best endeavours to register them as soon as possible with the relevant commercial registry; and

(g)                                  the Purchaser shall procure that public deeds are signed by the Spain Companies declaring the change of their sole shareholder and shall use best endeavours to register them as soon as possible with the relevant commercial registry.

PART 2

PORTUGAL COMPANY AND PORTUGAL CLUSTER

1.                                      At Completion:

(a)                                 the Sellers shall procure the delivery to the Purchaser of:

(i)                                     resignation letters, in the Agreed Form, effective on Completion, for each Resigning Director of the Portugal Company;

(ii)                                  a decision from the sole shareholder consenting to the transfer of the sole quota of the Portugal Company to the Purchaser;

(iii)                               a duly executed quota transfer agreement in favour of the Purchaser in respect of the Sale Shares in the Portugal Company, in the Agreed Form;

(iv)                              a notice to the Portugal Company of the transfer of the Sale Shares in the Portugal Company; and

(v)                                 the shareholder minutes’ corporate books and the directors’ meetings corporate books of the Portugal Company; and

(b)                                 the Purchaser, as the new sole shareholder of the Portugal Company, shall pass the following resolutions in a separate written resolution of the general meeting:

(i)                                     confirm that the resignations of each Resigning Director of the Portugal Company have been notified to the Portugal Company with immediate effect; and

(ii)                                  appoint as a director of the Portugal Company each Replacement Director of the Portugal Company.

2.                                      On the Completion Date or the Business Day immediately after the Completion Date, the Purchaser shall procure:

(a)                                 delivery to the Sellers of evidence of (i) the submission of registration of the transfer of the Portugal Company quota in the commercial registry, and (ii) updating of the permanent certificate of commercial registry; and

(b)                                 delivery to the Sellers of evidence of (i) the submission of the resignation of the Resigning Directors of the Portugal Company, (ii) appointment of the Replacement Directors in the commercial registry, and (iii) updating the permanent certificate of the commercial registry accordingly.

SCHEDULE 10

BOARD CHANGES

PART 1

SPAIN COMPANIES

Company name	Directors to resign at Completion
Universidad Europea de Madrid S.L.U.	Mr Miguel Carmelo García Mr Pedro Pablo Manuel del Corro García-Lomas Mr Antonio Javier Valenzuela Bejarano Mr Jorge Constantino Demetrio Selume Zaror Mr Jesús Villate Castillo

Iniciativas Educativas de Mallorca S.L.U.	Mr Antonio Javier Valenzuela Bejarano

Iniciativa Educativa UEA S.L.U.	Mr Antonio Javier Valenzuela Bejarano

Universidad Europea de Canarias S.L.U.	Mr Antonio Javier Valenzuela Bejarano Mr Miguel Carmelo García

Universidad Europea de Valencia S.L.U.	Mr Antonio Javier Valenzuela Bejarano Mr Miguel Carmelo García

PART 2

PORTUGAL COMPANY

Company name	Directors to resign at Completion
Ensilis — Educação e Formação, Unipessoal, Lda.	Miguel Carmelo Garcia Antonio Javier Valenzuela Bejarano Jesus Miguel Villate Castillo

SCHEDULE 11

ACCOUNTS AND APPLICABLE ACCOUNTING STANDARDS

PART 1

SPAIN COMPANIES

(1) Company name	(2) Accounts	(3) Accounts Date	(4) Applicable Accounting Standards
Universidad Europea de Madrid, S.L.U.	Audited accounts	31 December 2017	Spanish GAAP
Universidad Europea de Valencia, S.L.U.	Audited accounts	31 December 2017	Spanish GAAP
Universidad Europea de Canarias, S.L.U.	Unaudited accounts	31 December 2017	Spanish GAAP
Iniciativas Educativas UEA, S.L.U.	Unaudited accounts	31 December 2017	Spanish GAAP
Iniciativas Educativas de Mallorca, S.L.U.	Unaudited accounts	31 December 2017	Spanish GAAP

PART 2

PORTUGAL COMPANY

(1) Company name	(2) Accounts	(3) Accounts Date	(4) Applicable Accounting Standards
Ensilis — Educacao e Formacao LTDA	Unaudited accounts	31 December 2017	Portuguese GAAP

SCHEDULE 12

COMPLETION STATEMENT

PART 1

PREPARATION OF THE COMPLETION STATEMENT

1.                                      Preparation of the draft Completion Statement

As soon as reasonably practicable and by no later than 20 Business Days following Completion, the Sellers shall prepare and deliver to the Purchaser a draft completion statement setting out the Relevant Net Debt and Relevant Working Capital of the Spain Cluster and the Portugal Cluster, respectively, as at Completion (the draft Completion Statement).  The Completion Statement (including the draft Completion Statement) shall be prepared in the form of the Pro Forma Relevant Net Debt Schedule and the Pro Forma Relevant Working Capital Schedule, respectively, and in accordance with this Schedule and with the following:

(a)                                 in accordance with the specific accounting treatments set out in paragraph 2 of this Schedule (the Specific Accounting Principles);

(b)                                 to the extent not covered by paragraph (a) above, in accordance with the same accounting policies, principles, practices, treatments, rules, estimation techniques and procedures (the Accounting Principles) as were actually used in the preparation of the Reference Accounts, including in the exercise of accounting discretion and judgment; and

(c)                                  to the extent not covered by paragraph (a) or (b) above, in accordance with US GAAP as at 31 December 2017.

For the avoidance of doubt, paragraph (a) above shall take precedence over paragraphs (b) and (c) above, and paragraph (b) shall take precedence over paragraph (c).

No new account codes will be created between the date of the Reference Accounts and the date in which the Purchase Price is agreed or determined in accordance with the terms of this agreement without the prior agreement of the parties. No reclassifications will be made between, to or from the line items of the Completion Statement and uniform criteria will be maintained with that used to prepare the Pro Forma Relevant Net Debt Schedule and the Pro Forma Relevant Working Capital Schedule.

Notwithstanding any provision of this Schedule to the contrary, the Sellers may create new account codes or make reclassifications to the extent determined by the Sellers’ Group to be required for it to prepare consolidated financial statements of the Sellers’ Group in accordance with US GAAP.  In the event the Sellers create new accounts or make any such reclassifications, the Sellers shall provide a detailed overview and maps providing routing evidence of the same.

The Relevant Working Capital, Relevant Target Working Capital and Relevant Estimated Working Capital shall be calculated following uniform criteria.

Although the Completion Statement and the adjustments to the Relevant Purchase Price shall be prepared and determined, respectively, on a per-Cluster basis, the Completion Statement shall also include the allocation of (i) the Relevant Purchase Price and (ii) the Relevant Actual Net Debt to each Company within the relevant Cluster.

2.                                      Specific Accounting Principles

2.1                               Except as required by paragraphs 2.2 to 2.14 of this Schedule, the following accounting treatments shall be applied in preparing the Completion Statement:

(a)                                 the Completion Statement shall be prepared on a consolidated basis for the Spain Cluster members and the Portugal Cluster member, respectively, by reference to the six-digit general ledger of the relevant Cluster members as at the Effective Time and applying procedures that would customarily be adopted at a financial year end, including eliminating intra-group balances together with any intra-group profits. No item shall be included more than once in the Completion Statement, or be included (or excluded) solely on the grounds of immateriality, and no account shall be taken of the funds flows arising at or as a consequence of Completion;

(b)                                 the Completion Statement shall be expressed in Euros and all amounts expressed in any other currencies shall be translated into Euros at the Exchange Rate; and

(c)                                  the Completion Statement shall take into account information in respect of Adjusting Events as defined in ASC 855 (Subsequent Events) up until the time the Sellers deliver the draft Completion Statement to the Purchaser (the Delivery Time).

2.2                               The Completion Statement shall exclude fixed and non-current assets other than prepaid accreditation fees, and for these purposes, fixed assets shall include capitalised course development costs, capitalised staff costs, in each case whether or not recharged from the Sellers’ Group, and intangible fixed assets.

2.3                               Cash shall comprise amounts which are freely available to be lent, spent, or distributed by the Companies in the ordinary course of business and shall include any restricted or trapped cash and any cash equivalents (including the Colombia Deposit and/or any cash received by Universidad Europea de Madrid, S.L.U. upon the assignment of the Colombia Deposit).

2.4                               Revenue shall be recognised in accordance with the Accounting Principles, provided that:

(a)                                 tuition revenue shall be recognised net of any scholarships or discounts on a straight-line basis over the duration of the academic session to which it relates;

(b)                                 exam fee revenue shall be recognised on the later of the fee being received and the exam being taken; and

(c)                                  opening/student registration fee revenue shall be recognised on a straight line basis over the expected full term of the student programme.

2.5                               Inventories shall be included in Relevant Working Capital.

2.6                               A liability for deferred revenue shall be recognised in Relevant Working Capital equal to any amounts received or receivable by the Companies (including student deposits, grants, subsidies and sponsorship) in advance of revenue recognition in accordance with paragraph 2.4 above.

2.7                               Prepayments in the Completion Statement shall comprise amounts paid by the Companies on or prior to the Effective Time in respect of goods and services receivable by the Companies after the Effective Time. For the avoidance of doubt, prepayments shall exclude any prepayments and other assets in relation to Sellers’ Group insurance policies and any other contractual or other arrangements that cease to be of benefit to the Companies following Completion.

2.8                               To the extent not provided for as deferred revenue, full provision shall be made (without double counting) against the following receivables (including accrued income) that remain unpaid at the Delivery Time: receivables in relation to students who are no longer enrolled and have not attended courses within the preceding six months.

2.9                               Full provision (without double counting) shall also be made against receivables to the extent they relate to revenue recognised on or prior to the Effective Time and prior to the Delivery Time have been credit noted or become refundable, including as a result of a Company having cancelled participation in a course.

2.10                        To the extent not already included in Relevant Net Debt, an accrual shall be made in Relevant Working Capital for goods and services provided to the Companies on or before the Effective Time which have not been paid for by the Effective Time and for any other liabilities which meet the criteria for recognition as liabilities in accordance with US GAAP.  Such accrual shall include emoluments and outgoings in respect of employees and contractors up to the Effective Time including all salaries, overtime payable, payments for services, commissions, incentive plans, long service awards, employee bonuses (including discretionary annual bonuses), pension contributions, severance costs, insurance, and any post-retirement and / or healthcare benefits and accrued vacation pay or holiday entitlement (including tax and social security contributions on the foregoing).

2.11                        The liability to be included in Relevant Working Capital in respect of the discretionary annual bonuses (including, for these purposes, the corporate bonus plans and local bonus plans in the Management Accounts) shall be the aggregate of unpaid bonuses, if any, in respect of periods ended on or before 31 December 2018 plus an amount equal to (i) the number of days from 1 January 2019 to the Completion Date (inclusive) divided by 365, multiplied by the aggregate bonus awarded by the Companies in respect of periods on or after 1 January 2018 (together, in each case, with Taxes thereon but excluding transaction related bonuses which shall be accrued in accordance with paragraph 2.12(b) below), and less any portion of such bonuses paid on or prior to the Effective Time.

2.12                        A liability shall be included in Relevant Net Debt in respect of the following:

(a)                                 all bank borrowing due by the Companies (including all accrued but unpaid interest thereon, but excluding any arranged fees paid by the Companies on such borrowing, such borrowings to be accounted on a gross and not net basis);

(b)                                 any Seller-related transaction bonuses (excluding, for the purposes of this Schedule, discretionary bonuses), costs and advisory fees (including Taxes and employer’s social security contributions thereon) to the extent to be paid by the Companies after the Effective Time;

(c)                                  any obligations of a Company to pay any amounts in respect of phantom share schemes or other management incentive arrangements (including the full amount of any retention and/or transaction bonuses) (including Taxes and employer’s social security contributions thereon) to the extent paid by a Company after the Effective Time;

(d)                                 any liabilities in respect of derivative instruments measured at the amount that would be required to settle these at Completion;

(e)                                  any break fees or prepayment penalties, premiums, fees, costs or expenses which may be incurred by a Company in relation to the repayment or termination of any of (a), (b), (c) and (d) above at Completion;

(f)                                   VAT payable on Sellers’ Group royalties and network fees;

(g)                                  VAT payable on Relevant Intra-Group Payables and on Relevant Trade Debts;

(h)                                 amounts owed to employees, suppliers or trade creditors beyond the date on which payment should have been made;

(i)                                     all debts under US GAAP and/or Spanish GAAP relating to capital leases, in each case as in effect as at 31 December 2018 notwithstanding any subsequent changes in the relevant GAAP; and

(j)                                    any W&I Insurance Policy Premium up to a maximum of EUR 1,000,000.

2.13                        The following items shall (or shall not, as applicable) be taken into account in the Relevant Working Capital, the Relevant Target Working Capital and the Relevant Estimated Working Capital:

(a)                                 the Colombia Deposit shall not be taken into account in the Relevant Working Capital and the Relevant Target Working Capital;

(b)                                 the impact in Working Capital of the following adjustments to EBITDA identified in VDD shall be taken into account in the Relevant Working Capital and the Relevant Target Working Capital:

(i)                                     CEO severance

(ii)                                  Social security (FAS 5)

(iii)                               Sales agents

(iv)                              Water refund

(v)                                 Reversal provisions FY16A

(vi)                              FY17A Revenue adjustments

(vii)                           Management bonus.

2.14                        If any account could be included within more than one of the definitions of Relevant Net Debt or Relevant Working Capital, it shall, for the avoidance of doubt, only be included within one of such definitions to avoid possible double counting.

3.                                      Relevant Net Debt and Relevant Working Capital

3.1                               Relevant Net Debt

The items required to be included in Relevant Net Debt are set out in the Pro Forma Relevant Net Debt Schedule, together with any other items of a reasonably similar nature agreed by the parties in good faith as suitable for inclusion.

3.2                               Relevant Working Capital

The items required to be included in Relevant Working Capital are set out in the Pro Forma Relevant Working Capital Schedule, together with any other items of a reasonably similar nature agreed by the parties in good faith as suitable for inclusion.

4.                                      Notification of disputed items

Within 20 Business Days of delivery to the Purchaser of the draft Completion Statement, the Purchaser shall give a notice to the Sellers of any item or items it wishes to dispute together with the reasons for such dispute and a list of proposed adjustments.  If, by the expiry of such period of 20 Business Days, no such notice is given to the Sellers or the Purchaser has given notice to the Sellers that there are no items it wishes to dispute, the draft Completion Statement shall constitute the Completion Statement for the purposes of this agreement.

5.                                      Resolution of disputed items and finalisation of the Completion Statement

If, in accordance with this Schedule, notice is given to the Sellers as to any item or items in dispute:

(a)                                 the Sellers and the Purchaser shall attempt to agree in writing the item or items disputed;

(b)                                 if any such item or items are not agreed in writing within 20 Business Days of the delivery to the Sellers of any such notice, the Sellers or the Purchaser may by notice to the other require that the item or items in dispute (and no other item) shall be referred to and determined by the Independent Accountants; and

(c)                                  the draft Completion Statement adjusted to take account of each item in dispute (of which notice is given in accordance with this Schedule) as agreed in writing or as determined by the Independent Accountants (as the case may be), shall constitute the Completion Statement for the purposes of this agreement.

6.                                      Provision of information

(a)                                 Following Completion, the Purchaser shall, and shall procure that the Group Companies shall, provide the Sellers with all access to premises, information, assistance (including assistance from employees of the Purchaser and the Group Companies) and access to (including the ability to take copies of) books and records of account, documents, files, working papers and information stored electronically which it may reasonably require for the purposes of this Schedule.

(b)                                 The Sellers shall provide the Purchaser with all access to premises, information, assistance (including assistance from employees of the Sellers), and access to (including the ability to take copies of) books and records of account, documents, files, working papers and information stored electronically which it may reasonably require for the purposes of this Schedule.

PART 2

PRO FORMA RELEVANT NET DEBT SCHEDULE

Relevant Net Debt Schedule

Account Name	Account Number/code
Cash and cash-like items
Cash in Bank	100000
Cash in Bank - Deactivated as of Q1 2010	100001
Cash in Escrow	100002
Petty Cash	100160
Cash Equivalent	100280
Restricted cash	100186
Subtotal Cash and cash-like items
Bank loan - long term
Borrowing from BV 1 - Deactivated as of Q1 2010	206251
Long Term Debt	273100
Long Term Debt related party	273110
Debt Discount_Premium	274010
LT Debt - Goldman Sachs Revolver ($400M)	274020
LT Debt - Term Loan ($675M)	274030
LT Debt - Delay Draw Loan ($100M)	274040
LT Debt - 2018 Term Loan	274050
LT Debt - 2019 Loan	274055
LT Debt - Sr Unsecured Notes ($260M)	274060
LT Debt - Sr Unsecured PIK Notes ($425M)	274070
LT Debt - Subordinated Notes ($310M)	274080
LT Debt - Term A Loan	274090
LT Debt - 2021 Loan	274095
LT Debt - 2024 Term Loan	274096
LT Debt - 2025 Sr Notes	274097
LT Debt - Mortgage	274200
LT Debt - Other	274500
Debt Issuance Costs	274510
AA- Debt Issuance Costs	274520
Deferred Financing Costs - Deactivated as of Feb 2016	150300
AA - Deferred Financing Cost - Deactivated as of Feb 2016	150305
Due to SH of ACQ COS -ST	270000
Subtotal Bank loan - long term
Bank loan - short term
Due to Shareholders - Deactivated as of Q1 2010	204100
ST Debt - Mortgage	205000
Purchase Price Obligation - Deactivated as of Q1 2010	205500
Notes Payable - Current	206100
ST Debt - Goldman Sachs Revolver ($400M)	206620
ST Debt - Term Loan ($675M)	206630
ST Debt - Delay Draw Loan ($100M)	206640
ST Debt - 2018 Term Loan	206650
ST Debt - Sr Unsecured Notes ($260M)	206660
Current Portion Debt- 2019 Loan	206655
ST Debt - Sr Unsecured PIK Notes ($425M)	206670
ST Debt - Subordinated Notes ($310M)	206680
ST Debt - Term A Loan	206690
ST Debt - 2021 Loan	206695
Current Portion - 2024 Term Loan	206696
Current Portion - 2025 Sr Notes	206697
ST Debt - Other	206700
ST Debt - Related Party	206705

Subtotal Bank loan - short term
Accrued interest
Accrued Interest Payable	201345
Accrued WSI Deal Costs	201367
Accr Int - G S Revolv 400M	201620
Accr Int - Term Loan 675M	201630
Accr Int - Delay Draw 100M	201640
Accr Int - 2018 Term Loan	201650
Accrued Interest - 2019 Loan	201655
Accr Int - Unsecure Note 260M	201660
Accr Int - Unsecure PIK Notes 425M	201670
Accr Int - Subord Notes 310M	201680
Accr Int - Term A Loan 280M	201690
Accrued Interest - 2021 Loan	201695
Accrued Interest - 2024 Term Loan	201696
Accrued Interest - 2025 Sr Notes	201697
Subtotal Accrued Interest
Line of Credit
Notes Payable - LOC	273050
Subtotal Line of Credit
Capital Lease
Long Term Lease Payable	273000
Short Term Capital Lease	206400
Subtotal Capital Lease
Other Long Term and Short term Debt
Financing Receivables - LT	140030
AR Billed LT - Deactivated as of September 2012	140050
Gross Pre-acquisition Financing Receivable LT	140060
AR Unbilled LT	140070
Notes Receivable - Trade LT - Deactivated as of September 2012	140080
Allowance for Bad Debt - Trade LT - Deactivated as of September 2012	140090
Allowance for Doubtful Accounts - LT Acquisition	140095
AR Related Parties LT	140096
Due From Former Shareholders	140500
Notes Receivable Current - Deactivated as of September 2012	106000
Notes Receivable ST - Internal Financing - Deactivated as of September 2012	106010
Notes Receivable Clearing - Deactivated as of Q1 2010	106050
Allowance for Notes Receivable Bad Debt - Pre Acq	106070
Gross Pre-acquisition Financing Receivable Current	106020
Gross Pre-acquisition Financing Receivable Allowance Current	106030
Financing Receivables - ST	106040
Allowance for Doubtful Accts Financing Receivables-ST	108040
AR Allowance for Bad Debt - Acquisition - Deactivated as of 2009	108050
AR Allowance for Bad Debt - Notes Receivable	108060
AR Allow for Bad Debt - Internal Financing - Acq	108070
Deferred Profit Sharing Asset ST	115010
Prepaid Escrow - Deactivated as of Q1 2010	111260
Notes Payable - Deactivated as of Q1 2010	200050
Restructuring Liability	201375
Dividend Payable	206300
ST Notes Payable to Parent	206999
Subtotal Long Term and Short term Debt
I/C balances net
InterCo Notes Rec Curr	106160
Intercompany Dividends Receivable	106170
Long Term Interco Notes Rec	140000
Long Term Interco Notes Rec - Deactivated as of 2009	140001
Accrued Interest Receivable Interco	140002
Intercompany Balances Current	209900
Intercompany Balances (PS)	209000
Intercompany Balances (WSI) - Deactivated as of 2009	209100
Intercompany Balances KIT - Deactivated as of 2009	209720

Intercompany Balances Aspect - Deactivated as of 2009	209800
Interco Acct INTL BV-BV1 - Deactivated as of 2009	209805
Interco Acct INTL BV-LES - Deactivated as of 2009	209836
Interco Acct Marbella - Les Roches - Deactivated as of 2009	209837
Interco Acct - LR China - Deactivated as of 2009	209839
Interco Acct China - Deactivated as of 2009	209865
Interco Acct IBV - China - Deactivated as of 2009	209897
Interco Notes Pay Current	206160
Intercompany Dividends Payable	206170
Accrued Interest Payable Interco - Deactivated as of Q2 2010	271000
Accrued Interest Payable Interco	271002
Accrued Interest InterCo - Other - Deactivated as of 2009	271010
LT_Debt_Intercompany - Deactivated as of 2009	273108
LT_Debt_Intercompany	273109
Income Tax Payable Interco	202700
Deferred Charges - Intercompany - Deactivated as of 2009	207140
Deferred Charges - Intercompany	207141
Subtotal I/C Balances net
Reported net debt
Adjustments to reported net debt
Deposit LATAM - Colombia
VAT IC in accruals
IC receivables/payables students (Laureate Network)
Nominal value of financial debt
Retention and transaction bonus
Premium for W&I insurance (cap)
Relevant Adjusted Working Capital vs Relevant Target Working Capital
Subtotal Adjustments to Net Debt
Relevant Adjusted Net (Debt) / Cash

PART 3

PRO FORMA RELEVANT WORKING CAPITAL SCHEDULE

Relevant Working Capital Schedule

Account Name	Account Number/code
Trade Receivables
AR Trade (Peoplesoft) - Deactivated as of Q1 2010	104000
AR Trade Student	104050
AR Trade Internal Financing - Deactivated as of September 2012	104060
Allowance for Trade Bad Debt - Pre Acq	104070
AR Accrued	104300
AR Other	104400
AR Allowance for Doubtful Accounts	108000
Subtotal Trade Receivables
Trade Payables
Accounts Payable -Trade	200000
Accounts Payable - Supplies	200001
Accounts Payable CIP	200002
Subtotal Trade Payables
Deferred Revenues and student deposits
Deferred Revenue	207000
Advances From Customers	207105
Subtotal Deferred Revennues and student deposits
Other assets
Other Long Term Assets	172300
Indemnification Asset	172350
Security Deposits	172100
Accrued Interest Income	104305
Agent Advances	105010
Recoverable Costs Non-Trade - Deactivated as of Q1 2010	105100
Other Non-Trade Receivables	105300
Employee Loans and Advances	105000
Employee Load Benefit	105001
AR Government Entities (VAT and Other)	105350
AR Sylvan Public - Deactivated as of Q1 2010	105550
AR Related Parties	104025
Inventory - Material	110000
Inventory - Prepaid Materials	110030
Inventory Reserve	110070
Income Tax Receivable_Recoverable	105375
Prepaid Rents	111000
Prepaid Insurance	111050
Prepaid Marketing	111160
Other Prepaid Expenses	111300
Prepaid Income Tax	111600
Prepaid VAT	111610
Prepaid income Taxes Interco	111620
Prepaid Software and Licensing	111625
Supplier Advances	111630
Other Current Assets	114300
REFIS Tax Credit Asset	115005
Subtotal Other assets
Other liabilities
FAS 5 Taxes Other-Than-Income - Principle - LT	276300

FAS 5 Taxes Other-Than-Income - Interest - LT	276310
FAS 5 Taxes Other-Than-Income - Penalty - LT	276320
FAS 5 Taxes - Other-Than-Income - Inflation - LT	276330
FAS 5 Taxes Other-Than-Income - Principal - LT - Post Acq	276331
FAS 5 Taxes Other-Than-Income - Interest - LT - Post Acq	276332
FAS 5 Taxes Other-Than-Income - Penalty - LT - Post Acq	276333
FAS 5 Taxes Other-Than-Income - Inflation - LT - Post Acq	276334
Loss Contingencies - Long-term	276340
FAS 5 Taxes Other-Than-Income - Principle - ST	212800
FAS 5 Taxes Other-Than-Income - Interest - ST	212810
FAS 5 Taxes Other-Than-Income - Penalty - ST	212820
FAS 5 Taxes Other-Than-Income - Inflation - ST	212830
FAS 5 Taxes Other-Than-Income - Principle - ST - Post Acq	212831
FAS 5 Taxes Other-Than-Income - Interest - ST - Post Acq	212832
FAS 5 Taxes Other-Than-Income - Penalty - ST - Post Acq	212833
FAS 5 Taxes Other-Than-Income - Inflation - ST - Post Acq	212834
Exec Deferred Compensation	276100
Stock-based executive deferred comp	276110
SERP Liability less current portion	276512
Income Tax Contingencies - LT	279010
Income Tax Contingencies - Interest - LT	279020
Income Tax Contingencies - Penalty - LT	279030
Income Tax Contingencies - Inflation - LT	279035
Income Tax Payable - LT	279040
Income Tax Contingencies - LT- Post Acq	279041
Income Tax Contingencies - Interest - LT- Post Acq	279042
Income Tax Contingencies - Penalty - LT- Post Acq	279043
Income Tax Contingencies - Inflation - LT- Post Acq	279044
Deferred Pension Benefit - LT	275000
Other Long Term Liabilities	276000
Long-term incentive plan comp (LTIP) LT	276120
Retention Bonus - LT - Deactivated as of Q1 2010	276200
Guarantee Liability	276400
Asset Retirement Obligation	276500
Asset Retirement Obligation - Accumulated Costs	276501
Unfavorable Operating Lease Intangible	276502
AA - Unfavorable Operating Lease Intangible	276503
Deferred Rent - LT	276510
Rabbi Trust Liability less current portion	276511
SERP Liability less current portion	276512
REFIS Tax Payable	276515
Empl Term Indemn Liability LT	276520
Deferred Profit Sharing Liability	276525
AP Client Payable - Deactivated as of Q1 2010	200100
AP Other	200200
Refunds Due Students	200205
AP Related Parties	200300
AP Government Entities - Non-VAT	200400
Shut Down Accrual - Deactivated as of Q1 2010	201005
Org. Accrual - Deactivated as of Q1 2010	201015
Sales Tax Withheld USCO	201170
Accrued In VAT	201190
Accrued Out VAT	201200
Accrued Site Fee Expense	201310
Accrued Legal and Consulting Fees	201320
Accrued Teacher Fees - Third Party	201321
Accrued Accounting and Audit Fees - PwC	201322

Accrued Expenses CIP	201323
Accrued Interest Payable - Related Party	201346
Accrued Miscellaneous	201360
Security Deposit Liability	201370
Accrued - Contingency Reserve	201860
Accrued Mktg and Advert Exp	201865
Accrued Repairs and Maint Exp	201870
Accrued Utilities Exp	201875
Accrd Acctg & AdtFees—Non P wC	201324
Accrued Wages	201000
Accrued Bonus - Prior Year - Deactivated as of Q1 2010	201003
Accrued Commissions	201010
Accrued Corporate Bonus Plans	201011
Accrued Local Bonus Plans	201012
Long-term Incentive Plan Comp (LTIP) Current	201013
Accrued Employment Taxes	201205
Retention Bonus - ST - Deactivated as of Q1 2010	201325
Current Portion of Rabbi Trust Liability	201326
Current Portion of SERP Liability	201327
Employee Tax and Social Security Tax Withheld	202020
Benefits Accruals	202105
Benefits Related Witholding	202110
Garnishment	202200
Expat Tax Accrual	202245
Current portion of Deferred Compensation	211100
Accrued Income Taxes - Deactivated as of Q1 2010	201350
Federal Income Taxes Payable	202800
Local Tax Payable	202900
Income Taxes Payable WH Taxes	202905
Income Tax Contingencies - ST	202910
Income Tax Contingencies - Interest - ST	202920
Income Tax Contingencies - Penalty - ST	202930
Income Tax Contingencies - Inflation - ST	202940
Income Tax Contingencies - ST- Post Acq	202941
Income Tax Contingencies - Interest - ST- Post Acq	202942
Income Tax Contingencies - Penalty - ST- Post Acq	202943
Income Tax Contingencies - Inflation - ST- Post Acq	202944
Other Current Liabilities	212500
Deferred Rent - ST	212510
Deferred Pension Benefit - ST	212515
Subtotal Other assets
Reported net working capital
Adjustments to reported net working Capital
Deposit LATAM - Colombia
VAT IC in accruals
IC receivables/payables Students (Laureate Network)
Adjustments to EBITDA
Adjustment 1 - CEO severance
Adjustment 2 - Social security (FAS 5)
Adjustment 3 - Sales agents
Adjustment 4 - Water refund
Adjustment 5 - Reversal provisions FY16A
Adjustment 6 - FY17A Revenue adjustments
Adjustment 7 - Management bonus
Subtotal Adjustments to Working Capital
Relevant Working Capital

SCHEDULE 13

INDEPENDENT ACCOUNTANTS

1.                                      If and whenever any item in dispute relating to the ascertainment of the Relevant Net Debt, Relevant Working Capital, Relevant Intra-Group Payables and/or Relevant Intra-Group Receivables, in each case in respect of either Cluster, falls to be referred, in accordance with the relevant provision of this agreement, to Independent Accountants for determination, it shall be referred to Ernst & Young or, if they are unable or unwilling to act, KPMG or, if they are unable or willing to act such independent firm of chartered accountants:

(a)                                 as the Sellers and the Purchaser may agree in writing within five Business Days after the expiry of the period allowed by the relevant provision of this agreement for the Sellers and the Purchaser to reach agreement over the relevant item in dispute; or

(b)                                 failing such agreement, as shall be nominated for this purpose on the application of the Sellers or the Purchaser by the President of the Institute of Chartered Accountants in England and Wales for the time being.

2.                                      The Sellers and the Purchaser shall co-operate in good faith to do everything necessary to procure the effective appointment of the Independent Accountants.  The Sellers and the Purchaser shall agree terms of engagement with the Independent Accountants as soon as reasonably practicable after the Independent Accountants are nominated and shall not withhold or delay their consent to such terms if they are reasonable and consistent with the provisions of this agreement.  The Sellers and the Purchaser shall counter-sign the terms of appointment as soon as they are agreed.

3.                                      The Independent Accountants shall act on the following basis:

(a)                                 the Independent Accountants shall act as experts and not as arbitrators;

(b)                                 the item or items in dispute shall be notified to the Independent Accountants in writing by the Sellers and/or the Purchaser within 20 Business Days of the Independent Accountants’ appointment;

(c)                                  their terms of reference shall be as set out in Schedule 12 and this Schedule;

(d)                                 the determination of the Independent Accountants shall be limited to the item or items in dispute included in the notice by the Purchaser pursuant to paragraph 3 of Schedule 12 and notified to the Independent Accountants by the Sellers and/or the Purchaser pursuant to paragraph 5(b) of Schedule 12;

(e)                                  the Independent Accountants shall decide the procedure to be followed in the determination;

(f)                                   the Sellers and the Purchaser shall each provide, and the Purchaser shall procure that the Cluster members in respect of which the item or items are in dispute relate shall provide, the Independent Accountants promptly with all access to premises, information, assistance (including assistance from employees) and access to books and records of account, documents, files, working papers and information stored electronically which they reasonably require, and the Independent Accountants shall be entitled (to the extent they consider it appropriate) to base their determination on such information and on the accounting and other records of the Cluster members in respect of which the item or items are in dispute relate;

(g)                                  the determination of the Independent Accountants shall be within the range of the submission of the Sellers and the Purchaser in relation to the item or items in dispute and (in the absence of manifest error) shall be final and binding on the parties; and

(h)                                 the costs of the determination, including fees and expenses of the Independent Accountants, shall be borne equally as between the Sellers on the one hand and the Purchaser on the other hand.

SCHEDULE 14

CONTINUING ARRANGEMENTS

PART 1

SPAIN CLUSTER

Sellers’ Group entity / institution	Country	Entity / Type of Agreement
Europeia	Portugal	UG Dual Degree + Laureate Exchange Program
Bilgi	Turkey	UG Dual Degree + Laureate Exchange Program
UVM	Mexico	UG Dual Degree + Laureate Exchange Program
UVM	Mexico	PG MBA
Universidad Privada del Norte	Peru	UG Dual Degree + Laureate Exchange Program
Universidad Privada del Norte	Peru	PG MBA (Dual Degree)
Universidad Peruana de Ciencias Aplicadas	Peru	UG Dual Degree + Laureate Exchange Program
ULATINA DE COSTA RICA	Costa Rica	Double UG Degree + Laureate Exchange
UDLA Chile	Chile	UG Dual Degree + Laureate Exchange Program
Viña del Mar	Chile	UG Dual Degree + Laureate Exchange Program
Universidad Andrés Bello	Chile	UG Dual Degree + Laureate Exchange Program
Universidad Andrés Bello	Chile	Double Degree / Master in Hotel Management
Universidad Tecnologica Centroamericana (UNITEC)	Honduras	PG Renewable Energies

Sellers’ Group entity / institution	Country	Entity / Type of Agreement
Universidad Tecnologica Centroamericana (UNITEC)	Honduras	PG MBA
Universidad Tecnologica Centroamericana (UNITEC)	Honduras	UG Dual Degree and Laureate Exchange
UIP	Panama	UG Dual Degree + Laureate Exchange Program
IBMR	Brazil	UG Dual Degree + Laureate Exchange Program
Dos Guararapes	Brazil	UG Dual Degree + Laureate Exchange Program
UNINORTE	Brazil	UG Dual Degree + Laureate Exchange Program
UNIRITTER	Brazil	UG Dual Degree + Laureate Exchange Program
Potiguar	Brazil	UG Dual Degree + Laureate Exchange Program
Universidad del Valle del Mexico (UVM)	Mexico

UEM- Escuela Universitaria Real Madrid Universidad Europea.- Specialization / Certificates for Master in Sports Nutrition, Master in Sports Phisiotherapy, MBA in Sports Management and UG program for Sports Management including professor classes in partners Campus and two weeks visit of students to Escuela Universitaria Real Madrid Universidad Europea.

Universidade Europeia	Portugal	UEM- Escuela Universitaria Real Madrid Universidad Europea.- Study Abroad program for UG students + Masterclasses.

Sellers’ Group entity / institution	Country	Entity / Type of Agreement
TORRENS	Australia

UEM- Escuela Universitaria Real Madrid Universidad Europea.- Certificate in MBA in Sports Management online including co-teaching by Escuela Universitaria Real Madrid Universidad Europea and White Week in Madrid for the students.

IEDE	Chile

UEM- Escuela Universitaria Real Madrid Universidad Europea.- Specialization / Certificates for MBA in Sports Management including professor classes in partners Campus and one week visit of students to Escuela Universitaria Real Madrid Universidad Europea.

PART 2

PORTUGAL CLUSTER

Sellers’ Group entity / institution	Country	Entity / Type of Agreement
Universidade Anhembi Morumbi	Brazil	Universidade Europeia / Cooperation agreement for students exchange
Universidad Andrés Bello	Chile	Universidade Europeia/ Bilateral Agreement
Universidad Andrés Bello	Chile	Universidade Europeia/ Addendum renews Bilateral Agreement
FADERGS - Faculdade de Dsenvolvimento do Rio Grande do Sul	Brazil	Universidade Europeia/ Bilateral Agreement for students exchange
Centro Universitário -IBMR	Brazil	Universidade Europeia/ Bilateral Agreement for students exchange
Newschool of Architecture and Design	USA	Universidade Europeia/ Bilateral Agreement for students exchange
Universidade Potiguar	Brazil	Universidade Europeia/ Bilateral Agreement for students exchange
UNIFACS - Universidade Salvador	Brazil	Universidade Europeia/ Bilateral Agreement for students exchange
Centro Universitário do Norte - UNINORTE	Brazil	Universidade Europeia/ Bilateral Agreement for students exchange
Centro Universitário Ritter dos Reis	Brazil	Universidade Europeia/ Bilateral Agreement for students exchange
Universidad Europea	Spain	Universidade Europeia/ Bilateral Agreement of mobility of students and/or staff
Stamford international University	Thailand	Universidade Europeia/ MOU

Sellers’ Group entity / institution	Country	Entity / Type of Agreement
Stamford international University	Thailand	Universidade Europeia/ MOA for students exchange
Universidad Privada del Norte	Peru	Universidade Europeia/ Bilateral Agreement
Universidad Privada del Norte	Peru	Universidade Europeia/ Especific Agreement for students exchange

SCHEDULE 15

INTELLECTUAL PROPERTY

PART 1

EUREKA TRADE MARKS

Trade Mark	Country / Territory	Registration Number	Transferor	Transferee
	European Union	013551049	Education Trademark, B.V.	Universidad Europea de Madrid, S.L.U.
	European Union	015584865	Education Trademark, B.V.	Universidad Europea de Madrid, S.L.U.
	European Union	015584873	Education Trademark, B.V.	Universidad Europea de Madrid, S.L.U.
	European Union	016445942	Education Trademark, B.V.	Universidad Europea de Madrid, S.L.U.
	Morocco	164668	Education Trademark, B.V.	Universidad Europea de Madrid, S.L.U.
	International	1315466	Education Trademark, B.V.	Universidad Europea de Madrid, S.L.U.
	International	1315227	Education Trademark, B.V.	Universidad Europea de Madrid, S.L.U.
	Turkey	2015/05878	Education Trademark, B.V.	Universidad Europea de Madrid, S.L.U.

PART 2

EUREKA DOMAINS

Domain name	Transferor	Transferee
universityofeurope.net	Education Trademark, B.V.	Universidad Europea de Madrid, S.L.U.
universityofeurope.com	Education Trademark, B.V.	Universidad Europea de Madrid, S.L.U.

SIGNATORIES

Signed by	)
INICIATIVAS CULTURALES DE ESPAÑA S.L. acting by its attorney Sean Patrick Mulcahy	)
)
	)	/s/ Sean P. Mulcahy

Signed by	)
LAUREATE I B.V. acting by its attorney Sean Patrick Mulcahy	)
	)	/s/ Sean P. Mulcahy

Signed by	)
for SAMARINDA INVESTMENTS, S.L.	)
	)	/s/ Pedro Lopez